As filed with the Securities and Exchange Commission on January 25, 2017

Registration No. [----]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOLARGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2800	65-0159115
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

BioLargo, Inc.
14921 Chestnut St. Westminster, CA 92683

(949) 643-9540
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:
Christopher A. Wilson, Esq. Gilbert J. Bradshaw, Esq.
Wilson & Oskam, LLP
9110 Irvine Center Drive
Irvine, CA 92618
Tel: (949) 752-1100/Fax: (949) 752-1144 cwilson@wilsonoskam.com

Agents and Corporations, Inc.

1201 Orange Street, Suite 600

Wilmington, DE 19801

(302) 575-0877

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: ☑

i

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares	Conversion/Exercise Price Per Share(2)	Maximum Aggregate Conversion/Exercise Price(1)(2)	Amount of Registration Fee(1)(3)
Shares to be Issued upon Conversion of Outstanding Notes	14,685,105	$0.25-$0.55	$4,963,668(4)	$575.29
Shares to be Issued upon Exercise of Warrants	18,344,771	$0.40-$0.75	$8,662,114	$1,003.94
Shares of Common Stock, par value $0.00067 per share, to be Offered by Selling Stockholders	2,973,832	$0.26	$773,196(5)	$89.61
Total Issued Shares and Shares to Be Issued Pursuant to Conversions	36,003,708	$0.25-$0.75	$14,398,978	$1,668.84

(1)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	The Company’s offerings were conducted with varying “pricing supplements” which varied in price. We provide the range of conversion/exercise prices here.
(3)	Registration fee has been paid via Fedwire.
(4)

The amount represented as the Maximum Conversion/Exercise Price for shares to be issued upon conversion of outstanding notes is comprised of funds already received by the Registrant in conjunction with the sale and issuance of the notes in the years ended December 31, 2015 and December 31, 2016.

(5)

The amount represented as the Maximum Conversion/Exercise Price for shares to be offered by selling stockholders is comprised of funds already received by the Registrant in conjunction with (i) the sale and conversion of convertible notes issued in the years ended December 31, 2015 and December 31, 2016 and (ii) the exercise of warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Since January 23, 2008, our common stock has been quoted on the OTC Markets “OTCQB” marketplace (formerly known as the “OTC Bulletin Board”) under the trading symbol “BLGO”.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated: January 25, 2017

PROSPECTUS

36,003,708 shares of common stock

This prospectus covers 36,003,708 shares of stock that were issued as part of a series of private offerings already completed by the Company. Of that amount: (i) 14,685,105 shares are issuable upon conversion of convertible promissory notes issued to investors in our 2015 Unit Offering, as defined herein, the proceeds for which were received in the years ended December 31, 2015 and 2016; (ii) 18,344,771 shares are issuable upon the exercise of stock purchase warrants issued in conjunction with our 2015 Unit Offering, as defined below; and (iii) 2,973,832 shares are currently issued and outstanding, upon prior conversions of outstanding promissory notes and exercise of stock purchase warrants.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 3 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 25, 2017

Unless otherwise specified, the information in this prospectus is set forth as of January 25, 2017, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this registration statement fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to “BioLargo,” the “company,” “our company,” “we,” “us” and “our,” we mean BioLargo, Inc., a Delaware corporation, and its subsidiaries, BioLargo Life Technologies, Inc., a California corporation, Odor-No-More, Inc., a California corporation, BioLargo Water USA, Inc., a California corporation (and its subsidiary, BioLargo Water, Inc., a Canadian corporation), BioLargo Maritime Solutions, Inc., a California corporation, BioLargo Development Corp., a California corporation, and Clyra Medical Technologies, Inc., a California corporation. This prospectus contains forward-looking statements and information relating to BioLargo. See “Cautionary Note Regarding Forward Looking Statements” on page 9.

Our Company

BioLargo, Inc. is a Delaware corporation.

Our principal executive offices are located at 14921 Chestnut St., Westminster, CA 92683. Our telephone number is (949) 643-9540.

The Registration Statement

This prospectus covers 36,003,708 shares of stock. Of that amount, (i) 14,685,105 shares are issuable upon conversion of convertible promissory notes issued to investors in our 2015 Unit Offering, as defined herein, the proceeds for which were received in the years ended December 31, 2015 and 2016; (ii) 18,344,771 shares are issuable upon the exercise of stock purchase warrants; and (iii) 2,973,832 shares are currently issued and outstanding, upon prior conversions of outstanding promissory notes and exercise of stock purchase warrants.

ABOUT THIS REGISTRATION

Securities Being Registered

Up to 33,029,876 shares of common stock of BioLargo to be issued by BioLargo upon the conversion of already outstanding notes and the exercise of already outstanding warrants to purchase common stock, and 2,973,832 shares to sold by selling stockholders.

Conversion/Exercise Price

The price for the 14,685,105 shares to be issued by the Company upon conversion of the convertible notes is equal to the proceeds received by the Company in 2015 and 2016 for the purchase of those notes, which was $4,963,668, or an average of $0.34 per share; The 18,344,771 shares to be issued by the company upon the exercise of stock purchase warrants equals the exercise price of the warrants which range from $0.25 to $0.75 per share, and average $0.47 per share. The selling stockholders will sell up to 2,973,832 shares of our common stock at prices established on the OTC Electronic Bulletin Board during the term of this registration statement, at prices different than prevailing market prices or at privately negotiated prices.

Terms of the Conversion/Exercise

The terms of the sale of shares of our common stock hereunder were already established by the convertible promissory notes and stock purchase warrants sold pursuant to the 2015 Unit Offering which has already concluded, leaving a number of outstanding warrants and convertible notes which we will register on a continuous basis. For a description of the 2015 Unit Offering terms, see “Description of the Offering.”

Termination of the Offering

The offering will conclude when all the 36,003,708 shares of common stock have been converted/exercised by the note and warrant holders, the underlying shares have been issued by the company and when all 2,973,832 shares have been sold by the selling shareholders.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occur, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to our Business

Our limited operating history makes evaluation of our business difficult.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. Our failure to address these risks and difficulties successfully could seriously harm us.

We have never generated any significant revenues, have a history of losses and cannot assure you that we will ever become or remain profitable.

We have not yet generated any significant revenue from operations, and, accordingly, we have incurred net losses every year since our inception. To date, we have dedicated most of our financial resources to research and development, general and administrative expenses and initial sales and marketing activities. We have funded the majority of our activities through the issuance of convertible debt or equity securities. We anticipate net losses and negative cash flow to continue for the foreseeable future until such time as licensing or operating revenue is generated in sufficient amounts to offset operating losses. Our ability to achieve profitability is dependent upon our continuing research and development, product development, and sales and marketing efforts, and our ability to successfully license our technology. There can be no assurance that our revenues will be sufficient for us to become profitable or thereafter maintain profitability. We may also face unforeseen problems, difficulties, expenses or delays in implementing our business plan.

Our cash requirements are significant. The failure to raise additional capital will have a significant adverse effect on our financial condition and its operations.

Our cash requirements and expenses will continue to be significant. Our net cash used in continuing operations for the years ended December 31, 2014 and 2015 was $1,718,621 and $1,883,342, respectively. These negative cash flows are primarily related to operating losses and, to a lesser extent, fluctuations in working capital items. We continue to use cash in 2017 as it becomes available, and we anticipate that we will require significant additional financing for working capital requirements for the foreseeable future to continue the development, marketing and licensure of our technology and products based on our technology. Although we have been successful in raising funds in the past, there can be no assurance that we will be able to successfully raise funds in the future. The failure to raise additional capital will have a significant adverse effect on our financial condition, our operations and our ability to market and sell our products. Our ability to continue as a going concern is dependent on our ability to raise capital.

From time to time, we issue stock, instead of cash, to pay some of our operating expenses. These issuances are dilutive to our existing stockholders.

We are party to agreements that provide for the payment of, or permit us to pay at our option, securities in consideration for services provided to us. We routinely pay employees, vendors and consultants in stock or stock options, rather than cash, for services provided, and we anticipate doing so in the future. All such issuances are dilutive to our stockholders because they increase (or can increase in the future) the total number of shares of our common stock issued and outstanding, even though such arrangements assist us with managing our cash flow at a time of increasing operating expenses coupled with decreased and further decreasing liquidity.

Our stockholders face further potential dilution in any new financing.

Any additional equity that we raise would dilute the interest of the current stockholders and any persons who may become stockholders before such financing. Given the low price of our common stock, such dilution in any financing of a significant amount could be substantial.

Our stockholders face further potential adverse effects from the terms of any preferred stock that may be issued in the future.

In order to raise capital to meet expenses or to acquire a business, our board of directors may issue additional stock, including preferred stock. Any preferred stock that we may issue may have voting rights, liquidation preferences, redemption rights and other rights, preferences and privileges. The rights of the holders of our common stock will be subject to, and in many respects subordinate to, the rights of the holders of any such preferred stock. Furthermore, such preferred stock may have other rights, including economic rights, senior to our common stock that could have a material adverse effect on the value of our common stock. Preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, can also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company.

There are several specific business opportunities we are considering in further development of our business. None of these opportunities is yet the subject of a definitive agreement, and most or all of these opportunities will require additional funding obligations on our part, for which funding is not currently in place.

In furtherance of our business plan, we are presently considering a number of opportunities to promote our business, to further develop and broaden, and to license, our technology with third parties. While discussions are underway with respect to such opportunities, there are no definitive agreements in place with respect to any of such opportunities at this time. There can be no assurance that any of such opportunities being discussed will result in definitive agreements or, if definitive agreements are entered into, that they will be on terms that are favorable to us.

Moreover, should any of these opportunities result in definitive agreements being executed or consummated, we may be required to expend additional monies above and beyond our current operating budget to promote such endeavors. No such financing is in place at this time for such endeavors, and we cannot assure you that any such financing will be available, or if it is available, whether it will be on terms that are favorable to our company.

The cost of maintaining our public company reporting obligations is high.

We are obligated to maintain our periodic public filings and public reporting requirements, on a timely basis, under the Rules and Regulations of the SEC. In order to meet these obligations, we will need to continue to raise capital. If adequate funds are not available, we will be unable to comply with those requirements and could cease to be qualified to have our stock traded in the public market. As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules adopted by the SEC, has imposed substantial requirements on public companies, including certain corporate governance practices and requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

We expect to incur future losses and may not be able to achieve profitability.

Although we are generating limited revenue from the sale of our products, and we expect to generate revenue from new products we are introducing, and eventually from other license or supply agreements, we anticipate net losses and negative cash flow to continue for the foreseeable future until our products are expanded in the marketplace and they gain broader acceptance by resellers and customers. Our current level of sales is not sufficient to support the financial needs of our business. We cannot predict when or if sales volumes will be sufficiently large to cover our operating expenses. We intend to expand our marketing efforts of our products as financial resources are available, and we intend to continue to expand our research and development efforts. Consequently, we will need to generate significant additional revenue or seek additional financings to fund our operations. This has put a proportionate corresponding demand on capital. Our ability to achieve profitability is dependent upon our efforts to deliver a viable product and our ability to successfully bring it to market, which we are currently pursuing. Although our management is optimistic that we will succeed in licensing our technology, we cannot be certain as to timing or whether we will generate sufficient revenue to be able to operate profitably. If we cannot achieve or sustain profitability, then we may not be able to fund our expected cash needs or continue our operations. If we are not able to devote adequate resources to promote commercialization of our technology, then our business plans will suffer and may fail.

Because we have limited resources to devote to sales, marketing and licensing efforts with respect to our technology, any delay in such efforts may jeopardize future research and development of technologies and commercialization of our technology. Although our management believes that it can finance commercialization efforts through sales of our securities and possibly other capital sources, if we do not successfully bring our technology to market, our ability to generate revenues will be adversely affected.

If we are not able to manage our anticipated growth effectively, we may not become profitable.

We anticipate that expansion will continue to be required to address potential market opportunities for our technology and our products. Our existing infrastructure is limited, is not scalable and will not support future growth, if any. There can be no assurance that we will have the financial resources to create new infrastructure, or that any such infrastructure will be sufficiently scalable to manage future growth, if any. There also can be no assurance that, if we invest in additional infrastructure, we will be effective in expanding our operations or that our systems, procedures or controls will be adequate to support such expansion. In addition, we will need to provide additional sales and support services to our partners if we achieve our anticipated growth with respect to the sale of our technology for various applications. Failure to properly manage an increase in customer demands could result in a material adverse effect on customer satisfaction, our ability to meet our contractual obligations and on our operating results.

Some of the products incorporating our technology will require regulatory approval.

The products in which our technology may be incorporated have both regulated and non-regulated applications. The regulatory approvals for certain applications may be difficult, impossible, time consuming and/or expensive to obtain. While our management believes such approvals can be obtained for the applications contemplated, until those approvals from the FDA or the EPA or other regulatory bodies, if required, at the federal and state levels, as may be required are obtained, we may not be able to generate commercial revenues. Certain specific regulated applications and their use require highly technical analysis and additional third party validation and will require regulatory approvals from organizations like the FDA. Certain applications may also be subject to additional state and local agency regulations, increasing the cost and time associated with commercial strategies. Additionally, most products incorporating our technology that may be sold in the European Union (“EU”) will require EU and possibly also individual country regulatory approval. All such approvals, including additional testing, are time-consuming, expensive and do not have assured outcomes of ultimate regulatory approval.

We need to outsource and rely on third parties for the manufacture of the chemicals, material components or delivery apparatus used in our technology, and part of our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources or capability to manufacture the chemicals that comprise our technology. Our business model calls for the outsourcing of the manufacture of these chemicals in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position and the profitability of our business. Accordingly, we must enter agreements with other companies that can assist us and provide certain capabilities, including sourcing and manufacturing, which we do not possess. We may not be successful in entering into such alliances on favorable terms or at all. Even if we do succeed in securing such agreements, we may not be able to maintain them. Furthermore, any delay in entering into agreements could delay the development and commercialization of our technology or reduce its competitiveness even if it reaches the market. Any such delay related to such future agreements could adversely affect our business.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the commercialization of our technology could be delayed or curtailed.

To the extent that we rely on other companies to manufacture the chemicals used in our technology, or sell or market products incorporating our technology, we will be dependent on the timeliness and effectiveness of their efforts. If any of these parties does not perform its obligations in a timely and effective manner, the commercialization of our technology could be delayed or curtailed because we may not have sufficient financial resources or capabilities to continue such efforts on our own.

We rely on a small number of key supply ingredients in order to manufacture our products.

All of the supply ingredients used to manufacture our products are readily available from multiple suppliers. However, commodity prices for these ingredients can vary significantly, and the margins that we are able to generate could decline if prices rise. If our manufacturing costs rise significantly, we may be forced to raise the prices for our products, which may reduce their acceptance in the marketplace.

If our technology or products incorporating our technology do not gain market acceptance, it is unlikely that we will become profitable.

The potential markets for products into which our technology can be incorporated are rapidly evolving, and we have many successful competitors including some of the largest and most well-established companies in the world (see, herein: “Description of Business—Competition.”) At this time, our technology is unproven in commercial use, and the use of our technology by others, and the sales of our products, is nominal. Although our industrial odor control product, CupriDyne Clean, has been through many commercial trials, few clients have purchased the product and we consider this experience to be early and not complete. The commercial success of products incorporating our technology will depend on the adoption of our technology by commercial and consumer end users in various fields.

Market acceptance may depend on many factors, including:

•	the willingness and ability of consumers and industry partners to adopt new technologies from a company with little or no history in the industry;
•	our ability to convince potential industry partners and consumers that our technology is an attractive alternative to other competing technologies;
•	our ability to obtain the chemicals from third parties that are used in our technology, in sufficient quantities with acceptable quality and at an acceptable cost;
•	our ability to license our technology in a commercially effective manner;

●

our ability to continue to fund operations while our products move through the process of gaining acceptance, prior to the time in which we are able to scale up production to obtain economies of scale; and

●	our ability to overcome brand loyalties.

If products incorporating our technology do not achieve a significant level of market acceptance, then demand for our technology itself may not develop as expected, and in such event, it is unlikely that we will become profitable.

Any revenues that we may earn in the future are unpredictable, and our operating results are likely to fluctuate from quarter to quarter.

We believe that our future operating results will fluctuate due to a variety of factors, including:

•	delays in product development by us or third parties;
•	market acceptance of products incorporating our technology;
•	changes in the demand for, and pricing, of products incorporating our technology;
•	competition and pricing pressure from competitive products; and
•	expenses related to, and the results of, proceedings relating to our intellectual property.

We expect our operating expenses will continue to fluctuate significantly in 2017 and beyond, as we continue our research and development and increase our marketing and licensing activities. Although we expect to generate revenues from licensing our technology in the future, revenues may decline or not grow as anticipated, and our operating results could be substantially harmed for a particular fiscal period. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price most likely would decline.

We have limited product distribution experience, and we rely in part on third parties who may not successfully sell our products.

We have limited product distribution experience and rely in part on product distribution arrangements with third parties. In our future product offerings, we may rely solely on third parties for product sales and distribution. We also plan to license our technology to certain third parties for commercialization of certain applications. We expect to enter into additional distribution agreements and licensing agreements in the future, and we may not be able to enter into these additional agreements on terms that are favorable to us, if at all. In addition, we may have limited or no control over the distribution activities of these third parties. These third parties could sell competing products and may devote insufficient sales efforts to our products. As a result, our future revenues from sales of our products, if any, will depend on the success of the efforts of these third parties.

We may not be able to attract or retain qualified senior personnel.

We believe we are currently able to manage our current business with our existing management team. However, as we expand the scope of our operations, we will need to obtain the full-time services of additional senior management and other personnel. Competition for highly-skilled personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. Our failure to do so could have an adverse effect on our ability to implement our business plan. As we add full-time senior personnel, our overhead expenses for salaries and related items will increase from current levels and, depending upon the number of personnel we hire and their compensation packages, these increases could be substantial.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve profitability.

Our future success is substantially dependent on the efforts of our senior management, particularly Dennis P. Calvert, our president and chief executive officer, and Kenneth Reay Code, our chief science officer. The loss of the services of either of these officers or other members of our senior management may significantly delay or prevent the achievement of product development and other business objectives. Because of the scientific nature of our business, we depend substantially on our ability to attract and retain qualified marketing, scientific and technical personnel. There is intense competition among specialized and technologically-oriented companies for qualified personnel in the areas of our activities. If we lose the services of, or do not successfully recruit, key marketing, scientific and technical personnel, then the growth of our business could be substantially impaired. At present, we do not maintain key man insurance for any of our senior management, although management is evaluating the potential of securing this type of insurance in the future as may be available.

Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on nondisclosure agreements with our employees, potential licensing partners, potential manufacturing partners, testing facilities, universities, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

We may become subject to product liability claims.

As a business that manufactures and markets products for use by consumers and institutions, we may become liable for any damage caused by our products, whether used in the manner intended or not. Any such claim of liability, whether meritorious or not, could be time-consuming and/or result in costly litigation. Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above and may not be adequate to indemnify for all liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business and operating results, and you may lose some or all of any investment you have made, or may make, in our company.

Litigation or the actions of regulatory authorities may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur major expenditures and distract our management. For example, lawsuits by employees, former employees, shareholders, partners, customers or others, or actions taken by regulatory authorities, could be very costly and substantially disrupt our business. Such lawsuits or actions could from time to time be filed against our company and/or or our executive officers and directors. Such lawsuits and actions are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or actions on terms favorable to our company.

If we suffer negative publicity concerning the safety or efficacy of our products, our sales may be harmed.

If concerns should arise about the safety or efficacy of any of our products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for those products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not those claims are supported by applicable law.

The licensing of our technology or the manufacture, use or sale of products incorporating our technology may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;
•	encounter significant delays in marketing our current and proposed product candidates;
•	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;
•	lose patent protection for our inventions and products; or
•	find our patents are unenforceable, invalid or have a reduced scope of protection.

Parties making such claims may be able to obtain injunctive relief that could effectively block our company’s ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm our company. Litigation, regardless of outcome, could result in substantial cost to, and a diversion of efforts by, our company.

Our patents are expensive to maintain, our patent applications are expensive to prosecute, and thus we are unable to file for patent protection in many countries.

Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. Pending patent applications relating to our technology may not result in the issuance of any patents or any issued patents that will offer protection against competitors with similar technology. We must employ patent attorneys to prosecute our patent applications both in the United States and internationally. International patent protection requires the retention of patent counsel and the payment of patent application fees in each foreign country in which we desire patent protection, on or before filing deadlines set forth by the International Patent Cooperation Treaty (“PCT”). We therefore choose to file patent applications only in foreign countries where we believe the commercial opportunities require it, considering our available financial resources and the needs for our technology. This has resulted, and will continue to result, in the irrevocable loss of patent rights in all but a few foreign jurisdictions.

Patents we receive may be challenged, invalidated or circumvented in the future, or the rights created by those patents may not provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We are subject to risks related to future business outside of the United States.

Over time, we may develop business relationships outside of North America, and as those efforts are pursued, we will face risks related to those relationships such as:

•	foreign currency fluctuations;
•	unstable political, economic, financial and market conditions;
•	import and export license requirements;
•	trade restrictions;
•	increases in tariffs and taxes;
•	high levels of inflation;
•	restrictions on repatriating foreign profits back to the United States;
•	greater difficulty collecting accounts receivable and longer payment cycles;
•	less favorable intellectual property laws, and the lack of intellectual property legal protection;
•	regulatory requirements;
•	unfamiliarity with foreign laws and regulations; and
•	changes in labor conditions and difficulties in staffing and managing international operations.

The volatility of certain raw material costs may adversely affect operations and competitive price advantages for products that incorporate our technology.

Most of the chemicals and other key materials that we use in our business, such as minerals, fiber materials and packaging materials, are neither generally scarce nor price sensitive, but prices for such chemicals and materials can be cyclical. Super Absorbent Polymer (SAP) beads, which are a petrochemical derivative, have been subject to periodic scarcity and price volatility from time to time during recent years, although prices are relatively stable at present. Should the volume of our sales increase dramatically, we may have difficulty obtaining SAP beads or other raw materials at a favorable price. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. We try to minimize the effect of price increases through production efficiency and the use of alternative suppliers. If we are unable to minimize the effects of increased raw material costs, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Certain of our products sales historically have been highly impacted by fluctuations in seasons and weather.

Industrial odor control products have proven highly effective in controlling volatile organic compounds that are released as vapors produced by decomposing waste material. Such vapors are produced with the highest degree of intensity in temperatures between 40 degrees Fahrenheit (5 degrees Celcius) and 140 degrees Fahrenheit (60 degrees Celcius). When weather patterns are cold or in times of precipitation, our clients are less prone to use our products, presumably because such vapors are less noticeable or, in the case of precipitation, can be washed away or altered. This leads to unpredictability in use and sales patterns.

Risks Relating to our Common Stock

Our common stock is thinly traded and largely illiquid.

Our stock is currently quoted on the OTC Markets (OTCQB). Being quoted on the OTCQB has made it more difficult to buy or sell our stock and from time to time has led to a significant decline in the frequency of trades and trading volume. Continued trading on the OTCQB will also likely adversely affect our ability to obtain financing in the future due to the decreased liquidity of our shares and other restrictions that certain investors have for investing in OTCQB traded securities. While we intend to seek listing on the Nasdaq Stock Market (“Nasdaq”) or another stock exchange when our company is eligible, there can be no assurance when or if our common stock will be listed on Nasdaq or another stock exchange.

The market price of our stock is subject to volatility.

Because our stock is thinly traded, its price can change dramatically over short periods, even in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk. The market price of our common stock could fluctuate widely in response to many factors, including:

•	developments with respect to patents or proprietary rights;
•	announcements of technological innovations by us or our competitors;
•	announcements of new products or new contracts by us or our competitors;
•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;
•	changes in financial estimates by securities analysts and whether any future earnings of ours meet or exceed such estimates;
•	conditions and trends in our industry;
•	new accounting standards;
•	general economic, political and market conditions and other factors; and
•	the occurrence of any of the risks described in this prospectus.

You may have difficulty selling our shares because they are deemed “penny stocks”.

Because our common stock is not quoted on the Nasdaq National Market or Nasdaq Capital Market or listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, which we expect for the foreseeable future, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer and current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell their shares.

Because our shares are deemed “penny stocks,” new rules make it more difficult to remove restrictive legends.

Rules put in place by the Financial Industry Regulatory Authority (FINRA) require broker-dealers to perform due diligence before depositing unrestricted common shares of penny stocks, and as such, some broker-dealers, including large national firms, are refusing to deposit previously restricted common shares of penny stocks. As such, it may be more difficult for purchases of shares in our private securities offerings to deposit the shares with broker-dealers and sell those shares on the open market.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of shares upon the conversion of the convertible notes or upon the sale of the shares to be sold by the selling shareholders. We will receive the exercise price of the warrants as the warrant holders exercise their warrants (none of the warrants have cashless exercise rights). If all warrants were exercised, the company would receive $8,662,114. There can be no assurance that the warrants will be exercised prior to their expiration dates as set forth below. We anticipate that, if the trading prices for our common stock on the OTCQB remains above the exercise price of the warrants, most warrants will be exercised. We anticipate the proceeds will generally be used as detailed below. The estimate set forth below is not intended to represent the order of priority in which the proceeds may be applied.

Estimated Uses of Proceeds for a Maximum Conversion and Exercise

	20% of Maximum Conversion/Exercise		Maximum Conversion/Exercise
Use	Dollar Amount	Percentage of Gross Proceeds	Dollar Amount	Percentage of Gross Proceeds
Research and Development	$200,000	11.54%	$1,000,000	11.54%
Engineering	$180,000	10.39%	$900,000	10.39%
Inventory	$100,000	5.77%	$500,000	5.77%
Independent Validations	$60,000	3.46%	$300,000	3.46%
Marketing and Business Development	$300,000	17.32%	$1,500,000	17.32%
Staffing	$300,000	17.32%	$1,500,000	17.32%
Commercial Trials	$120,000	6.93%	$600,000	6.93%
Accounting, Audit and Legal	$15,000	0.87%	$75,000	0.87%
Working Capital	$457,423	26.40%	$2,287,114	26.40%
Gross Proceeds from the Conversion/Exercise	$1,732,423	100.0%	$8,662,114	100.0%

Research and Development – To fully develop our business plan, we intend to continue researching and developing the design, optimization and manufacture of our products and inventions. For these purposes, we intend to use approximately $1,000,000 to fund our research and the development of our AOS.

Engineering– If we achieve the Maximum Conversion/Exercise, we anticipate using $900,000 to further scale-up and refine the Engineering of our AOS so that it is validated use in large-scale industrial operations.

Inventory- If we achieve the Maximum Conversion/Exercise, we intend to use approximately $500,000 to purchase more Inventory to support sales of our industrial odor control product and the AOS.

Independent Validation- If we achieve the Maximum Conversion/Exercise, we intend to use approximately $300,000 for independent validation of our industrial odor control products and our AOS.

Marketing and Business Development– If we achieve the Maximum Conversion/Exercise, we intend to use approximately $1,500,000 to put together a domestic and international sales team dedicated to our marketing and business development strategies, focusing on marketing our products directly to wholesalers, partners, and to promoting our technology.

Staffing-. If we achieve the Maximum Conversion/Exercise, we intend to use approximately $1,500,000 for staffing. We intend to focus on increasing our marketing, sales, science and engineering team members to support our water treatment sales, design, implementation and business development efforts and our industrial odor control sales efforts.

Commercial Trials- If we achieve the Maximum Conversion/Exercise, we intend to use approximately $600,000 for producing our Commercial Trials with prospective customers for our AOS.

Accounting, Audit and Legal –We have certain cost related to accounting, auditing and legal fees. If we achieve the Maximum Conversion/Exercise, we intend to use $75,000 to cover such costs. With future financing needs, we believe we will incur additional audit and legal costs.

Working Capital – We intend to use a portion of the proceeds – equivalent to $2,287,114– to fund our working capital and capital expenditure requirements.

The foregoing represents our best estimate as to how the proceeds of the Conversion/Exercise will be expended. We reserve the right to redirect any portion of the funds either among the items referred to above, or such other projects as our management considers to be in our best interest.

Our board of directors and management will have broad discretion in allocating the net proceeds of this conversion and exercise for different purposes. We anticipate using such proceeds primarily to fund product research and development, manufacturing and regulatory compliance and for general corporate purposes, sales and marketing, professional fees and other working capital requirements. Pending the application of the proceeds to such uses, we will hold the proceeds as cash in our company’s operating bank accounts or invest the proceeds in short-term U.S. government securities.

DIVIDEND POLICY

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2016.

SEPTEMBER 30, 2016
Current convertible notes payable, net of discount	$201,174
Long-term debt
Convertible notes payable, net of discount	1,277,771
Line of credit, net of discount	18,655
Total long-term debt	1,296,426
Total Debt	$1,497,600

$-
Total stockholders’ deficit	(160,094)

Total capitalization	$1,337,506

DILUTION

The net tangible book value of our company as of September 30, 2016 was $(171,061) or approximately $(0.002) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

The outstanding shares calculated as of January 24, 2017 is 94,730,280 and our stock price closed at $0.74 per share, making our market capitalization $70,100,407.

If all the convertible notes subject to this registration are converted into common stock, and all the warrants subject to this registration are exercised, our number of outstanding shares would increase by 36,003,708 shares and our market capitalization, based on $0.74 per share, would increase by $26,642,744 to $96,743,151.

In addition to the convertible notes and warrants subject to this registration, we have other convertible notes, warrants, and options outstanding not subject to this registration. If all the outstanding securities not subject to this registration were converted and exercised, our number of outstanding shares would increase by an additional 25,459,459 shares, increasing our market capitalization, based on $0.74 per share, by $18,840,000, to $115,583,151.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Since January 23, 2008, our common stock has been quoted on the OTC Markets “OTCQB” marketplace (formerly known as the “OTC Bulletin Board”) under the trading symbol “BLGO”.

The table below represents the quarterly high and low closing prices of our common stock for the last two fiscal years as reported by www.otcmarkets.com.

	2014		2015		2016
	High	Low	High	Low	High	Low
First Quarter	$0.54	$0.24	$0.46	$0.27	$0.56	$0.29
Second Quarter	$1.09	$0.36	$0.39	$0.26	$0.48	$0.31
Third Quarter	$0.83	$0.45	$0.72	$0.30	$0.96	$0.40
Fourth Quarter	$0.53	$0.31	$0.66	$0.43	$0.90	$0.62

The closing bid price for our common stock on January 24, 2017, was $0.74 per share.

Holders of our Common Stock

As of January 24, 2017, 94,730,280 shares of our common stock were outstanding and held of record by 678 stockholders of record. We believe that the number of beneficial owners is substantially higher than this amount.

Dividends

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information as of September 30, 2016

	Number of securities
	to be issued upon	Weighted average	Number of
	exercise of	exercise price of	securities
	outstanding options,	outstanding options,	remaining available
Plan category	warrants and rights	warrants and rights	for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	10,241,086	$0.44	1,758,914
Equity compensation plans not approved by security holders (2)	19,394,972	0.40	n/a
Total	29,636,058	$0.41	1,758,914

(1)

We have one equity compensation plan approved by our stockholders – the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan was adopted by our board of directors on August 7, 2007 and approved by our stockholders at the 2007 Annual Meeting of Stockholders on September 6, 2007, and amended by our stockholders in 2011. Upon the adoption of the 2007 Plan, a prior plan approved in 2004 was frozen and no further grants will be made under that plan. It currently allows the issuance of a maximum aggregate 12,000,000 shares.

(2)	This includes various issuances to specific individuals either as a conversion of un-paid obligations pursuant to a plan adopted by our board of directors, or as part of their agreement for services.

DESCRIPTION OF BUSINESS

Our Company

BioLargo, Inc. is a corporation organized under the laws of the state of Delaware. Since January 23, 2008, our common stock has been quoted on the OTC Bulletin Board (now called the OTCQB – the OTC Markets “Venture Marketplace”) under the trading symbol “BLGO”.

In January 2006, we formed BioLargo Life Technologies, Inc., as a wholly owned subsidiary, to hold our intellectual property. In January 2010, we began operating Odor-No-More, Inc., as a wholly owned subsidiary, to manufacture, market, sell and distribute our Odor-No-More product line. In 2012, we formed Clyra Medical Technologies, Inc. to develop and market medical products based on our technology. As of December 31, 2016, we own 54% of Clyra. In 2013, we formed BioLargo Water USA, Inc. to develop and market our AOS water filter technology. On January 10, 2014, we formed a Canadian subsidiary, BioLargo Water, Inc., wholly owned by Biolargo Water USA, Inc. On April 25, 2014, we formed BioLargo Maritime Solutions, Inc. to organize and evaluate business opportunities in and around the maritime industry for our technologies.

When we refer in this prospectus to “BioLargo,” the “company,” “our company,” “we,” “us” and “our,” we mean BioLargo, Inc., a Delaware corporation, and its subsidiaries, BioLargo Life Technologies, Inc., a California corporation, Odor-No-More, Inc., a California corporation, BioLargo Water USA, Inc., a California corporation, BioLargo Maritime Solutions, Inc., a California corporation, and Clyra Medical Technologies, Inc., a California corporation.

Our corporate offices are located at 14921 Chestnut St., Westminster, CA 92683. Our telephone number is (949) 643-9540. Our principal corporate website is www.BioLargo.com. We also maintain a blog at www.biolargo.blogspot.com. Several of our products are offered at www.odornomore.com, www.cupridyne.com, www.naturesbestsolution.com and www.deodorallsport.com. We also maintain www.clyramedical.com and www.biolargowater.com. The information on our websites and blog is not, and shall not be deemed to be, a part of this prospectus.

Our Business

Our goal is to make life better by delivering sustainable technology-based products that help solve some of the most widespread problems threatening the world's supply of water, food, agriculture, healthcare and energy. We create and refine intellectual property that forms a foundation from which to build and create break-through products and technology for licensure to commercial partners. Our products harness the power of iodine – “Nature’s Best Solution” – to eliminate contaminants that threaten our water, our health and our quality of life.

We invent, patent, prove and partner – to create best-of-class products and technology for commercialization as we build value for our stockholders and deliver benefits to our world.

Invent – Three Platform Technologies

We feature three patent protected platform technologies with diverse product opportunities across multiple industries – the Advanced Oxidation System (“AOS”), CupriDyne and Isan. Each features the use of the all-natural iodine molecule. While they all use iodine, they are quite different in terms of the methods by which they exploit the use of iodine and the form and composition of iodine used, and therefore their function and value proposition can be quite different for each commercial application.

AOS

The AOS is our invention that combines iodine, water filter materials and electricity within a water treatment device. Our AOS generates extremely high oxidation potential within the device to achieve extremely high rates of disinfection to eliminate infectious biological pathogens like Salmonella enterica, Listeria monocytogenes and Escherichia coli, as well as a model virus Bacteriophage T4. It is also able to oxidize and break-down, or otherwise eliminate, soluble organic contaminants like acids, solvents, sulfur compounds, oil and gas by-products, and pharmaceutical by-products commonly found in a wide variety of contaminated water sources. The AOS’ extremely high oxidation potential, generated using extremely low levels of energy is the key.

The term “oxidation potential” refers to the measure of the performance by which an oxidant is able to “break down” a material through removing electrons, and sometimes by the addition of oxygen. Two commonly understood examples of oxidation are: the rusting of a shipyard anchor by salty air, and the breakdown and conversion of wood into ash by fire and oxygen. The key to our AOS is its ability to generate extremely high oxidation potential in a continuous flow device that attacks contaminants in water flowing through it. The extremely high oxidation potential enables the AOS to achieve disinfection performance results that some researchers at the University of Alberta refer to as “unprecedented.” Aside from its measurably superior disinfection rates, the AOS also boasts substantially lower power consumption rates than competing advanced water treatment technologies such as UV, electro-chlorination, or ozonation. For some applications, it is this value proposition that sets the AOS technology above other water treatment options, as the AOS may allow safe and reliable water treatment for a fraction of the cost of its competitors, and may even enable advanced water treatment in applications where it would have otherwise been prohibitively costly. Our AOS embodies a break-through in science which led to BioLargo's co-founding of multi-year research chair whose goal was to solve the contaminated water issues associated with the Canadian Oil Sands at the University of Alberta Department of Engineering in conjunction with the top five oil companies in Canada, the regional water district, and various environmental agencies of the Canadian government. Our work is continually expanding into a number of commercial applications with a key focus on food processing, agriculture, and oil and gas. We are also at the early stages of pursuing opportunities in the maritime industry. We are evaluating new opportunities in the storm drain recapture / recycling, and drinking water. Our AOS is an award-winning invention that is supported by science and engineering financial support and grants from various federal and provincial funding agencies in Canada. Financial support is expanding concurrently with ongoing work to commercially develop the latest AOS designs. We believe the AOS has an important and substantial commercial opportunity in every segment of the water treatment industry.

Following extensive validation testing and refinement of the basic operating system, we have begun a commercial prototype development project, the next step leading to a product ready for commercial markets. The project is being executed in collaboration with technical personnel at the Northern Alberta Institute of Technology (“NAIT”)'s Center for Sensors and Systems Integration and with NAIT's Applied Bio/Nanotechnology Industrial Research Chair. Bolstered by financial support provided by the Alberta Innovates nanoPDP program, this project is focused on the development of a first-generation prototype system that incorporates a sensor platform to monitor various water parameters through online real-time data acquisition. The first “Alpha” prototype of the AOS was delivered at our annual technical symposium this past August. This Alpha AOS system enables further scale up and testing in industrial settings and work has commenced to develop a “Beta” unit for first stage commercial trials. Once this Beta prototype development phase is complete, we intend to focus on producing multiple commercial ready pilot units for testing with various interested industrial clients and on securing regulatory approvals where required.

Our AOS is being developed as a flexible modular system to allow for a wide variety of sizes, configurations and functional uses to be deployed to meet a wide variety of unique and special requirements of customers across a wide range of industries.

CupriDyne® Technology

Our CupriDyne technology is used to efficiently deliver iodine in various products. It can be delivered in any physical form and can be combined with other ingredients, such as fragrances in our odor control products, and surfactants in our stain removal and odor control products. Additional ingredients can often be added without sacrificing its practical and safe functions as well its oxidation potential. Our product designs include liquids, sprays, gels, powders, coatings and absorbents.

Safety and efficacy are key for CupriDyne. Each of our product designs delivers iodine safely, and precisely, to achieve effective odor control, stain-removal, or surface washing, and in some applications at high doses, broad-spectrum disinfection. CupriDyne’s primary ingredients, as well as reaction by-products, are “generally recognized as safe” (“G.R.A.S”) by the U.S. Food and Drug Administration as food additives in their basic forms. CupriDyne’s commercial product opportunities are diverse and we have an extensive menu of product designs in various stages of commercialization and licensure development, discussed in detail below in the “Commercial, Household and Personal Care Products” section.

We believe CupriDyne is unique. The iodine most of us are familiar with, sold in pharmacies and used by hospitals, has severe limitations – it is considered toxic, causes staining and contains a limited dose of the active oxidizing ingredient. Our CupriDyne technology, on the other hand, directly addresses many of these shortcomings – it delivers iodine’s oxidizing ingredient (“free iodine”) with precision, ranging from very small doses up to very large doses with more than 30 times the performance of chlorine. We can deliver iodine that is both non-toxic and non-staining, thus extending its usefulness well beyond historical product applications.

Our CupriDyne technology is flexible, allowing product designs to incorporate varying dosing levels. Some product designs focus on odor, and do not act as "disinfectants". Some product designs do, and would require regulatory approval to make such claims.

Isan System

The Isan System is a reliable and efficient automated iodine dosing system. It is the winner of a Top 50 Water Technology Award by the Artemis Project and a Dupont Innovation Award. Its precise dosing combined with a straight-forward “set-it-and-forget-it” automated computer controlled system are the keys to its success. The system features controlled measuring, flow rate, dosing and iodine extraction/removal technology as well as an automatic tracking system that precisely delivers iodine in calibrated doses into a water steam or container of water. The Isan system has been proven to substantially reduce the incidence of fungal growth, spoilage, microorganisms and pathogens in water and on food. The system is capable of functioning at the high flow rates commensurate with industrial disinfection needs.

First developed in Australia, the Isan system was initially registered with the Australian Pesticides and Veterinary Medicines Authority (“APVMA”) and Food Standards Australia and New Zealand (“FSANZ”) in Australia and New Zealand. The system has meaningful applications and commercial value in any industry that can benefit from precise and effecting dosing of iodine in water, such as: agriculture, food production and processing, manufacturing, industrial water processes and irrigation supply.

Prove - a Continual Process

We have invested time and money in a wide array of third party testing, side-by-side comparisons and third party verifications to support our most important technical claims. The basic attributes of iodine are well understood by science and industry. We believe our three technologies substantiate the following bold claims:

●	AOS - when we internally compared it to the best of class competition it appears that we are:

■	More effective

■	Less costly

■	Faster

●	CupriDyne

■	Generally Accepted As Safe (G.R.A.S.) – ingredients and by products are GRAS according to the FDA.

■	Broad spectrum disinfection

■	Potent (less than 1/20th the dose of chlorine to achieve similar results)

■	Thorough odor elimination

■	Non-toxic and gentle

■	Increases holding power of absorbents by up to six times

■	Promotes rapid healing (animal care products)

■	De-scaling

■	Eliminates Sulfur compounds, Ammonia, Fatty Acids, Mercaptans

■	Enhanced flocculation

■	Nutritive

●	Isan System

■	More precise iodine dosing

■	Anti-bacterial, anti-fungal, anti-viral

■	Effective against top five plant pathogens

■	Promotes extended shelf-life

■	Enhances root growth and foliage growth for healthier plants

Partner – a Smart Strategic Decision

We seek to develop commercial partnerships with other companies who will partner with us and pay us for a negotiated contractual right to use our intellectual property (patents, formulas, designs, claims, know-how, secrets) in order to expand their business for their own commercial purposes. In those instances, we seek a reasonable deposit, a minimum commitment to volume, some territorial rights and a percentage of sales for a mutually agreeable term and territory. We believe this licensing model will prove successful and meaningful for our company.

We have chosen to focus on business opportunities that we believe have some combination of the following attributes: a compelling commercial advantage, our products out-perform competing products, market segments in which we have the talent and resources or opportunity to succeed in executing our business plans and uses where we can identify a compelling cost savings or value offering to increase market share.

We choose to pursue a licensing strategy for its obvious and well-understood high margins, potential for explosive revenue potential and capital conserving features. While this business model can also be highly dependent upon macro-economic factors like the relative stability of the national and international economy as well as the cyclical nature of business, politics and climate for innovation and competing technical advances, we believe this is the most appropriate strategy for our company. When our commercial licensing partners are under financial pressure from macro-economic and political circumstances, including reorganizations, recapitalization or consolidation, they hold on to capital and are less likely to take any risk for new product offerings.

While we have waited out many of the uncertainties of the macro-economic marketplace, we have advanced our commercial purposes and made investments in various aspects of product design, marketing and distribution, but only at an early stage and small level. In those instances, we consider these efforts to be a prelude to an ultimate licensing strategy. This strategy has been slower than we prefer. However, it has created a substantial level of diversification and breadth of potential revenue streams that we believe can and will generate meaningful revenues as they find traction in the marketplace. As we improve our access to capital, strengthen our balance sheet and can begin to generate meaningful cash flow, we believe those commercial opportunities will generate revenue for years to come as our products find their way into the marketplace.

In many situations, our potential licensing partners would prefer that we advance products all the way through proof of claim, manufacturing, market acceptance, well-established distribution and commercial success. While this is obvious, can be intriguing, and the relative benefits that would accrue to our valuation are clear, the risks of failure are equally high, and this strategy would require substantially more capital than we have been able to secure during what many believe has been one of the most economically uncertain times in modern history. Therefore, we have chosen to invest our time and resources where we find leverage to move forward, knowing that our technical claims are proven, they are patented and that each product design has a high probability of success to find a partner and generate meaningful returns on our invested capital as our targeted licensing partners seek to deploy capital assets and begin taking advantage of our offering for their own commercial advancements.

Although our technology has commercial applications within many industries, we are focusing our efforts in four areas: water treatment; industrial odor control applications; commercial, household and personal care products (“CHAPP”); and “advanced wound care.”

Within these broad categories, we also narrow our product focus to exploit opportunities that we believe are of high value to potential customers and that present commercially significant opportunities.

We have a number of examples of strategic alliance or partnering initiatives whereby we are advancing both our science, our patents, our proof of claims, field trials and our commercial opportunities. There are a number of noteworthy examples:

The University of Alberta

We are engaged in a cooperative research relationship with the University of Alberta and its researchers in Edmonton, Canada. The offices and lab of our Canadian subsidiary, BioLargo Water, Inc., and our staff researchers, are located within the University of Alberta research center at Agri-Food Discovery Place. We are able to utilize the extensive resources of the University and its researchers on a contract for hire basis as needed. We work closely with the Department of Agricultural, Food and Nutritional Science at the University of Alberta and its Department of Engineering, and partner with University professors on government and industry sponsored financial awards and grants to support our ongoing research and development as we refine the AOS in preparation of commercial pilots and commercial designs. We have received over 30 grants thus far. Generally, the financial awards take on two common themes: first, science and engineering grants in which the University of Alberta is the primary recipient and contracting party with the grant agency to support work on and around our technology; and second, direct grants in which our Canadian subsidiary is the contracting party to support ongoing science and engineering to advance our AOS towards commercialization, sometimes supporting the work of PhD students at the University. In both cases, the financial awards support much, but not all, of the research budget and related costs. Our research arrangement with the University has three high value propositions for BioLargo: (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs and (iii) independent and credible validation of our technical claims. Grant revenue recorded by BioLargo totaled $99,122 during the year ended December 31, 2015.

Clarion Water

On August 18, 2014, we entered into a manufacturing and distribution license agreement for our Isan® system with Clarion Water, a new operating division of InsulTech Manufacturing, LLC (www.insultech.com), the latter of which has over 20 years of commercial success around the globe representing hundreds of millions in sales of technical products to Fortune 100 companies.

Owned in equal parts by BioLargo, Inc. and Peter Holdings, Ltd. through a joint venture agreement, the Isan system leverages the power of iodine to provide the world’s most effective disinfection dosing systems. It has been referred to as one of the most important technical advancements in food safety in the past 20 years. It won a “top 50 water company award” by the Artemis Project in 2010 and a DuPont Innovation Award for its excellence in science and innovation in 2004.

Per the terms of our license agreement, Clarion received the exclusive global manufacturing and distribution rights to the Isan system and use of all historical data to support its commercial focus. Clarion is obligated to pay BioLargo royalties on revenue equal to 10% paid quarterly in arrears. As we jointly own the Isan System with Peter Holdings, Ltd., any royalties we receive would be shared equally with Peter Holdings, Ltd. There are no minimum royalty payments for the first two years, but at year three (beginning July 1, 2016), to continue with exclusive rights, the minimum royalties were $50,000 per quarter, at year four $75,000 per quarter, and at year five and onward $100,000 per quarter. Clarion has elected not to make these minimum payments. The intellectual property subject to the license agreement includes all intellectual property related to the Isan System, including all patents, trademarks, proprietary knowledge and other similar know-how or rights relating to or arising out of the Isan System or the patents related to the Isan System. The agreement contains other terms and conditions typically found in intellectual property license agreements.

BioLargo received a royalty advance of $100,000 upon execution of a letter of intent in February of 2014. Of this advance, $45,000 was paid to Peter Holdings, Ltd. under our joint venture agreement. BioLargo retains certain marketing rights to help develop clients for Clarion.

Since licensing the technology from BioLargo , Clarion has completed a comprehensive technical and engineering update to the Isan System, featuring a new automated touch screen user interface, enhanced security, enhanced control features for increased monitoring and sensing, and adding automated functionality providing users unmatched flexibility, reliability and control over this state-of-the-art disinfectant delivery system, and begun commercial trials. In 2016, it received approval from the U.S. Environmental Protection Agency for use of Isan generated iodine, “BioMax A”, as it is delivered in poultry drinking water. Clarion has begun the process of expanding the approved uses under its EPA registration.

Clarion continues to pursue commercial opportunities for the Isan system. They have recently identified two distributors to work with directly to establish sales and customer trials. BioLargo and Peter Holdings have agreed to cooperate as Clarion more narrowly and precisely determines its commercial focus. Clarion has further offered to serve as a manufacturer of the Isan system for business opportunities that may develop for BioLargo in the future. While it narrows its commercial focus, Clarion has determined not to make further minimum payments under the license agreement and is operating on a non-exclusive basis. This election does not affect Clarion’s obligation to pay royalties on sales.

Downeast Logistics

In late 2013, we entered into a cooperative selling and distribution agreement with Downeast Logistics, a certified “Service-Disabled Veteran-Owned Small Business” (SDVOSB), as our distribution partner to facilitate our first order to the US Government. Downeast has been instrumental in developing ongoing sales to the United States Military. We have six products with unique “National Stocking Numbers.”

In March 2016, two of our product lines (consisting of 9 SKUs) of Nature’s Best Science products were awarded a five-year U.S. General Services Administration (GSA) supply contract, under schedule 65IIA for medical equipment and supplies. The award opens up access to these products through “GSA Advantage,” the online shopping and ordering system that provides government agencies access to thousands of contractors and millions of supplies (products) and services. We intend to apply for inclusion of additional existing and future products into GSA Advantage, including our industrial odor control product, CupriDyne Clean. In December of 2016 these same product lines as well as our CupriDyne Clean Industrial Odor Eliminator were accepted to the DOD eMALL which is another purchasing portal for the Defense Department and other State and Federal agencies. As of this date our products are approved for sale and available to all branches of government at the federal, state and local levels through 5 different purchasing portals.

Industrial Odor Control - CupriDyne Clean

In 2015 and 2016 we were invited by a number of potential customers to design a product for the industrial odor control industry segment and to begin trials for an odor control product in large-scale operations. As a result of these efforts, we have branded a product “CupriDyne Clean”, a non-staining and colorless blend of micronutrients designed for odor control. CupriDyne Clean has proven extremely effective at oxidizing volatile organic compounds (gases), while maintaining its low cost, safety and easy to use features. It is dispensed through atomization systems, portable sprayers and water trucks. CupriDyne Clean is highly effective at eliminating odorous gases, and is safe for use on a host of surfaces including the air, soils, metals, concrete and asphalt, docks, floors, walls, feed and water receptacles, waste receptacles, tanks, bins, liners and dumpsters. It can be delivered with or without fragrances since fragrances are not required for it to achieve odor elimination. The product is available in liquids and powders offered in various sizes for industrial uses and is ideal for waste transfer stations, composting facilities, landfill operations, sewage plants and lift stations, food processing plants and animal enclosures. In principle, any operations that must contend with gaseous odors generated from organic matter and decay, including the natural release of VOCs from this decay, can benefit by using CupriDyne Clean. Existing and prospective customers, as well as experts from these markets, tell us that effective odor control for these prospective customer groups is among the top on a list of priorities in their daily operations and their commitment to serve their local communities where they operate.

Our sales efforts and marketing activities of CupriDyne Clean are increasing. We continue to further develop and refine our new customer trial program, attend industry conferences, join trade associations, advertise, and recruit leaders from these industries to help us refine, focus and break through to commercial success. We unconditionally guarantee each sale for complete satisfaction by the customer. In May 2016, we secured our first orders for CupriDyne Clean for the use at a Southern California waste handling facility. During the remainder of 2016 we conducted multiple customer trials with local, regional and national companies and municipalities in the waste handling industry. We continue to schedule customer trials in 2017. We now have multiple customers and continue to develop new agents and distributor relationships. We are targeting national approved vendor status with a number of large corporate accounts. We believe these relationships, and their ultimate successful creation, are critical to the long-term, commercial success of CupriDyne Clean. The response from our trial work with potential customers tell us that the product works better than any product they have used and is cost effective. They all indicate a desire to purchase and use the product. As exciting and validating as these trials are, we are still required to navigate what can sometimes be a time consuming and laborious task to bring trial customers into a final completed purchase order, especially with the larger multi-national customers and municipalities. These efforts are time consuming and continuing.

Multinationals and Mid-Level Industry Participants

We held our first technical symposium held in August 2015 where we had more than 30 attendees representing industry, academia and funding agencies. We held a second technical symposium in August of 2016 to showcase the refinements to the technology, data showing efficacy, our “Alpha” AOS filter, and our first commercial prototype being designed and assembled by the Northern Alberta Institute of Technology. We have entered into technical non-disclosure agreements with multi-national and regional companies to evaluate AOS and discuss potential strategic alliances. Many of these companies have expressed interest in our technology as we finalize our commercial ready design. The technical claims we have put forth are well received. The focus of discussions in most cases has moved from efficacy, which is accepted, to a business case discussion relative to capital and time to market and the potential return on investment. While these discussions are ongoing, we continue to advance our science and proven claims. We are highly encouraged that AOS has an important role in commerce.

Strategic Alliances and Engineering Support

In October 2016 we engaged CB&I to support implementation of our AOS and provide independent performance verification. We also are evaluating various commercial opportunities where the combination of CB&I services and BioLargo technologies (AOS, ISAN and CupriDyne Clean products), that can work together to serve client needs. In late 2016 we established a new relationship with Carollo Engineering. Carollo is one of the largest engineering firms in the United States dedicated solely to water related engineering. Carollo will be working with BioLargo to provide independent third party oversight of some initial demonstration testing of AOS.

Commercial, Household and Personal Care Products

CHAPP includes broad product categories and many opportunities for the application of our technologies. It is defined by the ability to utilize similar, if not identical, consumption products in multiple market segments. Detergents, single use absorbents, wipes, products that provide odor or infection control and stain removal all fall within this category. Packaging ranges from consumer sizes of a few ounces to bulk packaging for commercial or industrial use. We are currently marketing products in this category under four brands – Odor-No-More, Nature’s Best Solution, Deodorall and NBS. Our primary product offerings include an animal-bedding additive that controls odor and moisture. We also sell liquid odor control products to private label (aka ‘White Label’) customers who then in turn sell product to consumers and industrial clients.

We are continuing our efforts to generate additional “private label” clients. We have fulfilled some small orders for various products that we produced under a third party’s private brand. We continue to meet with new potential customers for private label opportunities. We also have relationships and remain in discussions with potential strategic partners to provide large scale manufacturing and distribution should we secure orders for the private label business opportunities or experience a rapid increase in any product whereby we need to supplement manufacturing to meet client delivery needs. Success in these markets is highly dependent upon the willingness of the potential partners to invest in product support to continue marketing and expanding customer awareness.

Our sales in the CHAPP product category are nominal. Product development, sales and marketing require significant financial resources that we currently have elected to invest elsewhere while, also, limiting our risk in these highly competitive and commodity markets. As such, our progress in this area has been slower than we had hoped. As opportunities present themselves, we market our technology for licensure to established companies in this industry segment. We rely upon independent agents and key industry contacts for this activity and it is not a top priority. We continue to expand our proof of claims and product designs for various odor and moisture control applications. We believe this segment will enjoy commercial success only after we prove the market viability for our CupriDyne Clean product. Therefore, we are more narrowly focused on the business to business sales and marketing activity to help gain exposure and build credibility for our consumer product designs and technology.

BioLargo Maritime Solutions, Inc.

We formed BioLargo Maritime Solutions, Inc. to organize and evaluate business opportunities in and around the maritime industry for our technologies, including our AOS. We intend to move forward as we are actively developing key relationships with people, service organizations, suppliers and trade groups that serve this industry. We will need to organize a strategy and additional resources, including capital and proper staffing, to pursue business opportunities. This subsidiary is not yet operational.

Advanced Wound Care – Clyra Medical Technologies Subsidiary

In 2012 we formed Clyra Medical Technologies, Inc. (“Clyra”) to commercialize our technology in the medical products industry, with an initial focus on advanced wound care. Our advanced wound care products combine broad-spectrum antimicrobial capabilities with iodine’s natural and well-understood metabolic pathway to promote healing. Our products are highly differentiated by the gentle nature in which they can perform. We believe these benefits, along with its non-staining feature and reduced product costs as compared with other antimicrobials, give our products a competitive advantage in the marketplace.

In December 2015, we completed a financing transaction through which $750,000 was invested into Clyra in exchange for preferred stock comprising 40% of the total issued and outstanding shares. The investor committed to fund a $5,000,000 operating line of credit once Clyra’s initial products receive FDA approval. (Details regarding this transaction are below.)

With new funding in place, Clyra re-initiated product development and testing for its wound treatment products with experts and well-established contract manufacturing companies from industry. It intends to apply for FDA 510(k) approval for these products to be sold into the advanced wound care industry as soon as product development is complete. While no assurances can be made about the ultimate success any FDA applications once filed, given the forward-looking nature of such events, Clyra has retained and engaged a team of experts in the area to guide it through the process.  Given the timing of the FDA process, and the requirement for approval before product can be sold, management does not anticipate product sales until late 2017 or early 2018. To date the company has successfully formulated a number of product designs that its believes can meet the tests required for FDA approval and are working to conclude those technical validations now. In particular, with recently modified rules for FDA applications like ours, the company is now required to have completed at least six months of shelf-life study prior to application with the FDA. We are targeting the second half of 2017 to complete the shelf-life studies. In the interim, we will continue to refine product roll out, marketing, and distribution plans. Where possible, we are continuing to expand patent coverage for these products. We are also evaluating potential product designs where our current product designs can be used or slightly modified or enhanced to create new products for new medical related markets like dental, veterinary medicine, and over the counter applications.

Stock Purchase Agreement – Clyra Medical

On December 30, 2015, Clyra sold 9,830 shares of its Series A Preferred Stock (“Preferred Shares”) to Sanatio Capital, LLC (“Sanatio”) for $750,000. Sanatio is beneficially owned by Jack B. Strommen. This sale was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder as not involving a public offering of securities. Because of the sale, Sanatio owns 40% of Clyra’s issued and outstanding shares, BioLargo owns 54%, and the remainder is owned by management.

As set forth in Clyra’s Amended and Restated Articles of Incorporation, Preferred Shares accrue an annual dividend of 8% for a period of five years. Although the dividends begin to accrue immediately, Clyra has no obligation to declare a dividend until a product of Clyra has received a premarket approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States (either, “FDA Approval”). After FDA Approval, annually on December 20, and unless prohibited by California law governing distributions to shareholders, Clyra is required to declare and pay any accruing dividends to holders of Preferred Shares then accrued but unpaid.

Holders of Preferred Shares are entitled to preferential payments in the event of a liquidation, dissolution or winding up of Clyra, in an amount equal to any accrued and unpaid dividends. After such preference, any remaining assets are distributed pro-rata between holders of Clyra common stock and Preferred Shares as if the Preferred Shares had converted to common stock. Holders of Preferred Shares may convert the shares to common stock initially on a one-to-one basis. The conversion formula is subject to change in the event Clyra sells stock at a lower price than the price paid by Sanatio.

In addition to the $750,000 investment, once Clyra receives FDA Approval for a product, Sanatio has agreed to provide Clyra a $5,000,000 credit facility for operating, warehouse, inventory and costs necessary to rapidly expand sales (“Line of Credit”). Terms of the Line of Credit are to be negotiated in good faith, be commercially reasonable and mutually agreeable to the parties. Should Sanatio fail to provide the Line of Credit, BioLargo has the right to do so under similar terms and conditions offered to Sanatio, and neither Clyra nor any of its shareholders, affiliates, successors or assigns will have any recourse or remedies against Sanatio for failing to provide the Line of Credit. If either BioLargo or an entity not affiliated with Sanatio provides the Line of Credit (either directly, through an affiliate, or third party), Clyra shall issue such lender a warrant to purchase an amount of Clyra common stock equal to 10% of Clyra’s capital stock on a fully-diluted basis, at an exercise price equal to the fair market value of Clyra’s common stock on the date of issuance, as determined by its board of directors in good faith.

Clyra Shareholder Agreement

BioLargo, Santatio and other Clyra shareholders entered into an agreement whereby the parties agreed to elect a three-member board of directors, consisting of Clyra’s president, BioLargo’s president, and a Sanatio representative, who shall initially be Mr. Strommen. The shareholders also agreed to restrict the sale of any stock in Clyra unless all holders of Preferred Shares are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in its articles of incorporation in effect immediately prior to the sale.

Amendment to Clyra License Agreement

By agreement dated December 30, 2015, BioLargo and Clyra amended (the “Amendment”) the December 17, 2012 License Agreement (“License Agreement”) by which BioLargo licensed to Clyra the exclusive world-wide right to make, have made, use, sell, offer for sale and import products for use within the field of human wound care (as defined in the agreement), expandable to include other medical products. The Amendment changes the events that trigger Clyra’s obligation to begin the $50,000 monthly “initial license fee” payments such that no such payments are due until both (i) a Clyra product has received FDA approval and (ii) Clyra has generated $4,000,000 in gross annual revenue. Additionally, the Amendment updated the licensed patents to include recently issued European patents, confirmed that the Sanatio investment transaction was not a “default” under the License Agreement, and that Sanatio was made an express third party beneficiary of the agreement.

Investors’ Rights Agreement

BioLargo entered into an “investors’ rights agreements” with Sanatio and Strommen whereby BioLargo committed to file a Form S-1 or S-3 registration statement by September 15, 2016 for all registrable securities issued to investors in connection with BioLargo’s 2015 Unit Offering, and an additional 1,000,000 shares of BioLargo common stock that may be issued to Sanatio or Strommen in the future, if circumstances arise for such payment obligations. The agreement also provides Sanatio and Strommen “piggy back” registration rights. These deadlines were mutually extended by the parties to facilitate the filing of this registration statement.

Additionally, BioLargo granted to Strommen a “right of first refusal” to purchase its holdings in Clyra should it choose to sell those holdings and a right of “co-sale” in the event such shares are sold to a third party.

Strommen Consulting Agreement

In addition to the foregoing, Clyra entered into a consulting agreement with Beach House Consulting, LLC, through which Jack B. Strommen will be providing consulting services to Clyra. Mr. Strommen is a founder and leader of PD Instore (www.pdinstore.com), works with some of the world’s leading retailers, and has overseen many national ground-breaking marketing rollouts and initiatives. Mr. Strommen will be assisting Clyra in its sales and marketing activities once it has FDA Approval on a product, at which point the agreement provides that Mr. Strommen is to receive $23,437.50 per month for a period of four years.

Intellectual Property

Patent - an Expanding Intellectual Property Estate

We have 16 patents issued and multiple pending. We believe these patents provide a foundation from which to continue building our patent portfolio, and we believe that our technology is sufficiently useful and novel that we have a reasonable basis upon which to rely on our patent protections. in the field of art in which we practice. We also rely on trade secrets and technical know-how to establish and maintain additional protection of our intellectual property. As our capital resources permit, we expect to expand our patent protection as we continue to refine our inventions as well as make new discoveries. See the detailed discussion below of our patent portfolio.

We regard our intellectual property as critical to our ultimate success. Our goal is to obtain, maintain and enforce patent protection for our products and technologies in geographic areas of commercial interest and to protect our trade secrets and proprietary information through laws and contractual arrangements.

Our Chief Science Officer, Mr. Kenneth R. Code, has been involved in the research and development of the technology since 1997. He has participated in the Canadian Federal Scientific Research and Experimental Development program, and he was instrumental in the discovery, preparation and filing of the first technology patents. He has worked with manufacturers, distributors and suppliers in a wide variety of industries to gain a full appreciation of the potential applications and the methodologies applicable to our technology for their manufacture and performance. He continues to research methods and applications to continue to expand the potential uses of our technology as well as work to uncover new discoveries that may provide additional commercial applications to help solve real world problems in the field of disinfection.

In 2015 and 2016, we continued improving our technology and creating new uses of our technology through further research and development efforts. During that time, we filed two U.S. patent applications, each comprised of multiple individual claims, and received notice of allowance or were granted five patents by the USPTO. Our technology also includes know-how and trade secrets, which, together with our intellectual property, contribute to our expertise in product design, manufacturing, product claims, safety features and competitive positioning of products that feature our technology.

During 2017 we plan to continue to advance our proof of claims, inventions and patent filings.

We incurred $642,923 in 2014 and $684,554 in 2015 in expense related to our research and development activities. Our research and development expenditures in 2016 could vary significantly and will depend upon our access to capital. Although we are actively pursuing such financing, no such commitment is yet in place. We would invest any such funds primarily on continued testing of our technology in certain applications and the development of additional production methods for use of our technology in certain applications.

We believe that our suite of intellectual property covers the presently targeted major areas of focus for our licensing strategy. The description of our intellectual property, at present, is as follows:

Patents

●     U.S. Patent 8,846,067, issued on September 30, 2014, which encompasses a method of treating a wound or burn on tissue to reduce microbe growth about a wound comprising applying an antimicrobial composition to the wound or burn on tissue using a proprietary stable iodine gel or liquid. This patent covers our technology as used in products being developed by our subsidiary, Clyra Medical Technologies.

●     U.S. Patent 8,757,253, issued on June 24, 2014, relating to the moderation of oil extraction waste environments.

●     U.S. Patent 8,734,559, issued on May 27, 2014, relating to the moderation of animal waste environments.

●     U.S. Patent 8,679,515 issued on March 25, 2014, titled “Activated Carbon Associated with Alkaline or Alkali Iodide,” which provides protection for our BioLargo® AOS filter.

●     U.S. Patent 8,642,057, issued on February 14, 2014, titled “Antimicrobial and Antiodor Solutions and Delivery Systems,” relating to our liquid antimicrobial solutions, including our gels, sprays and liquids imbedded into wipes and other substrates.

●     European Patent 2,081,605, issued on January 23, 2014, titled “Process for Reducing Microbial Content.”

●     U.S. Patent 8,574,610, issued on November 5, 2013, relating to flowable powder compositions, including our cat litter additive.

●     U.S. Patent 7,943,158, issued on May 17, 2011, titled “Absorbent systems providing antimicrobial activity,” relating to the reduction of microbial content by providing molecular iodine to stabilized reagents.

●     U.S. Patent 8,257,749, issued on September 4, 2012, relating to the use of our technology as protection of against antimicrobial activity in environments that need to be protected or cleansed of microbial or chemical material. These environments include closed and open environments and absorbent sheet materials that exhibit stability until activated by aqueous environments. The field also includes novel particle technology, coating technology or micro-encapsulation technology to control the stability of chemicals that may be used to kill or inhibit the growth of microbes to water vapor or humidity for such applications.

●     U.S. Patent 8,226,964, issued on July 24, 2012, relating to use of our technology as a treatment of residue, deposits or coatings within large liquid carrying structures such as pipes, drains, ducts, conduits, run-offs, tunnels and the like, using iodine, delivered in a variety of physical forms and methods, including using its action to physically disrupt coatings. The iodine’s disruptive activity may be combined with other physical removal systems such as pigging, scraping, tunneling, etching or grooving systems or the like.

●     U.S. Patent 8,021,610, issued on September 20, 2011, titled “System providing antimicrobial activity to an environment,” relating to the reduction of microbial content in a land mass.

●     U.S. Patent 7,867,510, issued on January 11, 2011, titled “Material having antimicrobial activity when wet,” relating to articles for delivering stable iodine-generating compositions.

●     U.S. Patent 6,328,929, issued on December 11, 2001, titled “Method of delivering disinfectant in an absorbent substrate,” relating to method of delivering disinfectant in an absorbent substrate.

●     U.S. Patent 6,146,725, issued on November 14, 2000, titled “absorbent composition,” relating to an absorbent composition to be used in the transport of specimens of bodily fluids.

Pending Patent Applications

In addition to these applications, we have filed patent applications in multiple foreign countries, including the European Union, pursuant to the PCT, and other provisional applications. Subject to adequate financing, we intend to continue to expand and enhance our suite of intellectual property through ongoing focus on product development, new intellectual property development and patent applications, and further third-party testing and validations for specific areas of focus for commercial exploitation. We currently anticipate that additional patent applications will be filed during the next 12 months with the USPTO and the PCT, although we are uncertain of the cost of such patent filings, which will depend upon the number of such applications prepared and filed. The expense associated with seeking patent rights in multiple foreign countries is expensive and will require substantial ongoing capital resources. However, we cannot give any assurance that adequate capital will be available. Without adequate capital resources, we will be forced to abandon patent applications and irrevocably lose rights to our technologies.

Competition

We believe that our products contain unique characteristics that distinguish them from competing products. In spite of these unique characteristics, our products face competition from products with similar prices and similar claims. We face stiff competition from companies in all of our market segments, many of our competitors are larger and better-capitalized.

For example, we would compete with the following leading companies in our respective markets:

●

Disinfecting/Sanitizing: Johnson & Johnson, BASF Corporation, Dow Chemical Co., E.I. DuPont De Nemours & Co., Chemical and Mining Company of Chile, Inc., Proctor and Gamble Co., Diversey, Inc., EcoLab, Inc., Steris Corp., Chlorox, and Reckitt Benckiser.

●	Water Treatment: GE Water, Trojan UV, Ecolab, Pentair, Xylem and Siemens AG.
●	Medical Markets: Smith & Nephew, 3M, ConvaTec and Derma Sciences.
●	Pet Market: Arm & Hammer and United Pet Group (owner of Nature’s Miracle branded products).
●	Industrial Odor Control: MCM Odor Control and OMI Industries.

Each of these named companies and many other competitors are significantly more capitalized than we are and have many more years of experience in producing and distributing products.

Additionally, our technology and products incorporating our technology must compete with many other applications and long embedded technologies currently on the market (such as for example, chlorine for disinfection).

In addition to the competition we face for our existing products, we are aware of other companies engaged in research and development of other novel approaches to applications in some or all the markets identified by us as potential fields of application for our products and technologies. Many of our present and potential competitors have substantially greater financial and other resources and larger research and development staffs than we have. Many of these companies also have extensive experience in testing and applying for regulatory approvals.

Finally, colleges, universities, government agencies, and public and private research organizations conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed, some of which may be directly competitive with our applications.

Governmental Regulation

We will have products that will be subject to the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), or similar Laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar Laws, collectively, the “Regulatory Laws”) that are developed, manufactured, tested, distributed or marketed by the Company or its subsidiary Clyra (a ‘‘Medical Device”), each such Medical Device will need to be developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a medical device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals.

We believe that no article or part of any Medical Device intended to be manufactured or distributed by the Company or any of its Subsidiaries will be classified as (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws).

Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law in any foreign jurisdiction.

Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to enjoin research, development, or production of any Medical Device. As of the Closing Date, neither the Company nor any of its Subsidiaries will have received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to enjoin the development or production of any medical device.

To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Company or any of its Subsidiaries relating to or arising under the FDCA or any other Regulatory Law that would have a Company Material Adverse Effect.

Employees

At the date hereof, we have 18 full-time employees and two part time employees. Our Canadian research team includes four PhDs, and two MScs. We also utilize consultants on an as-needed basis who provide certain specified services to us.

Description of Property

Our company owns no real property. We currently lease approximately 9,000 square feet of office space at 14921 Chestnut St., Westminster, CA 92683, as our principal offices. The current lease term is from September 1, 2016 to August 31, 2020, at a monthly base rent of $8,379 throughout the term. We also lease approximately 1,300 square feet of office and lab space from the University of Alberta. The current lease term expires June 30, 2018, at monthly fee of $5,380 Canadian dollars.

Legal Proceedings

Our company is not a party to any material legal proceeding.

Principal Address

Our principal address is located at 14921 Chestnut St., Westminster, CA 92683. Our telephone number is (949) 643-9540.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we described under “Risk Factors” and elsewhere in this prospectus. Certain statements contained in this discussion, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any of the future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any of such factors or to announce publicly the results of revision of any of the forward-looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the “Risk Factors” section of this prospectus beginning on page 3.

Results of Operations—Comparison of the three and nine-months ended September 30, 2016 and 2015

Revenue

Our revenue from product sales totaled $107,321 and $160,249 in the three and nine-months ended September 30, 2016, compared with $43,335 and $72,821 for the three and nine-months ended September 30, 2015, respectively. In calendar year 2016, our revenues have increased each quarter, from $13,942 in first quarter, to $38,986 in second quarter, to $107,321 in the third quarter. These increases are due to an increase in the volume of sales of, primarily, our Specimen Transport Solidifier pouches and Suction Canister Solidifiers to the U.S. Defense Logistics Agency, our CupriDyne Clean industrial odor control product to the waste management industry, and our Odor-No-More branded animal bedding additive to horse stables and equine products retailers.

While we are highly encouraged about the increases in the volume of sales of our odor control products, as well as feedback from our customers and potential customers, we are not yet able to forecast future sales of any single product or product category on a quarterly basis, especially in the short term. As we complete more successful customer trials and selling history over time, we believe that sales of our CupriDyne Clean products will expand and become more predictable, as will our selling experience with all of our odor control products. Therefore, until we have more sales history and experience in these markets, we will not be able to predict future sales revenue, and we may experience quarter-to-quarter fluctuations and volatility in the rate of increase and consistency of sales.

During the three-months ended September 30, 2016, we recorded as Royalty revenue a portion ($55,000) of the $100,000 deposit received (in 2014) from the license of our ISAN system. The $100,000 deposit was offset by $45,000 paid to Peter Holdings Pty. Ltd. (see Part II, Item 2, "Clarion Water").

Other Income

During the three and nine-months ended September 30, 2016, income received from Canadian grant agencies increased $10,349 and $55,397 over the three and nine-months ended September 30, 2015. Since January 2015, we have received approximately $210,000 in direct grant funds. Our wholly owned Canadian subsidiary has been awarded a total of 30 research grants, primarily from the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP) and the National Science and Engineering Research Council of Canada (NSERC). The government grants received are considered reimbursement grants related to costs we incur and therefore are included as Other Income on our income statement. The total value of grants awarded from inception through November 14, 2016 is approximately $1,100,000 Canadian dollars. Of that amount, we will receive approximately $380,000 in total, and are required to dedicate approximately $290,000 in cash support. The remainder of grant funds will be paid directly to third parties. We continue to apply for grants to support our research and development activities in Canada, and expect grant income to continue.

Cost of Goods Sold

Our cost of goods sold includes costs of raw materials, contract manufacturing, and proportions of salaries and expenses related to the sales and marketing efforts of our products. Because we have not achieved a meaningful product revenue base, and our number of products is increasing, the inclusion of the fixed costs related to the product development and manufacturing increases our cost of goods disproportionately, resulting in high percentage fluctuations.

Selling, General and Administrative Expense

Our Selling, General and Administrative (“SG&A”) expenses include both cash and non-cash expenses. Our total SG&A decreased by $466,027 (32%) and $31,349 (1%) in the three and nine-months ended September 30, 2016 compared to the same periods in 2015. The decrease is due primarily to a non-cash expense incurred in 2015 associated with the extension of the expiration dates of stock options issued in 2011. .

The largest components of our selling, general and administrative expenses for the three and nine-months ended September 30, 2015 and 2016 were:

	THREE MONTHS		NINE-MONTHS
	SEPTEMBER 30, 2015	SEPTEMBER 30, 2016	SEPTEMBER 30, 2015	SEPTEMBER 30, 2016

Officer salaries and payroll-related expenses	$323,196	$277,246	$720,045	$579,895
Consulting expense	441,008	301,094	857,367	889,974
Professional fees	404,737	63,443	619,508	342,243
Board of director expense	154,975	67,500	305,175	304,052

Research and Development

Research and development expenses increased $186,359 (115%) and $562,166 (120%) for the three and nine-months ended September 30, 2016, as compared to the same periods in 2015. For the nine-months ended September 30, 2016, we spent over $1,000,000 on our research and development activities. In December 2015, $750,000 was invested into our subsidiary Clyra Medical Technologies for the purpose of concluding the development of its advanced wound care products. The increase in research and development expenses is a result of increased activity at Clyra due to this investment, and increased activities at our research facility at the University of Alberta due in part to an increase in grant funding.

Interest expense

Interest expense increased $840,268 and $1,408,045 for the three and nine-months ended September 30, 2016, as compared to the same periods in 2015. Our interest expense increased significantly because of the increase in outstanding promissory notes and the amortization of the discount on the warrants issued in our 2015 Unit Offering. At the start of 2015, we had only $250,000 in outstanding promissory notes. This number increased by almost $3,000,000 during 2015 and as of November 14, 2016 we have more than $5,000,000 in convertible notes payable on which we are paying interest.

Net Loss

Net loss for the three and nine-months ended September 30, 2016 was $2,484,103 and $5,796,831, a loss of $0.03 and $0.07 per share, compared to a net loss for the three and nine-months ended September 30, 2015 of $1,823,252 and $3,818,338, a loss of $0.02 and $0.05 per share. The increase in net loss is primarily due to the increase in interest expense related to the amortization of the discount recorded on our convertible notes payable and an increase in research and development expenses.

Liquidity and Capital Resources

We have been, and anticipate that we will continue to be, limited in terms of our capital resources. Until we are successful in commercializing products or negotiating and securing payments for licensing rights of our technologies, we expect to continue to have operating losses. Cash totaled $1,731,946 at September 30, 2016. We had working capital of $1,041,864 as of September 30, 2016, compared with working capital of $266,086 as of September 30, 2015. During the nine-months ended September 30, 2015 and 2016, we used cash flow from operating activities of $1,340,139 and $2,799,096, respectively. The significant increase in cash expended was in large part due to increased research and development activity, and our ability to pay our employees, consultants and vendors in cash, rather than stock, because of our increased capital on hand.

The differences from period-to-period in our net cash used in operating activities are dependent on our cash position during the period. If we have sufficient cash reserves from financing activities, we typically pay employees and vendors a larger portion in cash. This was the case in the nine-months ended September 30, 2016. Otherwise, we issue common stock or options to purchase common stock to compensate employees and vendors the remainder of what they are owed. We do so at the end of the quarter. When we issue options, we do so pursuant to a plan adopted by our board of directors that allows us to set a price based on the trading price of our common stock. The options we issue have a fair value greater than the cash owed, and that fact increases our non-cash expense.

We generally have not had enough cash or sources of capital to fully fund operations or accounts payable and expenses as they arise. The short-term demands on our liquidity consist of our obligations to pay our employees, consultants, and for other ongoing operational obligations, including research and development activities in Canada and in our medical subsidiary. In the past, because we had limited capital available, we have paid only a portion of these obligations in cash, and the remainder by the issuance of common stock or options pursuant to the accounts payable conversion plan approved by our board of directors. We will be required to raise substantial additional capital to expand our operations, including without limitation, hiring additional personnel, additional scientific and third-party testing, costs associated with obtaining regulatory approvals and filing additional patent applications to protect our intellectual property, and possible strategic acquisitions or alliances, as well as to meet our liabilities as they become due for the next 12 months. We have been, and will continue to be, required to financially support the operations our subsidiaries, none of which are operating at a positive cash flow. Only one subsidiary, Clyra, has financing in place to fund operations for the remainder of the year.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying financial statements, we had a net loss of $5,796,831 for the nine-months ended September 30, 2016, and an accumulated stockholders’ deficit of $89,680,852 as of September 30, 2016. The foregoing factors raise substantial doubt about our ability to continue as a going concern. Ultimately, our ability to continue as a going concern is dependent upon our ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

As of September 30, 2016, we had $5,447,876 in principal amounts due on various debt obligations (see Note 4). Of that amount, $4,834,305 is due on notes convertible into shares of our common stock at our option on their maturity dates on June 1, 2018, $283,571 is convertible into shares of our common stock at our option on their maturity dates on September 17, 2019, and $280,000, maturing July 8, 2017, is convertible by the holder at any time. We also had $50,000 principal amount outstanding due on a line of credit that is payable December 1, 2017. Interest continues to accrue on each of these notes. Additionally, we had $290,076 of accounts payable and accrued expenses (see Note 7). On December 27, 2016, we conducted a private offering of $600,000 of “Units,” with each Unit consisting of a convertible promissory note and a stock purchase warrant. The promissory notes issued to investors were convertible at $0.57 cents per share, mature December 31, 2019, and bear interest at the rate of 12% per annum on the amount invested. In addition to the convertible promissory note, each investor received a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by $0.57 (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of his original convertible note). The exercise price of the warrant is $0.70 per share of common stock and expire on December 31, 2021. The offering terminated on January 13, 2017. We received $292,000 in investments from six accredited investors, and issued warrants to purchase 512,281 shares of our common stock.

 We are continuing to explore numerous alternatives for our current and longer-term financial requirements, including additional raises of capital from investors in the form of convertible debt or equity. There can be no assurance that we will be able to raise any additional capital. No commitments are in place as of the date of the filing of this report for any such additional financings.

It is also unlikely that we will be able to qualify for bank or other financial institutional debt financing until our operations are considerably more advanced and we can demonstrate the financial strength to provide confidence for a lender, which we do not currently believe is likely to occur for at least the next 12 months or more.

If we are unable to raise sufficient capital, we may be required to curtail some of our operations, including efforts to develop, test, market, evaluate and license our technology. If we were forced to curtail aspects of our operations, there could be a material adverse impact on our financial condition and results of operations.

Critical Accounting Policies

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of intangible assets and investments, and share-based payments. We base our estimates on anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

The methods, estimates and judgments our company uses in applying these most critical accounting policies have a significant impact on the results of our company reports in its financial statements.

Revenue Recognition

Revenues are recognized as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured. We also may generate revenues from royalties and license fees from our intellectual property. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of future benefit to the average licensee.

Valuation of Intangibles and Investments Acquired in a Non-Monetary Transaction

Our company has established a policy relative to the methodology to determine the value assigned to each intangible acquired with or licensed by our company and/or services or products received for non-cash consideration of our company’s common stock. The value is based on the market price of our company’s common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered or product is received, as adjusted for applicable discounts.

Share-based Payments

It is our company’s policy to expense share-based payments as of the date of grant or over the term of the vesting period in accordance with Auditing Standards Codification Topic 718 “Share-Based Payment.” Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking expectations projected over the expected term of the award. Thus, the actual impact of adoption on future earnings could differ significantly from our current estimate.

Fair Value Measurement

Generally accepted accounting principles establishes a hierarchy to prioritize the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest ranking to the fair values determined by using unadjusted quoted prices in active markets for identical assets (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). Observable inputs are those that market participants would use in pricing the assets based on market data obtained from sources independent of our company. Unobservable inputs reflect our company’s assumptions about inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Our company has determined the appropriate level of the hierarchy and applied it to its financial assets and liabilities.

Management believes the carrying amounts of our company’s financial instruments as of December 31, 2014 and 2015 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, prepaid assets, accounts payable, convertible notes, and other assets and liabilities.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies – Recent Accounting Pronouncements, for the applicable accounting pronouncements affecting our company.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Dennis P. Calvert	53	President, CEO, Chairman, Director
Charles K. Dargan II	61	CFO
Kenneth R. Code	69	Chief Science Officer, Director
Joseph L. Provenzano	47	Vice President of Operations, Corporate Secretary
Gary A. Cox(1)(2)	55	Director
Dennis E. Marshall(1)(2)(3)	74	Director
Kent C. Roberts II	57	Director
John S. Runyan(2)(4)	78	Director

______________

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Chairman of Audit Committee
(4)	Chairman of Compensation Committee

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board. He also serves in the same positions for BioLargo Life Technologies, Inc. and BioLargo Water U.S.A., Inc., both wholly owned subsidiaries, and chairman of the board of directors of our subsidiaries Odor-No-More, Inc., Clyra Medical Technologies, Inc. and BioLargo Water, Inc. (Canada). Mr. Calvert was appointed a director in June 2002 and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003 and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. degree in Economics from Wake Forest University, where he was a varsity basketball player. Mr. Calvert also studied at Columbia University and Harding University. He also serves on the board of directors at The Maximum Impact Foundation, a 501(c)(3), committed to bridging the gap for lifesaving work around the globe for the good of man and in the name of Christ. He serves as a member of the Advisory Council for Wake Forest University’s Center for Innovation, Creativity and Entrepreneurship, and as a Director of Cleantech OC in and serves on their “Technology Breakthrough” committee. CleanTech OC is a trade association that seeks to promote economic growth in the Orange County clean technology industry. Most recently, he joined the Board of Directors of Tilly’s Life Center, a nonprofit charitable foundation aimed at empowering teens with a positive mindset and enabling them to effectively cope with crisis, adversity and tough decisions. He is also an Eagle Scout. He is married and has two children. He has been an active coach in youth sports organizations and ministry activity in his home community. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. Prior to his work with BioLargo, he had participated in more than 300 consulting projects and more than 50 acquisitions as well as various financing transactions and companies that ranged from industrial chemicals, healthcare management, finance, telecommunications and consumer products.

Charles K. Dargan II is our Chief Financial Officer and has served as such since February 2008. Since January 2003, Mr. Dargan has served as founder and principal of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both public and private companies who are at strategic inflection points of their development and helps them effectively transition from one business stage to another. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. and CPSM, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two regional firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is a CPA.

Kenneth R. Code is our Chief Science Officer. He has been a director since April 2007. Mr. Code is our single largest stockholder. He is the founder of IOWC, which is engaged in the research and development of advanced disinfection technology, and from which the Company acquired its core iodine technology in April 2007. Mr. Code has authored several publications and holds several patents, with additional pending, concerning advanced iodine disinfection. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Joseph L. Provenzano is our Vice President of Operations, Corporate Secretary. He has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008 and was elected President of our subsidiary, Odor-No-More, Inc., upon the commencement of its operations in January 2010. He is a co-inventor on several of our company’s patents and proprietary manufacturing processes, and has developed over 30 products from our CupriDyne® technology. Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Gary A. Cox has been a director since May 2003. Mr. Cox has more than 20 years of experience in the healthcare field as consultant to hospitals and medical groups. From March 2008 through March 2010, Mr. Cox worked as a medical consultant for The Fortus Group, an executive search firm specializing in the dialysis industry. From January 2007 to March 2008, Mr. Cox worked as a corporate recruiter and recruitment manager for United PamAm Financial Corporation, a specialty finance company focused on the automobile industry. From December 2005 to January 2007, Mr. Cox was an executive search consultant with Management Recruiters International, an executive search firm specializing in the biotechnology industry. In addition, since 1995, he has also been providing search and consulting services to hospitals and clinics throughout the United States. Previously, Mr. Cox served for more than 10 years with firms in the United Kingdom in various executive recruiting, sales and marketing positions. He holds a technical degree in engineering from Leicester University in England. He was also a competitive athlete and played for several professional soccer (football) clubs in England in his early career.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 46 years of experience in real estate, asset management, management level finance and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit Committee.

Kent C. Roberts II has been a director since August 2011. He is a partner at Acacia Investment Partners, a management consulting firm serving the asset management industry. Mr. Roberts has had a long and successful career in the asset management business as a north American practice leader or at the senior partner level. His investment experience spans 25 years where he served in senior positions in business management, trading, currency risk management, business development and marketing strategy, as well as governance and oversight roles. He has worked for both large firms as well as boutiques that bring unique investment expertise to investors around the world. Those firms include: Global Evolution USA, First Quadrant and Bankers Trust Company. He has presented at numerous industry conferences and as a guest speaker at numerous industry conferences and events. Prior to entering the financial services industry Mr. Roberts worked in the oil and gas exploration industry. Mr. Roberts received a MBA in Finance from the University of Notre Dame and a BS in Agriculture and Watershed Hydrology from the University of Arizona. Mr. Roberts holds a series 3 securities license.

John S. Runyan has been a director since October 2011. He has spent his career in the food industry. He began as a stock clerk at age 12, and ultimately served the Fleming Companies for 38 years, his last 10 years as a Senior Executive Officer in its corporate headquarters where he was Group President of Price Impact Retail Stores with annual sales of over $3 billion. He retired from Fleming in 2001, and established JSR&R Company Executive Advising, with a primary emphasis in the United States and international food business. His clients have included Coca Cola, Food 4 Less Price Impact Stores, IGA, Inc., Golden State Foods, Bozzuto Companies Foodstuffs New Zealand, Metcash Australia and McLane International. In 2005, he joined Associated Grocers in Seattle Washington as President and CEO, overseeing its purchase in 2007 by Unified Grocers, at which time he became Executive Advisor to its CEO and to its President. Mr. Runyan currently serves on the board of directors of Western Association of Food Chains and Retailer Owned Food Distributors of America. Additionally, Mr. Runyan served eight years as a board member of the City of Hope’s Northern California Food Industry Circle, which included two terms as President, and was recognized with the City of Hope “Spirit of Life” award. He was the first wholesale executive to be voted “Man of the Year” by Food People Publication. He is a graduate of Washburn University, which recognized his business accomplishments in 2007 as the honoree from the School of Business “Alumni Fellow Award”. Mr. Runyan serves as Chairman of the Compensation Committee.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit and Compensation Committees and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our Code of Ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this prospectus.

Director Independence

Our board of directors has determined that each of Messrs. Cox, Marshall, Roberts and Runyan is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. Our board of directors has determined that neither Mr. Calvert, nor Mr. Code is independent as defined under applicable Nasdaq listing standards. Neither Mr. Calvert, nor Mr. Code serve on any committee of our board of directors.

Meetings of our Board of Directors

Our board of directors held four meetings during 2016. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for two absences at the annual board meeting in June 2016. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with our Board of Directors

The following procedures have been established by our board of directors to facilitate communications between our stockholders and our board of directors:

•

Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to our board of directors or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683.

•

Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which our board of directors has identified as correspondence which may be retained in our files and not sent to directors. Our board of directors has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of our board of directors for inspection. At least once each year, the Corporate Secretary will provide to our board of directors a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683.

All the reporting mechanisms are also posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of our Board of Directors

Our board of directors has established an Audit Committee and a Compensation Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2015 and continues to serve in that capacity. Gary A. Cox also serves on the Audit Committee. Our board of directors has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Audit Committee met five times in 2015 and five times during 2016.

The Compensation Committee reviews the compensation for all our officers and directors and affiliates. The Committee also administers our equity incentive option plan. Mr. Marshall served as Chairman of the Compensation Committee until October 2016, at which time Mr. John Runyan was appointed chairman. He continues to serve in that capacity. Mr. Cox also serves on the Compensation Committee, as does Mr. Marshall. The Compensation Committee met once during 2015 and three times in 2016.

Our board of directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2015 or 2016 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders using competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

We do not have a Nominating/Corporate Governance Committee primarily because of capital constraints, our early operational state and the size of our current Board make constituting and administering such a committee excessively burdensome and costly. The traditional responsibilities of such a committee are handled by our board of directors as a whole. Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our company’s operating requirements and the long-term interests of its stockholders. In conducting this assessment, our board of directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of our board of directors and our company, to maintain a balance of knowledge, experience and capability. Our board of directors’ process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis regarding recommended candidates.

Our board of directors follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Leadership Structure of our Board of Directors

Mr. Calvert serves as both principal executive officer and Chairman of the Board. Our company does not have a lead independent director. Messrs. Cox, Marshall, Roberts and Runyan serve as independent directors who provide active and effective oversight of our strategic decisions. As of the date of this prospectus, our company has determined that the leadership structure of our board of directors has permitted our board of directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of our company and its financial condition.

Our Board of Directors’ Role in Risk Oversight

As a smaller company, our executive management team, consisting of Messrs. Calvert and Code, are also members of our Board. Our board of directors, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our company’s approach to risk management. Our board of directors exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and our committees of our board of directors, to ensure that all risk issues are frequently and openly communicated. Our board of directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, our board of directors regularly reviews our company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Family Relationships

There are no family relationships among the directors and executive officers of our company.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to our company in all capacities for the fiscal years ended December 31, 2015 and 2014, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards	Option Awards (1)		All other Compensation		Total

Dennis P. Calvert,	2014	$288,603	(2)	$—	$—		$12,600	(3)	$301,203
Chairman, Chief Executive Officer and President	2015	$288,603	(2)	$—	$—		$12,600	(3)	$301,203

Kenneth R. Code,	2014	$288,603	(4)	$—	$—		$12,600	(3)	$301,203
Chief Science Officer	2015	$288,603	(4)	$—	$68,000	(5)	$12,600	(3)	$369,203

Charles K. Dargan	2014	$—		$—	$189,000	(6)	$—		$189,000
Chief Financial Officer	2015	$—		$—	$189,760	(6)	$—		$189,760

Joseph Provenzano,	2014	$147,323	(7)	—	—		3,600	(3)	$150,923
Corporate Secretary; President Odor-No-More, Inc.	2015	$162,055	(7)	—	118,422	(8)	3,600	(3)	$284,077

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2014 and 2015.

(2)

In 2014 the employment agreement for Mr. Calvert provided for a base salary of $288,603 and other compensation of $12,600. During 2014, we made cash payments to Mr. Calvert totaling $175,015. Additionally, on June 30, 2014, Mr. Calvert agreed to accept 62,102 shares of our common stock, at a conversion rate of $0.65 per share, in lieu of $40,366 of accrued and unpaid salary obligation, on September 30, 2014, Mr. Calvert agreed to accept 44,896 shares of our common stock, at a conversion rate of $0.47 per share, in lieu of $21,101 of accrued and unpaid salary obligation, and on December 31, 2014, Mr. Calvert agreed to accept 142,617 shares of our common stock, at a conversion price of $0.35 per share, in lieu of $49,916 of accrued and unpaid salary obligation. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. In 2015 the employment agreement for Mr. Calvert provided for a base salary of $288,603 and other compensation of $12,600. During 2015, we made cash payments to Mr. Calvert totaling $201,337. Additionally, on March 31, 2015, Mr. Calvert agreed to accept 71,608 shares of our common stock, at a conversion rate of $0.36 per share, in lieu of $25,421 of accrued and unpaid salary obligation, on September 30, 2015, Mr. Calvert agreed to accept 104,571 shares of our common stock, at a conversion rate of $0.35 per share, in lieu of $36,600 of accrued and unpaid salary obligation, and on September 30, 2015, Mr. Calvert agreed to accept 58,223 shares of our common stock, at a conversion price of $0.65 per share, in lieu of 37,845 of accrued and unpaid salary obligation. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(3)	Consists of health insurance premium and automobile allowance per Employment Agreements.

(4)

In 2014 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During 2014, we made cash payments to Mr. Code totaling $163,351. Additionally, on June 30, 2014, Mr. Code agreed to accept 64,732 shares of our common stock, at a conversion rate of $0.65 per share, in lieu of $42,076 of accrued and unpaid salary obligation, on September 30, 2014, Mr. Code agreed to accept 49,577 shares of our common stock, at a conversion rate of $0.47 per share, in lieu of $23,301 of accrued and unpaid salary obligation, and on December 31, 2014, Mr. Code agreed to accept 137,143 shares of our common stock, at a conversion price of $0.35 per share, in lieu of $48,000 of accrued and unpaid salary obligation. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. In 2015 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During 2015 Mr. Provenzano incurred $21,167 of business expenses on behalf of our company. During 2015, we made cash payments to Mr. Code totaling $178,557. Additionally, on March 31, 2015, Mr. Code agreed to accept 158,131 shares of our common stock, at a conversion rate of $0.36 per share, in lieu of $56,137 of accrued and unpaid salary obligation, on September 30, 2015, Mr. Code agreed to accept 108,743 shares of our common stock, at a conversion rate of $0.35 per share, in lieu of $38,060 of accrued and unpaid salary obligation, and on September 30, 2015, Mr. Code agreed to accept 69,618 shares of our common stock, at a conversion price of $0.65 per share, in lieu of $45,522 of accrued and unpaid salary obligation. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. As of December 31, 2014 there was $4,095 of accrued or unpaid obligations owed to Mr. Code. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(5)

On June 24, 2015, our board of directors extended by five years the expiration of an option to purchase 200,000 shares of our common stock issued to our Chief Science Officer in February 2010. The option was originally issued in exchange for unpaid salary obligation at an exercise price of $0.575 and now expires February 5, 2020. The fair value of the options resulted in an additional $68,000 of selling, general and administrative expenses.

(6)

On June 23, 2014, our Chief Financial Officer agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement,” which had been extended annually since inception). The Engagement Extension Agreement dated as of June 23, 2014 (the “Engagement Extension Agreement”) provides for an additional term to expire January 31, 2015 (the “Extended Term”), and is retroactively effective to February 1, 2014. Compensation during the Extended Term consists of the issuance of an option to purchase 300,000 shares of our common stock, at a strike price of $0.63 per share, to expire June 23, 2024, and to vest over the term of the engagement with 100,000 shares vested as of June 23, 2014, and the remaining shares to vest 25,000 monthly, provided that the Engagement Extension Agreement has not been terminated prior to each vesting date. The fair value of the option totaled $189,000.

On September 30, 2015, our Chief Financial Officer, Charles K. Dargan, II, agreed to extend his engagement agreement dated February 1, 2008 (the “Engagement Agreement,” which had been previously extended multiple times). The Engagement Extension Agreement dated as of September 30, 2015 (the “Engagement Extension Agreement”) provides for an additional term to expire September 30, 2016 (the “Extended Term”), and is retroactively effective to February 1, 2015. Compensated during the Extended Term consists of the issuance of an option to purchase 300,000 shares of our common stock that vest over the term of the engagement with 120,000 shares vested as of September 30, 2015, and the remaining shares to vest 15,000 monthly, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each vesting date. Mr. Dargan receives no cash compensation from our company. Mr. Dargan continues to serve as our Chief Financial Officer.

(7)

In 2015 the employment agreement for Mr. Provenzano provided for a base salary of $147,323 and other compensation of $3,600. During 2014, we made cash payments to Mr. Provenzano totaling $127,308. Additionally, on March 31, 2014, Mr. Provenzano agreed to accept 83,493 shares of our common stock, at a conversion rate of $0.43 per share, in lieu of $35,902 accrued and unpaid salary obligations, on June 30, 2014, Mr. Provenzano agreed to accept 12,714 shares of our common stock, at a conversion rate of $0.65 per share, in lieu of $8,264 accrued and unpaid salary obligations, on September 30, 2014, Mr. Provenzano agreed to accept 19,542 shares of our common stock, at a conversion rate of $0.47 per share, in lieu of $9,185 accrued and unpaid salary obligations, and on December 31, 2014, Mr. Provenzano agreed to accept 47,684 shares of our common stock, at a conversion rate of $0.35 per share, in lieu of $16,689 accrued and unpaid salary obligations. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. As of December 31, 2014, Mr. Provenzano had accrued and unpaid obligations totaling $1,060. In 2015 the employment agreement for Mr. Provenzano provided for a base salary of $162,055 and other compensation of $3,600. During 2015 Mr. Provenzano incurred $17,495 of business expenses on behalf of our company. During 2015, we made cash payments to Mr. Provenzano totaling $91,655. Additionally, on March 31, 2015, Mr. Provenzano agreed to accept 52,239 shares of our common stock, at a conversion rate of $0.36 per share, in lieu of $18,545 accrued and unpaid salary obligations, on June 30, 2015, Mr. Provenzano agreed to accept 65,629 shares of our common stock, at a conversion rate of $0.35 per share, in lieu of $22,972 accrued and unpaid salary obligations, on September 30, 2015, Mr. Provenzano agreed to accept 29,389 shares of our common stock, at a conversion rate of $0.65 per share, in lieu of $19,103 accrued and unpaid salary obligations, and on December 31, 2015, Mr. Provenzano agreed to accept 20,686 shares of our common stock, at a conversion rate of $0.49 per share, in lieu of $10,043 accrued and unpaid salary obligations. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. As of December 31, 2015, Mr. Provenzano had accrued and unpaid obligations totaling $3,338. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(8)

On June 24, 2015, our board of directors extended by five years the expiration of options to purchase an aggregate 296,203 shares of our common stock issued in August 2010. The options were originally issued in exchange for accrued and unpaid amounts owed to our Secretary, at an exercise price of $0.30 and now expire August 4, 2020. Fair value of the options resulted in an additional $118,422 of selling, general and administrative expenses.

Employment Agreements

Dennis P. Calvert

We entered into an employment agreement dated as of April 29, 2007 with our President, Mr. Calvert (the “Calvert Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases, his agreement would automatically renew for one year periods on April 29th of each year, but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination he would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same. Mr. Calvert will be eligible to participate in incentive plans, stock option plans and similar arrangements as determined by our Board. When such benefits are made available to our senior employees, Mr. Calvert is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of ten weeks per year, life insurance equal to three times his base salary and disability insurance.

Pursuant to the Calvert Employment Agreement, on April 29, 2007, Mr. Calvert was granted an option (the “Option”) to purchase 7,733,259 shares of our common stock. The Option is a non-qualified stock option, exercisable at $0.18 per share for 10 years from the date of grant, and is now fully vested.

The Calvert Employment Agreement further requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of our company or interfere with any business relationship of our company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 29, 2007 with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases, his agreement would automatically renew for one year periods on April 29th of each year, but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination he would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our board of directors. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of ten weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of our company or interfere with any business relationship of our company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year. For the renewal effective February 1, 2014, Mr. Dargan was compensated through the issuance of an option to purchase 300,000 shares of our common stock, at a strike price of $0.63 per share, to expire June 23, 2024, and to vest over the term of the engagement with 100,000 shares vested as of June 23, 2014, and the remaining shares to vest 25,000 monthly, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each vesting date. For the renewal effective February 1, 2015, Mr. Dargan was compensated through the issuance of an option to purchase an additional 300,000 shares of our common stock, at an exercise price of $0.57 per share, to expire September 30, 2025, and vest over the term of the engagement with 120,000 shares vested as of September 30, 2015, and the remaining shares to vest 15,000 monthly, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each vesting date. Mr. Dargan receives no cash compensation from our company and continues to serve as our Chief Financial Officer.

Joseph Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serving as our Corporate Secretary.

Mr. Provenzano’s employment agreement provides a base compensation in 2015 of $165,655 annually (with automatic 10% annual increases). Mr. Provenzano is also entitled to reimbursement for authorized expenses he incurs in the course of his employment. In addition, Mr. Provenzano is eligible to receive discretionary bonuses, participate in benefits made generally available to our employees and receive grants under our 2007 Equity Incentive Plan.

Mr. Provenzano’s employment agreement automatically renews each year unless we give at least 90 days’ notice of non-renewal, and contains additional provisions typical of an agreement of this nature.

Director Compensation

Each director who is not an officer or employee of our company receives an annual retainer of $40,000, paid in cash or shares of our common stock, or options to purchase our common stock (pursuant to a plan put in place by our board of directors), in our sole discretion. In addition, Mr. Marshall receives an additional $10,000 for his services as the chairman of each board committee. The following table sets forth information for the fiscal year ended December 31, 2015 regarding compensation of our non-employee directors. Our employee directors do not receive any additional compensation for serving as a director.

Director Compensation for Fiscal Year 2015

Name	Fees Earned or Fees Paid in Cash		Option Awards (1)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Dennis E. Marshall	$67,500	(2)	$6,800	(7)	$—	$45,000	(3)	$66,300
Gary A. Cox	$45,000	(4)	$6,800	(7)	$—	$30,000	(5)	$46,300
Kent C. Roberts II	$45,500	(6)	$6,800	(7)	$—	$—		$51,800
John Runyan	$45,500	(8)	$6,800	(7)	$—	$—		$51,800

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2015.

(2)

In 2015 Mr. Marshall earned director fees of $67,500, which included compensation for serving as Chairman of the Audit and Compensation committees of our board of directors. During 2015, we made aggregate payments to Mr. Marshall of $67,500, consisting of (i) on March 31, 2015, an issuance of an option to purchase 63,380 shares of our common stock at $0.36 per share, (ii) on June 29, 2015, an issuance of an option to purchase 64,286 shares of our common stock at $0.35 per share, (iii) on September 22, 2015, an issuance of an option to purchase 34,615 shares of our common stock at $0.65 per share, and (iv) on December 31, 2015, an issuance of an option to purchase 46,875 shares of our common stock at $0.50 per share. As of December 31, 2015, Mr. Marshall held options to purchase an aggregate 1,592,541 shares of our common stock with a weighted average exercise price of $0.38 per share and a weighted average remaining life of seven years.

(3)

On August 4, 2015, our board of directors extended by five years the expiration of options to purchase an aggregate 150,000 shares of our common stock issued in August 2010. The options were originally issued in exchange for accrued and unpaid amounts owed to Mr. Marshall, at an exercise price of $0.30, and now expire August 4, 2020. Fair value of the options resulted in an additional $45,000 of selling, general and administrative expenses.

(4)

In 2015 Mr. Cox earned director fees in the amount of $45,000. During 2015, we made aggregate payments to Mr. Cox of $45,000, consisting of (i) on March 31, 2015, an issuance of an option to purchase 42,254 shares of our common stock at $0.36 per share, (ii) on June 29, 2015, an issuance of an option to purchase 42,857 shares of our common stock at $0.35 per share, (iii) on September 22, 2015, an issuance of an option to purchase 23,077 shares of our common stock at $0.65 per share, and (iv) on December 31, 2015, an issuance of an option to purchase 19,000 shares of our common stock at $0.50 per share. During 2015 Mr. Cox received cash payments totaling $5,500. As of December 31, 2015, Mr. Cox held options to purchase an aggregate 1,003,087 shares of our common stock with a weighted average exercise price of $0.39 per share and a weighted average remaining life of seven years.

(5)

On August 4, 2015, our board of directors extended by five years the expiration of options to purchase an aggregate 100,000 shares of our common stock issued in August 2010. The options were originally issued in exchange for accrued and unpaid amounts owed to Mr. Cox, at an exercise price of $0.30, and now expire August 4, 2020. Fair value of the options resulted in an additional $30,000 of selling, general and administrative expenses.

(6)

In 2015 Mr. Roberts earned director fees in the amount of $45,000. During 2015, we made aggregate payments to Mr. Roberts of $45,000, consisting of (i) on March 31, 2015, an issuance of an option to purchase 42,254 shares of our common stock at $0.36 per share, (ii) on June 29, 2015, an issuance of an option to purchase 42,857 shares of our common stock at $0.35 per share, (iii) on September 22, 2015, an issuance of an option to purchase 23,077 shares of our common stock at $0.65 per share, and (iv) on December 31, 2015, an issuance of an option to purchase 30,000 shares of our common stock at $0.50 per share. As of December 31, 2015, Mr. Roberts held options to purchase an aggregate 761,734 shares of our common stock with a weighted average exercise price of $0.41 per share and a weighted average remaining life of eight years.

(7)

Pursuant to the terms of the 2007 Equity Incentive Plan, our independent board members are automatically awarded an option to purchase 10,000 shares (or a pro-rata portion upon becoming an independent board member) of our common stock effective the date of the annual stockholder’s meeting (or effective date of an annual stockholder’s consent). On June 24, 2015, each of Mr. Marshall, Mr. Cox, Mr. Roberts and Mr. Runyan were automatically granted an option to purchase 10,000 shares of our common stock at an exercise price of $0.68 per share, resulting in a fair value of $6,800 per each issuance.

(8)

In 2015 Mr. Runyan earned director fees in the amount of $40,000. During 2015, we made aggregate payments to Mr. Runyan of $40,000, consisting of (i) on March 31, 2015, an issuance of an option to purchase 42,254 shares of our common stock at $0.36 per share, (ii) on June 29, 2015, an issuance of an option to purchase 42,857 shares of our common stock at $0.35 per share, (iii) on September 22, 2015, an issuance of an option to purchase 23,077 shares of our common stock at $0.65 per share, and (iv) on December 31, 2015, an issuance of an option to purchase 30,000 shares of our common stock at $0.50 per share. As of December 31, 2015, Mr. Runyan held options to purchase an aggregate 314,332 shares of our common stock with a weighted average exercise price of $0.45 per share and a weighted average remaining life of eight years.

Equity Compensation Plans

On August 7, 2007, our board of directors adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan. The Compensation Committee administers this plan. The plan allows grants of common shares or options to purchase common shares. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The Compensation Committee may at any time amend or terminate the plan.

Under this plan, as amended in 2011, 12,000,000 shares of our common stock are reserved for issuance under awards. Any shares that are represented by awards under the 2007 Plan that are forfeited, expire, or are canceled or settled in cash without delivery of shares, or that are forfeited back to us or reacquired by us after delivery for any reason, or that are tendered to us or withheld to pay the exercise price or related tax withholding obligations in connection with any award under the 2007 Plan, will again be available for awards under the 2007 Plan. Only shares actually issued under the 2007 Plan will reduce the share reserve. If we acquire another entity through a merger or similar transaction and issue replacement awards under the 2007 Plan to employees, officers and directors of the acquired entity, those awards, to the extent permitted under applicable laws and securities exchange rules, will not reduce the number of shares reserved for the 2007 Plan.

The 2007 Plan imposes additional maximum limitations, which limitations will be adjusted to take into account stock splits, reverse stock splits and other similar occurrences. The maximum number of shares that may be issued in connection with incentive stock options granted to any one person in any calendar year intended to qualify under Internal Revenue Code Section 422 is 160,000 shares. The maximum number of shares that may be subject to stock options or stock appreciation rights granted to any one person in any calendar year is 200,000 shares, except that this limit is 400,000 shares if the grant is made in the year of the recipient’s initial employment. The maximum number of shares that may be subject to restricted stock or restricted stock units granted to any one person in any calendar year is 200,000 shares. The maximum number shares that may be subject to awards granted to any one Participant in any calendar year of (i) performance shares, and/or performance units (the value of which is based on the fair market value of a share), is 200,000 shares; and (ii) of performance units (the value of which is not based on the fair market value of a share) that could result in a payment of more than $500,000.

In addition to the 2007 Plan, our board of directors has approved a plan to allow employees, consultants and vendors by which outstanding amounts owed may be converted to common stock, or options to purchase common stock. The conversion and exercise price as based on the closing price of the common stock on the date of agreement. If an option is issued, the number of shares purchasable by the option is calculated by dividing the amount owed by the exercise price, times one and one-half.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2015. All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2015 have fully vested, except as indicated.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert	7,733,259		--	$0.18	$0.37	April 29, 2017
	200,000		--	$0.94	$0.94	December 28, 2017
	60,000		--	$0.55	$0.37	April 27, 2019
	691,974		--	$0.55	$0.37	April 27, 2019
	200,000		--	$0.575	$0.50	February 1, 2020
Charles K. Dargan II	50,000		--	$1.89	$1.89	February 1, 2018
	10,000		--	$1.65	$1.65	April 29, 2018
	10,000		--	$1.55	$1.55	May 31, 2018
	10,000		--	$1.10	$1.10	June 30, 2018
	10,000		--	$0.99	$0.99	July 31, 2018
	10,000		--	$0.90	$0.90	August 31, 2018
	10,000		--	$0.89	$0.89	September 30, 2018
	10,000		--	$0.35	$0.35	October 31, 2018
	10,000		--	$0.70	$0.70	November 30, 2018
	10,000		--	$0.41	$0.41	December 31, 2018
	10,000		--	$0.38	$0.38	January 31, 2019
	50,000		--	$0.28	$0.28	February 23, 2019
	10,000		--	$0.30	$0.30	April 29, 2019
	36,000		--	$0.50	$0.30	April 29, 2019
	10,000		--	$0.45	$0.45	May 31, 2019
	10,000		--	$0.45	$0.45	June 30, 2019
	10,000		--	$0.50	$0.50	July 31, 2019
	10,000		--	$0.43	$0.43	August 31, 2019
	10,000		--	$0.40	$0.40	September 30, 2019
	10,000		--	$0.45	$0.45	October 31, 2019
	10,000		--	$0.57	$0.57	November 30, 2019
	10,000		--	$0.70	$0.70	December 31, 2019
	10,000		--	$0.50	$0.50	January 31, 2020
	10,000		--	$0.45	$0.45	February 28, 2020
	60,000		--	$0.575	$0.50	February 1, 2020
	10,000		--	$0.50	$0.50	March 31, 2020
	10,000		--	$0.39	$0.39	April 29, 2020
	10,000		--	$0.31	$0.31	May 31, 2020
	10,000		--	$0.25	$0.25	June 30, 2020
	10,000		--	$0.24	$0.24	July 31, 2020
	10,000		--	$0.23	$0.23	August 30, 2020
	200,000		--	$0.30	$0.30	August 4, 2020
	10,000		--	$0.35	$0.35	September 30, 2020
	10,000		--	$0.42	$0.42	October 31, 2020
	10,000		--	$0.40	$0.40	November 30, 2020
	10,000		--	$0.50	$0.50	December 31, 2020
	10,000		--	$0.42	$0.42	January 31, 2021
	120,000		--	$0.41	$0.41	February 28, 2021
	300,000		--	$0.35	$0.35	April 10, 2022
	410,000		--	$0.30	$0.30	December 28, 2022
	300,000		--	$0.30	$0.30	July 17, 2023
	300,000		--	$0.30	$0.30	June 23, 2024
	300,000		--	$0.57	$0.57	September 30, 2025
Kenneth R. Code	200,000		--	$1.03	$0.94	July 17, 2023
	200,000		--	$0.575	$0.50	February 1, 2020
Joseph Provenzano	100,000		--	$0.94	$0.94	December 28, 2017
	30,000		--	$0.50	$0.37	April 27, 2019
	200,000		--	$0.575	$0.50	February 1, 2020
	296,203		--	$0.30	$0.30	August 4, 2020
	200,000		--	$0.41	$0.41	March 17, 2021

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

Our company has not entered into any indemnification agreement with any of its directors or officers.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of January 24, 2017, including rights to acquire beneficial ownership of shares of our common stock within 60 days of January 24, 2017, by: (a) all stockholders known to us to be beneficial owners of more than 5% of the outstanding common stock; (b) each director; (c) each Named Executive Officer; and (d) all directors and executive officers of our company as a group:

Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership	Percent of Class (2)

Directors and Officers (3)
Kenneth R. Code (4)	22,719,649	20.4%
Dennis P. Calvert (5)	12,905,824	11.6%
Charles K. Dargan II (6)	2,336,244	2.1%
Joseph L. Provenzano (7)	2,096,946	1.9%
Dennis E. Marshall (8)	2,189,671	2.0%
Gary A. Cox (9)	1,569,636	1.4%
Kent C. Roberts II (10)	1,557,414	1.4%
John S. Runyan (11)	1,223,957	1.1%
All directors and officers as a group (8 persons)(12)	46,599,341	41.8%

(1)

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)

Our company has only one class of stock outstanding. The sum of 94,730,280 shares of common stock outstanding on January 24, 2017, and 16,823,384 shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, except for: Kent C. Roberts II’s address is 1146 Oxford Road, San Marino, CA 91108; Charles K. Dargan II’s address is 8055 W. Manchester Ave., Ste. 405, Playa Del Rey, CA 90293; and John S. Runyan’s address is 30001 Hillside Terrace, San Juan Capistrano, CA 92675.

(4)

Includes 22,139,012 shares owned indirectly by Mr. Code issued on April 29, 2007 to IOWC Technologies, Inc. in connection with the acquisition by our company of certain intellectual property and other assets on that date. Includes 460,000 shares issuable to Mr. Code upon exercise of options.

(5)

Includes 1,528,695 shares, and an option to purchase 691,974 shares, of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes 7,733,259 shares issuable to Mr. Calvert upon exercise of the options issued in connection with his employment agreement. Includes 460,000 shares issuable to Mr. Calvert upon exercise of other options granted from time to time by our company.

(6)	Includes 2,146,000 shares issuable to Mr. Dargan upon exercise of options.

(7)	Includes 826,203 shares issuable to Mr. Provenzano upon exercise of options.

(8)	Includes 1,817,444 shares issuable to Mr. Marshall upon exercise of options.

(9)	Includes 1,097,256 shares issuable to Mr. Cox upon exercise of options.

(10)	Includes 807,189 shares issuable to Mr. Roberts upon exercise of options.

(11)	Includes 784,059 shares issuable to Mr. Runyan upon exercise of options.

(12)	Includes 16,823,384 shares issuable to all directors and officers as a group, upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our company has adopted a policy that all transactions between our company and its executive officers, directors and other affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

From time to time, our company is unable to pay in full amounts due to its officers for salary and business expenses, and those amounts are recorded as liabilities in our financial statements. These amounts are then paid in the future as our company’s cash position allows, or through the issuance of our common stock, or an option to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.00067 per share, and 50,000,000 shares of preferred stock, par value $0.00067 per share.

Authorized and Issued Stock
	Number of shares at January 24, 2017
Title of Class	Authorized	Outstanding	Reserved

Common stock, par value $0.00067 per share	200,000,000	94,730,280	67,602,351

Preferred stock, $0.00067 par value per share	50,000,000	-0-

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance operations. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue “blank check” preferred stock. Our board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. Our board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock.

As of the date of this prospectus, there are no shares of our preferred stock outstanding.

DESCRIPTION OF THE OFFERING

This is a registration of shares that were previously sold by the Company through the issuance of convertible promissory notes and the exercise of stock purchase warrants, and shares to be sold by the Company through the exercise of stock purchase warrants. This prospectus relates to the sale of up to 36,003,708 shares of our common stock by our company to (i) persons who purchased “Units” in a private offering that we effected from January 2015 through September 2016 (the “2015 Unit Offering”); (ii) persons who hold warrants as investors in our Summer 2013 private offering; and (iii) warrants issued to two investors in July 2016 and December 2016 pursuant to one-year convertible notes (collectively the “Selling Stockholders”).

The 2015 Unit Offering

Under the 2015 Unit Offering, we proposed to offer and sell up to $5,000,000 of “Units,” each of which consisted of a convertible promissory note and a stock purchase warrant (subject to an over-allotment of 20%, or an additional $1,000,000 in “Units,” for an aggregate total of $6,000,000). Pursuant to the 2015 Unit Offering, we had the right to register the shares of our common stock underlying the convertible promissory notes and the stock purchase warrants of which the Units consist (the “Shares”) with the Securities and Exchange Commission (the “SEC”) and the obligation to register the Shares with the SEC if gross proceeds of $3,000,000 were raised in the 2015 Unit Offering. Pursuant to the 2015 Unit Offering, we sold and issued more than $3,000,000 of Units, and we therefore are now obligated to register the Shares with the SEC.

Each convertible promissory note that is part of a Unit is convertible into the number of Shares determined by dividing the principal amount of the convertible promissory note by the Unit price, as such Unit price was established at the time of the original investment by an applicable Pricing Supplement (each, a “Pricing Supplement”) to our Confidential Private Offering Memorandum for the 2015 Unit Offering. Each stock purchase warrant that is a part of a Unit is exercisable for the purchase of the number of Shares equal to the investment amount divided by the Unit price (i.e., one warrant Share for each Share issuable upon conversion of the related convertible promissory note) for an exercise price set forth in the applicable Pricing Supplement.

Through the September 16, 2016 offering termination date, there were five Pricing Supplements. The first two Pricing Supplements offered Units at $0.25 per Unit, with a stock purchase warrant exercise price of $0.40 per Share. In the aggregate, $1,560,000 of Units were purchased pursuant to the first two Pricing Supplements, and an additional $654,443 of prior investments were converted to Units at the first and second Pricing Supplement price. The third and fourth Pricing Supplements offered Units at $0.35 per Unit, with a stock purchase warrant exercise price of $0.45 per Share. In the aggregate, $2,096,713 of Units were purchased pursuant to the third and fourth Pricing Supplements. The fifth Pricing Supplement offered Units at $0.55 per Unit, with a stock purchase warrant exercise price of $0.70 per Share. In the aggregate, $1,155,000 of Units were purchased pursuant to the fifth Pricing Supplement, and an additional $283,571 of prior investments were converted to Units at the fifth Pricing Supplement price. In addition, aggregate warrants to purchase 180,800 shares were issued at an exercise price of $0.40 per share.

The Summer 2013 Offering

Pursuant to a private offering of our common stock at a price of $0.25 per share that commenced June 2013 and ended March 2014, we sold 3,450,000 shares of our common stock and issued warrants to purchase an additional 3,450,000 shares of our common stock at $0.30 per share. The warrants expired December 31, 2016. In the aggregate, investors purchased 3,310,000 shares pursuant to these warrants. Of that amount, purchasers of 1,706,000 shares have elected to be “selling shareholders”.

The One Year Notes

On July 8, 2016, we received $250,000 and issued convertible promissory notes (convertible at $0.45 per share) with a maturity date of July 8, 2017 to two accredited investors’ in the aggregate principal amount of $280,000. Interest is charged upon issuance at 3% per annum. We also issued to the investors’ stock purchase warrants to purchase an aggregate 400,000 shares exercisable at $0.65 per share, which expire five years from the date of grant. We are required to include the shares underlying the warrants in any subsequent registration statement (piggy back registration rights). Additionally, the exercise price of the stock purchase warrant may be adjusted downward in the event we sell our common stock or issue warrants at a lower price, other than through our 2015 Unit Offering.

On December 30, 2016, we received $250,000 and issued convertible promissory notes (convertible at $0.57 per share) with a maturity date of December 30, 2017 to two the same two accredited investors’ in the preceding paragraph, in the aggregate principal amount of $280,000. Interest is charged upon issuance at 3% per annum. We also issued to the investors’ stock purchase warrants to purchase an aggregate 400,000 shares exercisable at $0.75 per share, which expire five years from the date of grant. We are required to include the shares underlying the warrants in any subsequent registration statement (piggy back registration rights). Additionally, the exercise price of the stock purchase warrant may be adjusted downward in the event we sell our common stock or issue warrants at a lower price.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders and the shares of our common stock that may be sold by them pursuant to this prospectus. Except for Jack Strommen, who is a 40% shareholder of Clyra, and a consultant, none of the selling stockholders has had within the past three years any position, office or other material relationship with our company or any of its predecessors or affiliates. No selling stockholder that is not a natural person is a broker-dealer or an affiliate of a broker-dealer.

Our company issued the shares being offered for resale pursuant to this prospectus to the selling stockholders in private placement that we effected in 2013, 2015, and 2017 in exchange for consideration that we received from the selling stockholders.

Name	Number of Shares of Common stock Beneficially Owned Prior to Registration	Number of Shares of Common Stock Being Registered	Shares of Common Stock Beneficially Owned After the Registration(1)(2)	Percentage Beneficially Owned After the Registration
Brandan Adams and Dr. Shelley Thompson(3)	2,554	62,953	459,707	*	%
Bruce Kelber	-	40,000	40,000	*	%
Bruce L. Evans	-	500,000	500,000	*	%
Dennis Kurt DeSmith	64,000	60,000	124,000	*	%
Don H. Oates	-	40,000	40,000	*	%
Harvey Bibicoff, Trustee, Bibicoff Family Trust(4)	7,737	10,318	443,423	*	%
Jack Strommen(5)	-	286,649	3,543,792	2.86%
Jeanne M. Stratta(6)	8,695	40,000	218,785	*	%
Jeff Jackson	-	200,000	200,000	*	%
John J. Dombroski	-	50,000	50,000	*	%
Jonathan Phillips	-	50,000	50,000	*	%
Larry Backus	-	80,000	80,000	*	%
Mark Sherman(7)	49,812	40,000	337,103	*	%
Michael B. Greenberg	100,000	106,541	206,541	*	%
Neta Phillips	-	50,000	50,000	*	%
Paul McDermott(8)	-	74,818	146,247	*	%
Phillip Harris	-	100,000	100,000	*	%
R. Jonathan Robinson(9)	10,033	120,000	222,371	*	%
Brandam M. Adams	-	131,541	131,541	*	%
Carl Soderlund(10)	-	3,312	103,312	*	%
Matthew B. Madden	-	32,310	32,310	*	%
Teri Nowe Myers and Scott Garver(11)	-	152,589	295,446	*	%
Timothy C. Larsen and Gwen Larsen	174, 629	46,000	220,629	*	%
Timothy M. Romanow and Shari K. Romanow	100,000	150,000	250,000	*	%
Vincent and Lois Severino Trustees Severino Family Trust(12)	63,086	140,000	1,226,344	1%
Brian and Lorelei Griffith(13)	19,416	286,521	591,652	*	%
G. Scott McComb	13,652	120,280	133,932	*	%
				*	%
New Totals	613,614	2,973,832	9,797,135	7.9%

* Less than one percent (1%)

(1)

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)

Our company has only one class of stock outstanding. The sum of 94,590,280 shares of common stock outstanding on January 24, 2017, and 29,297,240 shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned by the shareholders.

(3)	Includes warrants to purchase 394,200 shares.
(4)	Includes warrants to purchase 425,368 shares.
(5)	Includes warrants to purchase 3,257,143 shares.
(6)	Includes warrants to purchase 170,090 shares.

(7)	Includes warrants to purchase 247,291 shares.
(8)	Includes warrants to purchase 71,429 shares.
(9)	Includes warrants to purchase 92,338 shares.
(10)	Includes warrants to purchase 100,000 shares.
(11)	Includes warrants to purchase 142,857 shares.
(12)	Includes warrants to purchase 1,023,258 shares.
(13)	Includes warrants to purchase 285,715 shares.

PLAN OF DISTRIBUTION

This prospectus covers the sale of up to 36,003,708 shares of our common stock by our company to persons who purchased “Units” in a private offering that we effected in the 2015 Unit Offering (“Unitholders”). See “Description of Offering.”

The shares offered hereby will be sold and issued only to Unitholders and only following our receipt from each Unitholder of (a) such Unitholder’s Notice of Voluntary Conversion with respect to such Unitholder’s convertible promissory note and (b) such Unitholder’s (i) surrendered warrant certificates evidencing the stock purchase warrants to be exercised, (ii) completed applicable Notices of Exercise attached to such warrant certificates and (iii) payment in full of the aggregate exercise price of such stock purchase warrants in cash or its equivalent.

The shares will be issued by us through our transfer agent, American Stock Transfer & Trust, LLC. Such shares upon issuance will be unrestricted, freely-tradable shares. At this point the Unitholder becomes a Selling Stockholder.

The Selling Stockholders are “underwriters,” and may be deemed to be an “underwriter,” within the meaning of the Securities Act. The Selling Stockholders and any of their respective pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●

any other method permitted pursuant to applicable law; provided, however, that Selling Stockholders who are executive officers or directors of the Company have agreed to sell the shares they hold personally through their individual broker (not a broker that may be engaged on behalf of the Company, if applicable) and not as principal acting for their own accounts.

The Selling Stockholder may also sell shares under an exemption from the registration requirements under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters," within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Company has advised the Selling Stockholders that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholder in connection with resales of their respective shares under this Registration Statement. The Equity Purchaser has agreed not to engage in any direct or indirect short selling of our common stock during the term of the Purchase Agreement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock by Selling Stockholders.

Blue Sky Restrictions on Resale

If a Selling Stockholder wants to sell shares of our common stock under this registration statement in the United States, the Selling Stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for the Selling Stockholder will be able to advise the Selling Stockholder as to which states that our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a Selling Stockholder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and the Selling Stockholders indicate in which state(s) they desire to sell their shares, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Wilson & Oskam, LLP.

EXPERTS

The financial statements included in this prospectus for the years ended December 31, 2015 and 2014 have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein (which expressed an unqualified opinion and includes an explanatory paragraph referring to conditions that raise substantial doubt about BioLargo, Inc. and subsidiaries ability to continue as a going concern) and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The financial statements included in this prospectus for the three- and nine-month periods ended September 30, 2016, have not been audited.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our company on our website, located at www.BioLargo.com.

BioLargo, Inc.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND SEPTEMBER 30, 2016

	DECEMBER 31, 2015	SEPTEMBER 30, 2016 (Unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,763,114	$1,731,946
Accounts receivable	41,431	83,287
Inventories	37,435	25,620
Prepaid expenses and other current assets	49,167	32,254
Total current assets	1,891,147	1,873,107

Equipment, net of depreciation	—	55,009
Other non-current assets, net of amortization	19,157	39,459
Total assets	$1,910,304	$1,967,575

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$324,983	$226,189
Accrued officer bonus	—	100,000
Convertible notes payable	—	280,000
Discount on convertible notes payable	—	(78,826)
Derivative warrant liability	—	303,880
Deposits	135,000	—
Total current liabilities	459,983	831,243

Long-term liabilities:
Convertible notes payable	3,245,972	5,117,876
Line of credit	—	50,000
Discount on convertible notes payable and line of credit	(2,937,019)	(3,871,450)
Total liabilities	768,936	2,127,669

COMMITMENTS, CONTINGENCIES (Note 9)
STOCKHOLDERS’ EQUITY (DEFICIT):
Convertible Preferred Series A, $.00067 Par Value, 50,000,000 Shares Authorized, -0- Shares Issued and Outstanding, at December 31, 2015 and September 30, 2016, respectively.	—	—
Common stock, $.00067 Par Value, 200,000,000 Shares Authorized, 85,648,015 and 89,915,980 Shares Issued, at December 31, 2015 and September 30, 2016, respectively.	57,236	60,114
Additional paid-in capital	84,410,821	88,925,035
Accumulated deficit	(84,075,695)	(89,680,852)
Accumulated other comprehensive loss	(40,567)	(62,290)
Non-controlling interest (Note 8)	789,573	597,899
Total stockholders’ equity (deficit)	1,141,368	(160,094)
Total liabilities and stockholders’ equity	$1,910,304	$1,967,575

See accompanying notes to unaudited consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE-MONTHS ENDED SEPTEMBER 30, 2015 AND 2016

(UNAUDITED)

	THREE-MONTHS		NINE-MONTHS
	SEPTEMBER 30, 2015	SEPTEMBER 30, 2016	SEPTEMBER 30, 2015	SEPTEMBER 30, 2016

Revenue
Product revenues	$43,335	$107,321	$72,821	$160,249
License revenue	—	55,000	—	55,000

Total revenue	43,335	162,321	72,821	215,249
Cost of revenues	(19,930)	(47,112)	(33,994)	(68,950)

Gross profit	23,405	115,209	38,827	146,299

Selling, general and administrative expenses	1,455,250	989,223	2,875,043	2,843,694
Research and development	162,261	348,619	467,471	1,029,637
Amortization and depreciation	2,730	3,005	8,190	8,580

Operating loss	(1,596,836)	(1,225,638)	(3,311,877)	(3,735,612)

Other (expense) income:
Interest expense	(247,310)	(1,087,578)	(564,383)	(1,972,428)
Change in fair value of derivative warrant liability	—	(202,110)	—	(202,110)
Grant income	20,894	31,223	57,922	113,319

Net loss	(1,823,252)	(2,484,103)	(3,818,338)	(5,796,831)

Net loss attributable to noncontrolling interest	(2,398)	(69,843)	(13,742)	(191,674)
Net loss attributable to common shareholders	$(1,820,854)	$(2,414,260)	$(3,804,596)	$(5,605,157)

Net loss per share attributable to common shareholders:
Loss per share attributable to shareholders – basic and diluted	$(0.02)	$(0.03)	$(0.05)	$(0.07)
Weighted average number of common shares outstanding:	84,459,614	88,148,092	83,616,879	86,809,862

Comprehensive loss attributable to common shareholders:
Net loss	$(1,823,252)	$(2,484,103)	$(3,818,338)	$(5,796,831)
Foreign currency translation	—	(11,799)	—	(21,723)

Comprehensive loss	(1,823,252)	(2,495,902)	(1,653,711)	(5,818,554)

Comprehensive loss attributable to noncontrolling interest	(2,398)	(69,843)	(13,742)	(191,674)

Comprehensive loss attributable to common shareholders	$(1,820,854)	$(2,426,059)	$(3,804,596)	$(5,626,880)

See accompanying notes to unaudited consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2016

(UNAUDITED)

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Non- controlling	Total stockholders’
	Shares	Amount	capital	deficit	loss	interest	equity (deficit)
Balance, December 31, 2015	85,648,015	$57,236	$84,410,821	$(84,075,695)	$(40,567)	$789,573	$1,141,368
Issuance of common stock to vendors and interest to note holders	1,776,664	1,208	701,535	—	—	—	702,743
Conversion of 2015 Unit offering notes into shares of common stock	1,341,301	899	351,667	—	—	—	352,566
Exercise of warrants	1,150,000	771	354,229	—	—	—	355,000
Stock option compensation expense	—	—	645,808	—	—	—	645,808
Warrants and conversion feature issued as discount on convertible notes payable and line of credit	—	—	2,460,975	—	—	—	2,460,975
Net loss	—	—	—	(5,605,157)	—	(191,674)	(5,796,831)
Foreign currency translation	—	—	—	—	(21,723)	—	(21,723)

Balance, September 30, 2016	89,915,980	$60,114	$88,925,035	$(89,680,852)	$(62,290)	$597,899	$(160,094)

See accompanying notes to unaudited consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2015 AND 2016

(UNAUDITED)

	SEPTEMBER 30, 2015	SEPTEMBER 30, 2016
Cash flows from operating activities
Net loss	$(3,818,338)	$(5,796,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	1,638,706	645,808
Common stock issued for interest and in lieu of salary to officers and fees for services from consultants	530,737	702,743
Interest expense related to amortization of the discount on convertible notes payable and line of credit and deferred financing costs	529,920	1,577,845
Change in fair value of derivative warrant liability	—	202,110
Amortization and depreciation expense	8,190	8,580
Changes in assets and liabilities:
Accounts receivable	(32,784)	(41,856)
Inventories	12,812	11,815
Prepaid expenses and other current assets	(10,417)	16,913
Accounts payable and accrued expenses	(233,965)	(62,681)
Accrued officer bonus	—	100,000
Deposits	25,000	(135,000)
Other assets	—	(28,542)

Net cash used in operating activities	(1,340,139)	(2,799,096)

Cash flows from investing activities
Equipment purchases	—	(55,349)

Net cash used in investing activities	—	(55,349)

Cash flows from financing activities
Proceeds from convertible notes payable	1,768,000	2,190,000
Proceeds from letter of credit	—	300,000
Proceeds from warrant exercise	—	355,000
Payment of financing costs	(22,150)	—

Net cash provided by financing activities	1,745,850	2,845,000

Net effect of foreign currency translation	—	(21,723)
Net change in cash	405,711	(31,168)
Cash at beginning of year	154,460	1,763,114

Cash at end of period	$560,171	$1,731,946

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$13,803	$—
Income taxes	$4,000	$6,509
Non-cash investing and financing activities
Fair value of warrants issued in conjunction with convertible notes and letter of credit	$2,331,008	$2,460,975

Fair value of warrants issued for financing fees	$72,320	$—

Conversion of convertible notes payable into common stock	$105,000	$352,566

See accompanying notes to unaudited consolidated financial statements

BIOLARGO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

Note 1. Business and Organization

Outlook

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying consolidated financial statements, we had a net loss of $5,796,831, and cash used in operations of $2,799,096, for the nine-months ended September 30, 2016, and at September 30, 2016, we had working capital of $1,041,864, current assets of $1,873,107, and an accumulated stockholders’ deficit of $89,680,852. The foregoing factors raise substantial doubt about our ability to continue as a going concern. Ultimately, our ability to continue as a going concern is dependent upon our ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We have been, and anticipate that we will continue to be, limited in terms of our capital resources. Our total cash balance was $1,731,946 at September 30, 2016. We had revenues of $215,249 in the nine-months ended September 30, 2016, which amount was not sufficient to fund our operations. We generally have not had enough cash or sources of capital to pay our accounts payable and expenses as they arise, and have relied on the issuance of stock options and common stock, as well as extended payment terms with our vendors, to continue to operate. We will be required to raise substantial additional capital to expand our operations, including without limitation, hiring additional personnel, additional scientific and third-party testing, costs associated with obtaining regulatory approvals and filing additional patent applications to protect our intellectual property, and possible strategic acquisitions or alliances, as well as to meet our liabilities as they become due for the next 12 months.

As of September 30, 2016, we had $5,447,876 in principal amounts due on various debt obligations (see Note 4). Of that amount, $4,834,305 is due on notes convertible into shares of our common stock at our option on their maturity dates on June 1, 2018, $283,571 is convertible into shares of our common stock at our option on their maturity dates on September 17, 2019, and $280,000, maturing July 8, 2017, is convertible by the holder at any time. We also had $50,000 principal amount outstanding due on a line of credit that is payable December 1, 2017. Interest continues to accrue on each of these notes. Additionally, we had $290,076 of accounts payable and accrued expenses (see Note 7).

The unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to Rule 8-03 of Regulation S-X under the Securities Act of 1933, as amended. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements.  In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. These unaudited consolidated financial statements and notes should be read in conjunction with the Company’s audited financial statements and accompanying notes included in the Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2016.

We operate six wholly-owned subsidiaries: BioLargo Life Technologies, Inc., organized under the laws of the State of California in 2006, Odor-No-More, Inc., organized under the laws of the State of California in 2009, BioLargo Water USA, Inc., organized under the laws of the State of California in 2013, BioLargo Water, Inc., organized under the laws of Canada in 2014, BioLargo Maritime Solutions, Inc. organized under the laws of the State of California in 2016, and BioLargo Development Corp., organized under the laws of the State of California in 2016. Additionally, we are majority owner of Clyra Medical Technologies, Inc., organized under the laws of the State of California in 2012.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for stock-based compensation and financing transactions, uncollectible accounts receivable, asset impairment and amortization, and taxes, among others.

The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results of our financial statements.

Share-based Payments

All share-based payments to employees, including grants of employee stock options, are recognized in the financial statements based on their fair values.

For stock issued to consultants and other non-employees for services, we record the expense based on the fair market value of the securities as of the date of the stock issuance. The issuance of fully vested stock warrants or options to non-employees are valued at the time of issuance utilizing the Black Scholes calculation and the amount is charged to expense. The issuance of stock warrants or options to non-employees that vest over time are revalued each reporting period until vested to determine the amount to be recorded as an expense in the respective period. As the warrants or options vest, they are valued on each vesting date and an adjustment is recorded for the difference between the value already recorded and the then current value on the date of vesting.

Non-Cash Transactions

We have established a policy relative to the methodology to determine the value assigned to each intangible we acquire, and/or services or products received for non-cash consideration of our common stock. The value is based on the market price of our common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered or product is received.

Foreign Currency

The Company has designated the functional currency of Biolargo Water, Inc., our Canadian subsidiary, to be the Canadian dollar. Therefore, translation gains and losses resulting from differences in exchange rates are recorded in accumulated other comprehensive loss.

Revenue Recognition

Revenues are recognized as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured. We also may generate revenues from royalties and license fees from our intellectual property. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of future benefit to the average licensee.

Government Grants

We have been awarded grants from the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP) and the National Science and Engineering Research Council of Canada (NSERC). The government grants received are considered other income and are included in our consolidated statements of operations. We received our first grant in 2015 and have been awarded 30 grants totaling approximately $1,100,000. Some of the funds from these grants are given directly to third parties (such as the University of Alberta) to support research on our technology. The grants have terms generally ranging between six and eighteen months and support a majority, but not all of the related research budget costs. This cooperative research allows us to utilize (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs, (iii) independent and credible validation of our technical claims.

The grants provide for (i) recurring monthly amounts and (ii) reimbursement of costs for research talent for which we invoice to request payment and (iii) ancillary cost reimbursement for research talent travel related costs. All awarded grants have specific requirements on how the money is spent, typically to employ researchers. None of the funds may be used for general administrative expenses or overhead in the United States. These grants have substantially increased our level of research and development activities in Canada. We continue to apply for Canadian government and agency grants to fund research and development activities. Not all of our grant applications have been awarded, and no assurance can be made that any pending grant application, or any future grant applications, will be awarded.

Earnings (Loss) Per Share

We report basic and diluted earnings (loss) per share (“EPS”) for common and common share equivalents. Basic EPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted EPS is computed by adding to the weighted average shares the dilutive effect if stock options and warrants were exercised into common stock. For the three and nine-months ended September 30, 2015 and 2016, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the warrants and stock options on the Company’s net loss.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)," which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The amendments in this update change existing guidance related to accounting for employee share-based payments affecting the income tax consequences of awards, classification of awards as equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the potential impact of the adoption of this standard.

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”. The update provides guidance on identifying performance obligations and licensing:

1.	Identifying Performance Obligations:
a.	When identifying performance obligations, whether it is necessary to assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract.
b.	Determining whether promised goods and services are separately identifiable (that is, distinct within the context of the contract)
c.	Determining whether shipping and handling activities are a promised service in a contract or are activities to fulfill an entity’s other promises in the contract.
2.	Licensing:
a.

Determining whether the nature of an entity’s promise in granting a license is to provide a right to access the entity’s intellectual property, which is satisfied over time and for which revenue is recognized over time, or to provide a right to use the entity’s intellectual property, which is satisfied at a point in time and for which revenue is recognized at a point in time.

b.	The scope and applicability of the guidance about when to recognize revenue for sales-based or usage-based royalties promised in exchange for a license of intellectual property
c.

Distinguishing contractual provisions that require an entity to transfer additional licenses (that is, rights to use or access intellectual property) to a customer from contractual provisions that define the 2 attributes of a promised license (for example, restrictions of time, geographical region, or use).

The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this update are the same as the effective date and transition requirements in Topic 606. . The Company is currently evaluating the potential impact of the adoption of this standard.

Note 3. Deposits

Royalty Revenue

In 2012, we executed a joint venture agreement with Peter Holdings Pty. Ltd., the principal developer of the Isan System, whereby we jointly purchased the intellectual property associated with the Isan System, and agreed to share any royalties from any licensing revenue generated from the Isan System on an equal 50/50 basis.

In February 2014, we received a deposit of $100,000 from InsulTech Manufacturing, LLC, an Arizona limited liability company d/b/a Clarion Water (“Clarion Water”) towards a worldwide, exclusive license of the Isan System. On August 12, 2014, we entered into a license agreement with Clarion Water in which we granted an exclusive license to commercialize the Isan System for a term expiring the latter of 10 years or upon the expiration of the licensed patents. The license agreement provides that the $100,000 deposit is non-refundable, and is to be credited to future payments of royalties or sublicense fees due under the license agreement. The agreement further provides for a 10% royalty of licensee’s “net sales revenue”, and 40% of sublicensing fees. Licensee is required to make minimum payments beginning July 1, 2016, of $50,000 per quarter to maintain exclusivity and as of July 1, 2016, the Licensee is not making this payment and has relinquished exclusivity rights. The intellectual property subject to the license agreement includes all intellectual property related to the Isan System, including all patents, trademarks, proprietary knowledge, and other similar know-how or rights relating to or arising out of the Isan System or the patents related to the Isan System. The agreement contains other terms and conditions typically found in intellectual property license agreements. Clarion Water’s work to commercialize the Isan System continues. (See Part I, Item 2, “Our Business – Clarion Water”.)

We are obligated to share any revenues under the agreement on an equal basis with Peter Holdings Pty. Ltd. On July 1, 2016, per the terms of the agreement the $100,000 deposit received in 2014 was recorded to Royalty revenue, offset by the $45,000 share paid to Peter Holdings Pty. Ltd.

Note 4. Debt Obligations

The following table summarizes our debt obligations outstanding as of the dates indicated:

	DECEMBER 31, 2015	SEPTEMBER 30, 2016

Convertible notes, mature June 1, 2018	$3,245,972	$4,834,305
Convertible notes, mature September 17, 2019	—	283,571
Line of credit, matures December 1, 2017	—	50,000
Total	$3,245,972	$5,447,876

For the three and nine-months ended September 30, 2015, we recorded $247,310 and $564,383 of interest expense and for the three and nine-months ended September 30, 2016, we recorded $1,087,578 and $1,972,428 of interest expense related to the amortization of the discount on our convertible notes payable and interest expense related to our outstanding convertible promissory notes and line of credit.

2015 Unit Offering

On January 15, 2015, we commenced a private securities offering of “units”, each Unit consisting of a convertible promissory note and Series A stock purchase warrant (“2015 Unit Offering”), which was closed on September 16, 2016. The price and availability of the Units were set forth in five “Pricing Supplements” issued from time-to-time. Each note issued is convertible into the Company’s common stock at the Unit price set forth in the particular pricing supplement, and matures June 1, 2018. Because more than $3,000,000 was invested, we are obligated to register the common shares underlying the notes and warrants (“Shares”) with the Securities and Exchange Commission.

Interest due will be paid quarterly in arrears in cash or shares of common stock; all interest due thus far has been paid in shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. When paid in shares, the number of shares to be issued shall be calculated by dividing the principal amount invested by the Unit price, as it is established at the time of the original investment by the applicable Pricing Supplement. The notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as all of the following conditions are met: (i) the Shares issued as payment are registered with the SEC, (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price.

Each investor, for no additional consideration, received a Series A stock purchase warrant. (See Note 6).

Each Series A warrant allows for the purchase of the number of common shares equal to the investment amount divided by the Unit price, (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of his original convertible note) and, the warrant will have an exercise price as set forth in the Pricing Supplement. Each Series A warrant expires June 1, 2020. The Company may “call” the Series A warrant, requiring the investor to exercise the warrant within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC, and (ii) the Company’s common stock closes for ten consecutive trading days at or above two times the exercise price.

In total, we issued five pricing supplements setting forth the conversion price of the note, as well as the warrant price, as follows (numbers in table reflect total investments for each pricing supplement since inception of offering through the termination of the offering):

Pricing Supplement	Conversion Price	Warrant Exercise Price	Aggregate Investments
No. 1	$0.25	$0.40	$460,000
No. 2	$0.25	$0.40	1,100,000
No. 3	$0.35	$0.45	1,546,713
No. 4	$0.35	$0.45	550,000
No. 5	$0.55	$0.70	1,155,000
			$4,811,713

During the three and nine-months ended September 30, 2015, we received $857,000 and $1,635,000, respectively, of aggregate investments in the 2015 Unit Offering, and during the three and nine-months ended September 30, 2016, we received $1,405,000 and $1,940,000 respectively. A subscription for an investment in the amount of $200,000 was received and accepted prior to the close of the offering. Funds for the investment was not received until after September 30, 2016. Although the investment is included in the totals in the above table, the cash for the investment is not reflected on our balance sheet as of September 30, 2016. Multiple investors have chosen to convert their promissory notes into common stock (see Note 5, “Common Stock”).

One-Year Convertible Notes

On July 8, 2016, we received $250,000 and issued convertible promissory notes (convertible at $0.45 per share) with a maturity date of July 8, 2017 to two accredited investors’ in the aggregate principal amount of $280,000. Interest is charged upon issuance at 3% per annum. We also issued to the investors’ stock purchase warrants to purchase an aggregate 400,000 shares exercisable at $0.65 per share, which expire five years from the date of grant. We are required to include the shares underlying the warrants in any subsequent registration statement (piggy back registration rights). Additionally, the exercise price of the stock purchase warrant may be adjusted downward in the event we sell our common stock or issue warrants at a lower price, other than through our 2015 Unit Offering. Thus, the warrants are recorded as a derivative liability on our balance sheet. The fair value of these warrants totaled $101,770 and was recorded as a derivative liability at issuance. On September 30, 2016 we again calculated the fair value of the warrants, resulting in a derivative liability of $303,880. The $202,110 was recorded as a change in fair value of a derivative liability.

Line of Credit

On June 6, 2016, we received $300,000 pursuant to a line of credit, accruing interest at a rate of 18% per annum, for which we have pledged our inventory and accounts receivable as collateral. The line of credit may be repaid following nine-months from the date of issuance or at the maturity date December 1, 2017.

Each investor, for no additional consideration, received a warrant to purchase our common stock. (See Note 6). The warrant allows for the purchase of the number of common shares equal to the investment amount. (e.g., one warrant share for each dollar invested).

On September 17, 2016, investors holding $250,000 of the line of credit converted their line of credit plus accrued interest of $33,571 into convertible promissory notes totaling $283,571 on the same terms and notes issued in the 2015 Unit Offering, convertible at $0.55 per share, with the exception that these newly issued notes mature September 17, 2019, rather than June 1, 2018. Additionally, the investors received a Series A stock purchase warrant to purchase 515,583 shares of our common stock at an exercise price of $0.70 per share. (See Note 6).

December/January Notes

In January 2015, we received $133,000 and issued unsecured convertible promissory notes each with a one-year maturity date, which accrue interest at a rate of 12% per annum. Each noteholder, for no additional consideration, received a stock purchase warrant exercisable at $0.30 per share, which expires January 2018. (See Note 6).

The funds received as part of our December/January Notes totaled $333,000. During the nine-month period ended December 31, 2015, these investors converted their investments into convertible promissory notes on the same terms and notes issued in the 2015 Unit Offering, convertible at $0.25 per share, maturing June 1, 2018. Additionally, the investors received a Series A stock purchase warrant to purchase 1,909,301 shares of our common stock at an exercise price of $0.40 per share. (See Note 6).

Note 5. Stockholders’ Equity

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to issue preferred stock, from time to time, on such terms and conditions as they shall determine. As of December 31, 2015 and September 30, 2016 there were no outstanding shares of our preferred stock.

Common Stock

During the nine-months ended September 30, 2015 and 2016, we issued 1,252,339 and 1,776,664 shares of common stock in lieu of cash for salaries to officers, fees for service provided by consultants and to settle our accrued interest liability, resulting in a weighted-average grant date fair value of $530,737 and $702,743, respectively, which is recorded in selling general and administrative expense and interest expense.

During the three-months ended September 30, 2016, we issued 1,341,301 shares of common stock per the request of noteholders’ to convert the principal balance and interest due on promissory notes totaling $352,566. There were no shares issued related to our 2015 Unit Offering during the nine-months ended September 30, 2015.

During the three-months ended September 30, 2016, we issued 1,150,000 shares of our common stock and in exchange we received proceeds totaling $355,000 from the exercise of stock purchase warrants. There were no shares issued for the exercise of warrants during 2015.

Share-Based Compensation

During the nine-months ended September 30, 2015 and 2016, we recorded an aggregate $1,638,706 and $645,808 in selling general and administrative expense related to the issuance of stock options. We issued options through our 2007 Equity Incentive Plan and outside of our 2007 Equity Incentive Plan.

2007 Equity Incentive Plan

On August 7, 2007, and as amended April 29, 2011, our Board of Directors adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan. The Board’s Compensation Committee administers this plan. The plan allows grants of common shares or options to purchase common shares. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The Compensation Committee may at any time amend or terminate the plan. The term of the options may be up to 10 years.

On June 20, 2016, we recorded the issuance of options to purchase an aggregate 40,000 shares of our common stock to the non-employee members of our Board of Directors, pursuant to the terms of the 2007 Equity Plan which calls for an annual automatic issuance. The exercise price of $0.45 equals the price of our common stock on the grant date. The fair value of these options totaled $18,000 and was recorded as selling, general and administrative expense.

On March 21, 2016, our Board of Directors extended by five years the expiration of options to purchase 307,777 shares of our common stock issued to our Board of Directors and vendors in March 2011. The options were originally issued in exchange for unpaid obligations and now expire on March 21, 2021. The weighted-average fair value of the options resulted in additional $119,971 of selling, general and administrative expenses.

On September 30, 2015, our Charles K. Dargan, II agreed to extend his engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been serving as our Chief Financial Officer. The Engagement Extension Agreement dated as of September 30, 2015 (the “Engagement Extension Agreement”) provides for an additional term to expire September 30, 2016 (the “Extended Term”), is retroactively effective to February 1, 2015, and an extension is currently being negotiated. During the Extended Term, Mr. Dargan shall be compensated through the issuance of an option to purchase 300,000 shares of the Company’s common stock that vest over the term of the engagement with 120,000 shares vested as of September 30, 2015, and the remaining shares to vest 15,000 monthly, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each vesting date. During the nine-months ended September 30, 2015 and 2016, we recorded $68,400 and $76,950 of selling, general and administrative expense.

On August 4, 2015, our board of directors extended by five years the expiration of options to purchase an aggregate 1,772,581 shares of our common stock issued to consultants, vendors and employees in August 2010. The options were originally issued in exchange for accrued and unpaid amounts owed to the individuals, at an exercise price of $0.30 and now expire August 4, 2020. Fair value of the option totaled $620,403 of additional selling, general and administrative expenses.

On June 24, 2015, we recorded the issuance of options to purchase an aggregate 40,000 shares of our common stock to the non-employee members of our Board of Directors, pursuant to the terms of the 2007 Equity Plan which calls for an annual automatic issuance. The exercise price of $0.38 equals the price of our common stock on the grant date. The fair value of these options totaled $15,200 and was recorded as selling, general and administrative expense.

On June 24, 2015, our board of directors extended by five years the expiration of an option to purchase 200,000 shares of our common stock issued to our Chief Science Officer in February 2010. The option was issued in exchange for unpaid salary obligation at an exercise price of $0.575 and now expires February 5, 2020. Fair value of the option totaled $68,000 of additional selling, general and administrative expenses.

On April 20, 2015, we issued an option to purchase 700,000 shares of our common stock to a consultant. The option vests ratably over two years, expires ten years from the date of issuance, and is exercisable at $0.40 per share. The price of our common stock on the grant date was $0.34 per share. The fair value of this option totaled $238,000 and is being expensed as selling, general and administrative expense over the vesting period. During the nine-months ended September 30, 2015 and 2016, we recorded $49,550 and $79,280 of selling, general and administrative expense. This contract ended August 2016 and the remaining unvested 262,500 options were cancelled.

Activity for our stock options under the 2007 Plan for the nine-months ended September 30, 2015 and 2016 is as follows:

						Weighted
Balance, September 30, 2015:			Exercise			Average
	Options	Shares	Price			Price per
	Outstanding	Available	per share			share
Balances as of December 31, 2014	8,601,086	3,398,914	$0.23	–	1.89	$0.44
Granted	1,040,000	(1,040,000)	0.30	–	0.58	0.35
Plan classification	600,000	(600,000)	0.30	–	0.60	0.33
Balance, September 30, 2015	10,241,086	2,158,914	$0.23	–	1.89	$0.43

						Weighted
			Exercise			Average
Balance, September 30, 2016:	Options	Shares	Price			Price per
	Outstanding	Available	per share			share
Balances as of December 31, 2015	10,241,086	1,758,914	$0.22	–	1.89	$0.44
Granted	40,000	(40,000)		0.45		0.45
Cancelled	(262,500)	262,500		0.40		0.40
Balance, September 30, 2016	10,018,586	1,981,414	$0.22	–	1.89	$0.46

Options issued Outside of the 2007 Equity Incentive Plan

During the nine-months ended September 30, 2016, we issued options to purchase 906,973 shares of our common stock at exercise prices ranging between $0.33 – $0.76 per share to vendors and to our members of our board of directors, in lieu of 266,504 in accrued and unpaid fees. The weighted-average fair value of these options totaled $329,607 and is recorded as selling, general and administrative expenses.

During the nine-months ended September 30, 2015, we issued options to purchase 1,893,434 shares of our common stock at exercise prices ranging between $0.33 – $0.36 per share to vendors and to our members of our board of directors, in lieu of $398,150 in accrued and unpaid fees. The weighted-average fair value of these options totaled $808,615 and is recorded as selling, general and administrative expenses.

The grant-date fair value of the previously issued options that vested during the nine-months ended September 30, 2015 and 2016 was $77,028 and $39,100, respectively.

Activity of our stock options issued outside of the 2007 Plan for the nine-months ended September 30, 2015 and 2016 is as follows:

Balance, September 30, 2015:					Weighted
	Options	Exercise			Average
	Outstanding	Price per share			Price per share
Balance, December 31, 2014	17,965,291	$0.18	–	1.00	$0.40
Granted	1,893,434	0.34	–	0.36	0.35
Expired	(46,250)		0.30		0.30
Plan classification	(600,000)	0.30	–	0.63	0.33
Balance, September 30, 2015	19,212,474	$0.18	–	1.00	$0.44

					Weighted
Balance, September 30, 2016:	Options	Exercise			Average
	Outstanding	Price per share			Price per share
Balance, December 31, 2015	19,394,975	$0.18	–	1.00	$0.40
Granted	906,973	0.33	–	0.76	$0.48
Exercised	(60,000)		0.25		0.25
Balance, September 30, 2016	20,241,948	$0.18	–	1.00	$0.41

We recognize compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes Option Pricing Model. The following methodology and assumptions were used to calculate share based compensation for the nine-months ended September 30:

	2015						2016
	Non Plan			2007 Plan			Non Plan			2007 Plan
Risk free interest rate	1.83	–	2.33%	1.60	–	2.38%	1.77	–	2.27%	1.36	–	1.77%
Expected volatility	794	–	821%	322	–	807%	641	–	738%	315	–	641%
Expected dividend yield		–			–			–			–
Forfeiture rate		–			–			–			–
Life in years		7		3	–	7		7			5

Expected price volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Expected volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rate used in the Black-Scholes calculation is based on the prevailing U.S Treasury yield as determined by the U.S. Federal Reserve. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Historically, we have not had significant forfeitures of unvested stock options granted to employees and Directors. A significant number of our stock option grants are fully vested at issuance or have short vesting provisions. Therefore, we have estimated the forfeiture rate of our outstanding stock options as zero.

Note 6. Warrants

Series A Warrants

During the nine-months ended September 30, 2016, we issued warrants to purchase up to an aggregate 4,455,413 shares of our common stock. Of this amount, warrants to purchase an aggregate 2,719,048 shares were issued at an exercise price of $0.45 per share, and warrant to purchase an aggregate 1,736,365 shares were issued at an exercise price of $0.70 per share. These warrants were issued to investors in our 2015 Unit Offering (see Note 4), as commissions to licensed brokers in conjunction therewith, and to other investors who converted their investors into notes on the same terms as the 2015 Unit Offering and Series A warrants. All Series A Warrants expire June 1, 2020. The relative fair value of these warrants resulted in $1,940,000 recorded as a discount on our convertible notes on our consolidated balance sheets in the periods presented.

Pursuant to the terms of our 2015 Unit Offering, during the nine-months ended September 30, 2015, we issued Series A warrants to purchase up to an aggregate 6,734,580 shares of our common stock. Of that amount, warrants to purchase an aggregate 6,448,866 shares were issued at an exercise price of $0.40 per share, and a warrant to purchase 285,714 shares was issued at an exercise price of $0.45 per share. These warrants were issued to investors and as commissions, and expire June 1, 2020. The fair value of the warrants and the intrinsic value of the beneficial conversion feature resulted in an aggregate $1,635,000 discount on the convertible notes payable.

Warrants Issued Concurrently with Line of Credit

During the nine-months ended September 30, 2016 we issued warrants to purchase an aggregate 300,000 shares of our common stock. These warrants are exercisable at $0.35 per share and expire in June 2021. The relative fair value of warrants issued resulted in $237,405 discount on the letter of credit.

 Pursuant to the terms of our line of credit, five line of credit holders exchanged their line of credit and accrued interest for notes and warrants on the terms offered in our 2015 Unit Offering totaling $283,571 (see Notes 4 and 5). With the exchange, these note holders received additional warrants to purchase an aggregate 515,583 of our common stock at an exercise price of $0.70 which expire June 1, 2018. The fair value of the warrants and the intrinsic value of the beneficial conversion feature resulted in an aggregate $283,571 recorded as a discount on convertible notes payable.

Warrants Issued Concurrently with One Year Convertible Note

During the nine-months ended September 30, 2016 we issued warrants to purchase an aggregate 400,000 shares of our common stock. These warrants are initially exercisable at $0.65 per share and expire July 8, 2021. The fair value of warrants issued resulted in $101,770 discount on the one year convertible note. Additionally, the exercise price of the stock purchase warrant may be adjusted downward in the event we sell our common stock or issue warrants at a lower price, other than through our 2015 Unit Offering.

Warrants Issued Concurrently with December/January Notes

During the nine-month period ended September 30, 2015, we issued warrants to purchase an aggregate 266,000 shares of our common stock to holders of our December/January notes (see Note 5). These warrants are exercisable at $0.30 per share and expire January 2020. The fair value of warrants totaled $133,000 and was recorded as interest expense.

We have certain warrants outstanding to purchase our common stock, at various prices, as summarized in the following tables:

Balance, September 30, 2015	Warrants
	outstanding	Price Range
Outstanding as of December 31, 2014	8,838,122	$0.125	–	1.00
Issued	9,387,214	0.30	–	0.75
Expired	(4,582,079)	0.25	–	0.75
Outstanding as of September 30, 2015	13,643,257	$0.125	–	1.00

Balance, September 30, 2016	Warrants
	outstanding	Price Range
Outstanding as of December 31, 2015	13,779,438	$0.125	–	1.00
Issued	5,670,996	0.35	–	0.70
Exercised	(1,150,000)	0.30	–	0.40
Expired	(263,545)	0.55	–	0.75
Outstanding as of September 30, 2016	18,036,889	$0.125	–	1.00

The fair value of each award grant is estimated on the date of grant using the Black-Scholes option-pricing model. The determination of expense of warrants issued for services or settlement also uses the option-pricing model. The principal assumptions we used in applying this model were as follows for the nine-months ended September 30:

	2015			2016
Risk free interest rate	0.97	–	1.60%	0.95	–	1.36%
Expected volatility	255	–	332%	311	–	315%
Expected dividend yield		–			–
Forfeiture rate		–			–
Expected life in years	3	–	5		5

The risk-free interest rate is based on U.S Treasury yields in effect at the time of grant. Expected volatilities are based on historical volatility of our common stock.

Note 7. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses included the following:

	December 31,	September 30,
	2015	2016
Accounts payable and accrued expenses	$174,539	$52,576
Payroll tax liability	137,500	137,500
Accrued interest	12,944	36,113
Total accounts payable and accrued expenses	$324,983	$226,189

The payroll tax liability is our estimate of payroll taxes due on the past services of independent contractors. We are currently attempting to reduce the liability to approximately $5,000 through the IRS Voluntary Classification Settlement Program.

On September 27, 2016, the board approved a $120,000 bonus for our CTO and CEO, each will receive $60,000. As of September 30, 2016, $100,000 of this bonus remains to be paid.

Note 8. Noncontrolling Interest

Clyra

In May 2012, we formed a subsidiary for the purpose of marketing and selling medical products containing our technology, Clyra Medical Technology, Inc. (“Clyra”). Until December 17, 2012, this subsidiary was wholly-owned, with 7,500 shares issued to BioLargo, Inc. On December 17, 2012, Clyra issued 1,500 shares of Clyra common stock to a three member management team, one-third of which vested immediately, and the remaining over time. The shares granted to the three executives are restricted from transfer until a sale of the company, whether by means of a sale of its stock or substantially all of its assets, or otherwise by agreement of Clyra, BioLargo and the executives.

On December 30, 2015, Clyra sold 9,830 shares of its Series A Preferred Stock (“Preferred Shares”) to Sanatio Capital, LLC (“Sanatio”) for $750,000. This sale was made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and Regulation D promulgated thereunder as not involving a public offering of securities. As a result of the sale, Sanatio owns 40% of Clyra’s issued and outstanding shares, BioLargo owns 54%, and the remainder is owned by management.

As set forth in Clyra’s Amended and Restated Articles of Incorporation, Preferred Shares accrue an annual dividend of 8% for a period of five years. Although the dividends begin to accrue immediately, Clyra has no obligation to declare a dividend until a product of the company has received a premarket approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States (either, “FDA Approval”). After FDA Approval, annually on December 20, and unless prohibited by California law governing distributions to shareholders, Clyra is required to declare and pay any accruing dividends to holders of Preferred Shares then accrued but unpaid. As the declaration and payment of such dividends is contingent on an uncertain future event, no liability has been recorded for the dividends. The accumulated and undeclared dividend balance as of September 30, 2016 is $45,000.

Holders of Preferred Shares are entitled to preferential payments in the event of a liquidation, dissolution or winding up of the company, in an amount equal to any accrued and unpaid dividends. After such preference, any remaining assets are distributed pro-rata between holders of Clyra common stock and Preferred Shares as if the Preferred Shares had converted to Clyra common stock. Holders of Preferred Shares may convert the shares to Clyra common stock initially on a one-to-one basis. The conversion formula is subject to change in the event Clyra sells stock at a lower price than the price paid by Sanatio.

In addition to the foregoing, Clyra entered into a consulting agreement with Beach House Consulting, LLC, through which Jack B. Strommen will be providing consulting services to the company. Mr. Strommen is the founder of Beach House Consulting, LLC. Mr. Strommen will be assisting the company in its sales and marketing activities once it has FDA Approval on a product, at which point the agreement provides that Mr. Strommen is to receive $23,438 per month for a period of four years. As of September 30, 2016, the Company has not presented any products to the FDA for FDA Approval.

Clyra has yet to generate revenues. Clyra’s operations for the three and nine-months ended September 30, 2016, resulted in a net loss of $151,333 and $415,380, respectively.

Biolargo Maritime Solutions

The Company has an additional subsidiary, Biolargo Maritime Solutions, whereby if certain factors are met, a noncontrolling equity interest in this subsidiary has been pledged to its management.

Note 9. Subsequent Events.

Management has evaluated subsequent events through the date of the filing of this Quarterly Report and management noted the following for disclosure.

2015 Unit Offering

Subsequent to September 30, 2016, we received $200,000 for an investment into our 2015 Unit Offering (see Note 4). The subscription agreement for this investment was received and accepted prior to the closing of the offering.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

BioLargo, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of BioLargo, Inc. and Subsidiaries (the “Company”) as of December 31, 2014 and 2015, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2014 and 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioLargo, Inc. and Subsidiaries as of December 31, 2014 and 2015, and the consolidated results of its operations and its cash flows for each of the years ended December 31, 2014 and 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses, negative cash flows from operations and has limited capital resources. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/HASKELL & WHITE LLLP

March 30, 2016

Irvine, California

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND DECEMBER 31, 2015

	December 31, 2014	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$154,460	$1,763,114
Accounts receivable, net	5,617	41,431
Inventory	25,514	37,435
Prepaid expense	45,000	49,167
Total current assets	230,591	1,891,147

Other assets, net of amortization	30,077	19,157

TOTAL ASSETS	$260,668	$1,910,304

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$494,938	$324,983
Notes payable, current portion (Note 5)	250,000	—
Discount on convertible note payable (Note 5)	(192,000)	—
Deposits	100,000	135,000
Total current liabilities	652,938	459,983

LONG-TERM LIABILITIES
Convertible notes payable	—	3,245,972
Discount on convertible notes payable	—	(2,937,019)
Total long-term liabilities	—	308,953

TOTAL LIABILITIES	652,938	768,936

COMMITMENTS, CONTINGENCIES (Notes 10 and 11)
STOCKHOLDERS’ EQUITY (DEFICIT)
Convertible Preferred Series A, $.00067 Par Value, 50,000,000 Shares Authorized, -0- Shares Issued and Outstanding, at December 31, 2014 and December 31, 2015, respectively.	—	—
Common stock, $.00067 Par Value, 200,000,000 Shares Authorized, 82,909,300 and 85,803,467 Shares Issued, at December 31, 2014 and December 31, 2015, respectively.	55,293	57,236
Additional paid-in capital	78,511,529	84,410,821
Accumulated deficit	(79,019,719)	(84,075,695)
Accumulated other comprehensive loss	—	(40,567)
Non-controlling interest (Note 12)	60,627	789,573

Total stockholders’ equity (deficit)	(392,270)	1,141,368

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$260,668	$1,910,304

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2015

	2014	2015

Product revenue	$111,547	$127,582
Cost of goods sold	55,999	62,067
Gross margin	55,548	65,515

Costs and expenses
Selling, general and administrative	2,793,119	3,551,522
Research and development	642,923	684,554
Amortization	10,920	10,920

Total costs and expenses	3,446,962	4,246,996

Loss from operations	(3,391,414)	(4,181,481)

Other income (expense)
Grant revenue	—	99,122
Interest expense, net	(348,153)	(994,671)
Net other income (expense)	(348,153)	(895,549)

Net loss	(3,739,567)	(5,077,030)
Net loss attributable to non-controlling interest	(47,451)	(21,054)
Net loss attributable to shareholders	$(3,692,116)	$(5,055,976)

Loss per common share attributable to common shareholders – basic and diluted	$(0.05)	$(0.06)
Weighted average common share equivalents outstanding	80,017,035	84,112,356

Comprehensive loss attributable to shareholders
Net loss	(3,739,567)	$(5,077,030)
Foreign translation adjustment	—	(40,567)
Comprehensive loss	$(3,739,567)	$(5,117,597)

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2015

	Common Stock		Additional		Accumulated Other
	Number of	Par Value	Paid-In	Accumulated	Comprehensive	Noncontrolling
	Shares	$.00067	Capital	Deficit	Loss	Interest	Total

BALANCE DECEMBER 31, 2013	75,123,014	$50,069	$74,849,492	$(75,327,603)		$(136,922)	$(564,964)
Issuance of stock for cash received as part of Summer 2013 PPM @ $0.25	3,328,400	2,234	795,266	—		—	797,500
Fees paid for Summer 2013 PPM	—	—	(10,000)	—		—	(10,000)
Conversion of note payables	1,360,000	911	583,889	—		—	584,800
Issuance of stock for cash received as part of Summer 2014 PPM @ $0.40	728,264	489	286,511	—		—	287,000
Fees paid for Summer 2014 PPM	—	—	(20,000)	—		—	(20,000)
Cash received from Clyra Winter 2014 PPM	—	—	—	—		245,000	245,000
Issuance of stock for exercise of Winter 2012 Warrant @ $0.50	492,860	329	196,815	—		—	197,144
Issuance of stock for exercise of Summer 2013 Warrant $0.30	280,000	188	83,812	—		—	84,000
Issuance of stock in exchange for Clyra shares	300,000	201	(201)	—		—	—
Issuance of stock for option conversion	41,875	28	(28)	—		—	—
Issuance of stock for services to consultants	590,476	397	379,834	—		—	380,231
Issuance of options for accrued and unpaid obligations to vendors	—	—	388,377	—		—	388,377
Issuance of stock for accrued and unpaid obligations to officers	664,411	447	294,351	—		—	294,798
Issuance of options to board of directors	—	—	483,411	—		—	483,411
Fair Value of Warrant and conversion feature of our convertible notes	—	—	200,000	—		—	200,000
Net loss for the year ended December 31, 2014	—	—	—	(3,692,116)		(47,451)	(3,739,567)
BALANCE DECEMBER 31, 2014	82,909,300	55,293	78,511,529	(79,019,719)		60,627	(392,270)

Issuance of stock in exchange of Clyra shares	1,640,000	1,099	(1,099)	—		—	—
Conversion of equity to notes payable	(530,000)	(355)	(211,662)	—		—	(212,017)
Issuance of common stock to vendors and interest to Noteholders	631,643	530	359,834	—		—	360,364
Issuance of common stock to convert 2015 Unit Offering	258,236	173	64,386	—		—	64,559
Fair value of options issued for services and for accrued and unpaid obligations to vendors	—	—	1,096,968	—		—	1,096,968
Issuance of stock to satisfy accrued and unpaid obligations to officers	738,837	496	309,479	—		—	309,975
Fair value of options issued to board of directors and officers	—	—	734,345	—		—	734,345
Fair value of warrants and conversion feature issued as discount on convertible notes payable	—	—	3,474,721	—		—	3,474,721
Fair value of warrants issued as fees for convertible notes payable	—	—	72,320	—		—	72,320
Investment into Clyra Medical Technolgies (Note 12)	—	—	—	—		750,000	750,000
Net loss for the year ended December 31, 2015	—	—		(5,055,976)		(21,054)	(5,077,030)
Foreign currency translation adjustment	—	—	—		(40,567)		(40,567)

BALANCE DECEMBER 31, 2015	85,648,015	$57,236	$84,410,821	$(84,075,695)	$(40,567)	$789,573	$1,141,368

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR YEARS ENDED DECEMBER 31, 2014 AND 2015

	2014	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(3,739,567)	$(5,077,030)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expense related to options issued to officers and board of Directors	483,411	734,345
Non-cash expense related to the issuance of stock for services to officers and board of directors	269,616	309,975
Non-cash expense related to options and warrants issued to consultants	388,377	1,096,968
Non-cash expense related to stock issued to consultants	663,735	360,364
Non-cash interest expense related to the amortization of the fair value of warrants issued in conjunction with our convertible notes	8,000	808,572
Amortization expense	10,920	10,920
Increase (decrease) in cash from change in:
Accounts receivable	(1,688)	(35,814)
Inventory	4,316	(11,921)
Prepaid asset	(45,000)	(4,167)
Accounts payable and accrued expenses	139,259	(110,554)
Deposits	100,000	35,000

Net cash used in operating activities	(1,718,621)	(1,883,342)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from the sale of stock and notes	1,335,644	2,804,713
Proceeds from the sale of stock in majority-owned subsidiary	245,000	750,000
Proceeds from note payables	200,000	—
Payments of financing costs		(22,150)

Net cash provided by financing activities	1,780,644	3,532,563
EFFECT OF FOREIGN CURRENCY TRANSLATION	—	(40,567)

NET CHANGE IN CASH AND CASH EQUIVALENTS	62,023	1,608,654

CASH AND CASH EQUIVALENTS — BEGINNING	92,437	154,460

CASH AND CASH EQUIVALENTS — ENDING	$154,460	$1,763,114

SUPPLEMENTAL DISCLOSURES OF CASHFLOW INFORMATION

Cash Paid During the Period for:
Interest	$6,733	$9,855
State taxes	$2,400	$4,000

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

Convertible noteholders accrued and unpaid interest	$584,400	$—
Fair value of warrants issued as fees as part of our private security offerings	$34,600	$72,320

Fair value of warrants related to convertible note offerings	$200,000	$3,474,721
Issuance of common stock to convert 2015 Unit Offering	—	$64,559
Conversion of Summer 2014 into 2015 Unit Offering	—	$212,017

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Organization

Outlook

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. For the year ended December 31, 2015, we had a net loss of $5,077,030, and, at December 31, 2015, we had working capital of $1,431,164, current assets of $1,891,147, an accumulated deficit of $84,075,695, and a net stockholders’ deficiency. The foregoing factors raise substantial doubt about our ability to continue as a going concern. Ultimately, our ability to continue as a going concern is dependent upon our ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our BioLargo technology. These consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We have been, and anticipate that we will continue to be, limited in terms of our capital resources. Our total cash and cash equivalents were $1,763,114 at December 31, 2015. We generated revenues of $127,582 in the year ended December 31, 2015, which amount was not sufficient to fund our operations. We generally have not had enough cash or sources of capital to pay our accounts payable and expenses as they arise, and have relied on the issuance of stock options and common stock, as well as extended payment terms with our vendors, to continue to operate. We will be required to raise substantial additional capital to expand our operations, including without limitation, hiring additional personnel, additional scientific and third-party testing, costs associated with obtaining regulatory approvals and filing additional patent applications to protect our intellectual property, and possible strategic acquisitions or alliances, as well as to meet our liabilities as they become due for the next 12 months.

As of December 31, 2015, we had $3,245,972 principal amount outstanding due on convertible notes payable (see Note 5) that are payable in stock at the June 1, 2018 maturity date, and $324,983 of outstanding accounts payable (see Note 10).

During the year ended December 31, 2015, we received $2,804,713 net proceeds from our private securities offerings. (See Note 4.) We also received $750,000 from the sale of stock in our subsidiary Clyra Medical Technologies, Inc. (“Clyra”) (See Note 12.).

In the opinion of management, the accompanying balance sheets and related statements of operations, cash flows, and stockholders’ equity (deficit) include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America.

Organization

We were initially organized under the laws of the State of Florida in 1989, and in 1991 merged into a Delaware corporation. We operate four wholly-owned subsidiaries: BioLargo Life Technologies, Inc., organized under the laws of the State of California in 2006, Odor-No-More, Inc., organized under the laws of the State of California in 2009, BioLargo Water USA, Inc., organized under the laws of the State of California in 2013 and BioLargo Water, Inc., organized under the laws of Canada in 2014. Additionally, we are majority owner of Clyra Medical Technologies, Inc., organized under the laws of the State of California in 2012 (see Note 12).

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business Overview

We feature three patent protected platform technologies with diverse product opportunities across multiple industries – the AOS Filter, CupriDyne, and Isan. Each features the use of the all-natural iodine molecule. While they all use iodine, they are quite different in terms of the methods by which they exploit the use of iodine, the form and composition of iodine used, and therefore their function and value proposition can be quite different for each commercial application.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Foreign currency

The Company has designated the functional currency of Biolargo Water, Inc., our Canadian subsidiary, to be the Canadian dollar. Therefore, transaction gains and losses resulting from differences in exchange rates are recorded in accumulated other comprehensive income.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less or money market funds from substantial financial institutions to be cash equivalents. We place substantially all of our cash and cash equivalents with one financial institution. As of December 31, 2015, our cash deposits were greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 per owner. From time to time during the year we are exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution, however, we do not anticipate non-performance.

Accounts Receivable

Trade accounts receivable are recorded net of allowances for doubtful accounts. Estimates for allowances for doubtful accounts are determined based on payment history and individual customer circumstances. The allowance for doubtful accounts was $3,818 at December 31, 2014 and $0 at December 31, 2015.

Inventory

Inventories are stated at the lower of cost or net realizable value using the average cost method. Inventories consisted of:

	December 31, 2014	December 31, 2015
Raw materials	$18,816	$12,162
Finished goods	6,698	25,273
	$25,514	$37,435

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Assets

Other Assets consists of payments made to purchase patents related to our efforts in commercializing the ISAN system.

For each of the years ended December 31, 2014 and 2015 we recorded amortization expense totaling $10,920.

Long-lived and definite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, then an impairment loss is recognized. The impairment loss is measured based on the fair value of the asset. Any resulting impairment is recorded as a reduction in the carrying value of the related asset in excess of fair value and a charge to operating results. For the years ended December 31, 2014 and 2015, management determined that there was no impairment of its long-lived assets.

Earnings (Loss) Per Share

We report basic and diluted earnings (loss) per share (“EPS”) for common and common share equivalents. Basic EPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted EPS is computed by adding to the weighted average shares the dilutive effect if stock options and warrants were exercised into common stock. For the years ended December 31, 2014 and 2015, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the warrants and stock options on the Company’s net loss.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for stock-based transactions, debt transactions, allowance for accounts receivable, asset depreciation and amortization, and taxes, among others.

The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results of our financial statements.

Share-based Payments

All share-based payments to employees, including grants of employee stock options, are recognized in the consolidated financial statements based on their fair values.

For stock issued to consultants and other non-employees for services, we record the expense based on the fair market value of the securities as of the date of the stock issuance. The issuance of stock warrants or options to non-employees are valued at the time of issuance utilizing the Black Scholes calculation and the amount is charged to expense.

During the years ended December 31, 2014 and 2015, we recorded an aggregate $871,788 and $1,831,313 in selling general and administrative expense related to options issued as part of our 2007 Equity Incentive Plan and outside of our 2007 Equity Incentive Plan (see Note 8).

During the years ended December 31, 2014 and 2015, we issued an aggregate 664,411 and 738,837 shares of our common stock to our officers in lieu of accrued and unpaid compensation and unreimbursed expenses totaling $294,798 and $309,975, respectively.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2014 and 2015, we issued an aggregate 590,476 and 631,643 shares of our common stock to third party vendors in lieu of accrued and unpaid obligations totaling $380,231 and $360,364, respectively.

During December 2015, we issued an aggregated 258,236 shares of our common stock to 2015 Unit Offering holders in lieu of $64,559 note payable principal balance.

On March 28, 2014, we issued an aggregate 1,360,000 shares of our common stock to note payable holders in lieu of $584,800 note payable principal balance and related accrued interest. (See Note 5).

Non-Cash Transactions

We have established a policy relative to the methodology to determine the value assigned to each intangible we acquire, and/or services or products received for non-cash consideration of our common stock. The value is based on the market price of our common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered or product is received.

Revenue Recognition

Revenues are recognized as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured. We also may generate revenues from royalties and license fees from our intellectual property. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of future benefit to the average licensee.

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities. Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We account for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by generally accepted accounting principles (“GAAP”). Under GAAP, the tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized.

Fair Value of Financial Instruments

Management believes the carrying amounts of the Company's financial instruments as of December 31, 2014 and 2015 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, prepaid assets, accounts payable, convertible notes, and other assets and liabilities.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Government Grants

We have been awarded grants from the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP) and the National Science and Engineering Research Council of Canada (NSERC). The government grants received are considered other income and are included in our consolidated statements of operations. We received our first grant in 2015 and have been awarded eleven grants in the aggregate amount of approximately $778,000. Some of the funds from these grants are given directly to third parties (such as the University of Alberta) to support research on our technology. The grants have terms generally ranging between six and eighteen months and support much of the research budget, but not all of the related costs. This cooperative research allows us to utilize (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs, (iii) independent and credible validation of our technical claims.

The grants provide for (i) recurring monthly amounts and (ii) reimbursement of costs for research talent for which we invoice to request payment and (iii) ancillary cost reimbursement for research talent travel related costs. All awarded grants have specific requirements on how the money is spent, typically to employ researchers. None of the funds may be used for general administrative expenses or overhead in the United States. These grants have substantially increased our level of research and development activities in Canada and the development of our AOS filter. We continue to apply for Canadian government and agency grants to fund research and development activities. Not all of our grant applications have been awarded, and no assurance can be made that any pending grant application, or any future grant applications, will be awarded.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02,  Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the impact of the pending adoption of the ASU on its consolidated financial statements.

In February 2015, the FASB issued Accounting Standards Update No. 2015-02 (ASU 2015-02), Consolidation (Topic 810). ASU 2015-02 changes the guidance with respect to the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. All legal entities are subject to reevaluation under the revised consolidation mode. ASU 2015-02 affects the following areas: (1) Limited partnerships and similar legal entities. (2) Evaluating fees paid to a decision maker or a service provider as a variable interest. (3) The effect of fee arrangements on the primary beneficiary determination. (4) The effect of related parties on the primary beneficiary determination. (5) Certain investment funds. ASU 2015-02 is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the guidance in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. A reporting entity may apply the amendments in this guidance using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. A reporting entity also may apply the amendments retrospectively. The adoption of ASU 2015-02 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 creates a new, principle-based revenue recognition framework that will affect all revenue-generating activities. In addition to superseding and replacing nearly all existing revenue recognition guidance under U.S. GAAP, including industry-specific guidance, the new standard:

●	changes the basis for deciding when revenue is recognized over time or at a point in time;

●	provides new guidance on specific aspects of revenue recognition; and

●	expands and improves disclosures about revenue.

Entities are required to apply the standard for annual periods beginning after December 15, 2018, and for interim periods therein. The standard permits the use of either the retrospective method, where prior period results are reflected on a comparable basis, or cumulative effect method. Management is currently evaluating the effect of this pronouncement on its financial reporting.

Note 3. Deposits

Royalty Revenue

In 2012, we executed a joint venture agreement with Peter Holdings Pty. Ltd., the principal developer of the Isan System, whereby we jointly purchased the intellectual property associated with the Isan System, and agreed to share any royalties from any licensing revenue generated from the Isan System on an equal 50/50 basis.

In February 2014, we received a deposit of $100,000 from InsulTech Manufacturing, LLC, an Arizona limited liability company d/b/a Clarion Water (“Clarion Water”) towards a worldwide, exclusive license of the Isan System. On August 12, 2014, we entered into a license agreement with Clarion Water in which we granted an exclusive license to commercialize the Isan System for a term expiring the latter of 10 years or upon the expiration of the licensed patents. The license agreement provides that the $100,000 deposit is non-refundable, and is to be credited to future payments of royalties or sublicense fees due under the license agreement. The agreement further provides for a 10% royalty of licensee’s “net sales revenue”, and 40% of sublicensing fees. Licensee is required to make minimum payments beginning July 1, 2016, of $50,000 per quarter, and we are obligated to share any revenues under the agreement on an equal basis with Peter Holdings Pty. Ltd. The intellectual property subject to the license agreement includes all intellectual property related to the Isan System, including all patents, trademarks, proprietary knowledge, and other similar know-how or rights relating to or arising out of the Isan System or the patents related to the Isan System. The agreement contains other terms and conditions typically found in intellectual property license agreements.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investor Deposit

 On December 18, 2015, we received $35,000 from a potential investor in our 2015 Unit Offering (see Note 4). We did not receive a subscription agreement from that individual until after December 31, 2015, and thus we recorded this amount as a deposit until we received the executed documents.

Note 4. Equity Offerings

Summer 2014 Private Securities Offering

Pursuant to a private offering of our common stock at a price of $0.40 per share (“Summer 2014 Offering”) that commenced on June 25, 2014 through December 31, 2014, we sold 717,500 shares of our common stock to ten accredited investors, and received gross and net proceeds of $287,000 and $267,000, respectively. Fees related to this offering consisted of $20,000 cash payments and the issuance of 10,764 shares of our common stock at an exercise price of $0.40 per share.

Each purchaser of stock will receive, for no additional consideration, a stock purchase warrant which entitles the holder to purchase a number of additional shares of our common stock equal to the number of shares originally purchased. (See Note 7.)

Clyra Spring 2014 Private Securities Offering

On February 1, 2014, our subsidiary Clyra (see Note 11) began a private securities offering, selling up to 1,000 shares of its common stock at $1,000 per share. From inception of the offering, Clyra sold 245 shares of its common stock to five accredited investors and received $245,000 gross and net proceeds from the sale.

Each purchaser of stock received, for no additional consideration, (i) a stock purchase warrant entitling the holder to purchase the same number of shares of Clyra common stock as purchased in the offering for $1,833.33 per share until July 30, 2015, and (ii) a warrant issued by BioLargo that allows the holder to exchange one share of Clyra common stock for 4,000 shares of BioLargo common stock. (See Note 7.)

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All of these offerings and sales were made in reliance on the exemption from registration contained in Section4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Note 5. Notes and Convertible Notes Payable

As of December 31, 2015, we have outstanding a total of $3,245,972 unsecured convertible promissory notes with a maturity date of June 1, 2018, which accrue interest at a rate of 12% per annum. We may pay these notes at maturity by the issuance of common stock at the rate set forth in the note. These notes include those issued to investors in the 2015 Unit Offering (see “2015 Unit Offering” immediately below), and notes that were converted into 2015 Unit Offering notes (see Note 6).

For the years ended December 31, 2014 and 2015, we recorded $348,153 and $994,671 of interest expense related to our line of credit, convertible notes payable and amortization of discount on convertible notes payable.

2015 Unit Offering

 On January 15, 2015, we commenced a private securities offering of “units”, each Unit consisting of a convertible promissory note and Series A stock purchase warrant (“2015 Unit Offering”). The price and availability of the Units are set forth in a “Pricing Supplement” issued from time-to-time, and priced up to a 30% discount to the market price of the Company’s common stock. The Offering is subject to an over-allotment of 20%, or an additional $1,000,000 in Units, for an aggregate total of $6,000,000, and shall be known as the Company’s “2015 Unit Offering.” The Company has the right to register the common shares underlying the notes and warrants (“Shares”) with the Securities and Exchange Commission, and the obligation to register the Shares in the event we are successful in raising $3,000,000 of gross proceeds.

Purchasers of the Units will receive an unsecured convertible promissory note bearing interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. When paid in shares, the number of shares to be issued shall be calculated by dividing the principal amount invested by the Unit price, as it is established at the time of the original investment by the applicable Pricing Supplement. The notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as all of the following conditions are met: (i) the Shares issued as payment are registered with the SEC, (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price. The Notes mature on June 1, 2018.

Each Series A warrant allows for the purchase of the number of common shares equal to the investment amount divided by the Unit price, (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of his original convertible note) and, the warrant will have an exercise price as set forth in the Pricing Supplement. Each Series A warrant expires June 1, 2020. The Company may “call” the Series A warrant, requiring the investor to exercise the warrant within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC, and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

During the year ended December 31, 2015, we received $2,671,713 and issued unsecured convertible promissory notes with maturity dates of June 1, 2018, which accrue interest at a rate of 12% per annum, and are convertible at the Unit price set forth in the investor’s subscription agreement. Of this amount, notes in the face amount of $1,535,000 were issued at a Unit price of $0.25, and $1,136,713 at a Unit price of $0.35. Each investor, for no additional consideration, received a Series A stock purchase warrant. (See Note 7.)

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December/January Notes

In December 2014, we received $200,000 and issued unsecured convertible promissory notes each with a one-year maturity date, which accrue interest at a rate of 12% per annum. Each noteholder, for no additional consideration, received a stock purchase warrant exercisable at $0.30 per share, which terminates three years after the date of issuance. We issued warrants to purchase an aggregate 350,000 shares. The fair value of the warrants and the intrinsic value of the beneficial conversion feature resulted in a $200,000 discount on the convertible note payables. Each noteholder may exchange the note for the securities offered in our current private securities offering.

In January 2015, we received $133,000 and issued unsecured convertible promissory notes each with a one-year maturity date, which accrue interest at a rate of 12% per annum. Each noteholder, for no additional consideration, received a stock purchase warrant exercisable at $0.30 per share, which terminates three year after the date of issuance. (See Note 7).

In 2015, these notes were converted to a convertible promissory note and Series A stock purchase warrant on the same terms as our 2015 Unit Offering. (See Note 6.)

Line of Credit

On November 19, 2013, we received $50,000 pursuant to a line of credit which accrues interest at a rate of 24%. We have pledged our inventory and accounts receivable as collateral. The maturity date of the line of credit is May 15, 2016.

In September 2015, this line of credit was converted to a convertible promissory note and Series A stock purchase warrant on the same terms as our 2015 Unit Offering. (See Note 6.)

Note 6. Conversion of Notes Payable

During December 2015, we issued an aggregated 258,236 shares of our common stock to 2015 Unit Offering holders in lieu of $64,559 note payable principal balance.

During 2015, each of our December/January noteholders’ exchanged their note for a note and warrant on the terms offered in our 2015 Unit Offering (see Note 5), such that the original notes totaling $333,000 and accrued interest totaling $50,895 were cancelled and we issued new convertible promissory notes totaling $383,895 with an expiration date of June 1, 2018.

During 2015, investors included in our Summer 2014 Offering exercised their right to convert their equity investment into the 2015 Unit Offering. In exchange for a note and warrant on the terms offered in our 2015 Unit Offering (see Note 5), we agreed to cancel 530,000 shares of our common stock issued as part of the Summer 2014 Offering, such that the original equity investment $212,017 was cancelled and we issued new convertible promissory notes totaling $212,017 with an expiration date of June 1, 2018.

On September 30, 2015, the holder of our line of credit agreed to convert the outstanding balance on the line of credit for a convertible promissory note and Series A warrant on the terms offered in our 2015 Unit Offering (see Note 5), such that the original line of credit totaling $50,000 and accrued fees and interest totaling $8,530, were canceled and we issued a new convertible promissory note totaling $58,530 with an expiration date of June 1, 2018. In addition, we issued a Series A stock purchase warrant to the holder allowing the holder to purchase 234,120 shares of our common stock.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 26, 2014, we issued an aggregate 1,360,000 shares of our common stock, at a conversion price of $0.25, resulting in a fair value of $584,800, as payment for an aggregate $275,000 in principal and $65,000 of accrued and unpaid interest expense for three promissory notes (originally issued on June 8, 2010, October 28, 2013, and November 15, 2013). Our stock price on the date of issuance was $0.43 per share, resulting in additional financing costs of $244,800 which was recorded as interest expense during the three-month period ended March 31, 2014.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Note 7. Warrants

We have certain warrants outstanding to purchase our common stock, at various prices, as described in the following table:

	Number of
	Shares	Price Range
Outstanding as of December 31, 2013	10,618,771	$0.125	–	1.00
Issued	5,185,001	0.30	–	0.50
Exercised	(674,288)	0.50	–	1.00
Expired	(6,291,362)	0.50	–	1.00
Outstanding as of December 31, 2014	8,838,122	$0.125	–	1.00
Issued	12,693,395	0.30	–	0.45
Exercised	—	0.30	–	0.50
Expired	(7,752,079)	0.25	–	0.75
Outstanding as of December 31, 2015	13,779,438	$0.125	–	1.00

To determine interest expense related to our outstanding warrants issued in conjunction with debt offerings, the fair value of each award grant is estimated on the date of grant using the Black-Scholes option-pricing model and the relative fair values are amortized over the life of the warrant. The determination of expense of warrants issued for services or settlement also uses the option-pricing model. The principal assumptions we used in applying this model were as follows:

	2014			2015
Risk free interest rate	0.09	–	1.55%	.97	–	1.60%
Expected volatility	184	–	349%	255	–	332%
Expected dividend yield		—			—
Forfeiture rate		—			—
Expected life in years	1	–	5	3	–	5

The risk-free interest rate is based on U.S Treasury yields in effect at the time of grant. Expected volatilities are based on historical volatility of our common stock. The expected life in years is presumed to be the mid-point between the vesting date and the end of the contractual term.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2015 Unit Offering Warrants

Pursuant to the terms of our 2015 Unit Offering, during the year ended December 31, 2015, we issued Series A warrants to purchase up to an aggregate 9,597,123 shares of our common stock. Of that amount, warrants to purchase an aggregate 6,320,800 shares were issued at an exercise price of $0.40 per share, and a warrant to purchase 3,276,323 shares was issued at an exercise price of $0.45 per share. These warrants were issued to investors and as commissions, and expire June 1, 2020. The fair value of the warrants and the intrinsic value of the beneficial conversion feature resulted in an aggregate $3,319,906 discount on the convertible notes payable.

Warrants Issued Concurrently with Convertible Note Payables

During the year ended December 31, 2015, we issued warrants to purchase an aggregate 266,000 shares of our common stock to holders of our December/January notes (see Note 5). These warrants are exercisable at $0.30 per share and expire January 2020. The fair value of warrants totaled $133,000 and was recorded as interest expense.

 Pursuant to the terms of our convertible notes payable, nine noteholders of the December and January convertible notes payable exchanged their notes and accrued interest for notes and warrants on the terms offered in our 2015 Unit Offering totaling 383,913 (see Notes 4 and 5). With the exchange, these note holders received additional warrants to purchase an aggregate 1,535,652 of our common stock at an exercise price of $0.40 which expire June 1, 2018. The fair value of the warrants and the intrinsic value of the beneficial conversion feature resulted in an aggregate $383,913 recorded as a discount on convertible notes payable.

Summer 2014 Warrants

On June 25, 2014, we began a private offering of our common stock at a price of $0.40 per share. (See Note 4.) Per the terms of the Summer 2014 offering and through the year ended December 31, 2014, we issued warrants to purchase 717,500 shares of our common stock. The warrant is exercisable at $0.75 per share, will expire on July 31, 2019, and is subject to a call provision in the event (i) the closing price of the Common Stock for each of twenty (20) consecutive business days, exceeds $1.50 per share (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the date of issuance of this Warrant), (ii) the Restricted Stock is subject to resale pursuant to 17 C.F.R. 230.144 (“Rule 144”) or pursuant to any other exemption from registration under to the Securities Act of 1933, as amended and (iii) the Shares underlying the Warrant are registered with the SEC.

Pursuant to the terms of our Summer 2014 Offering, three investors choose to exchange their investment for a note and warrant on the terms offered in our 2015 Unit Offering totaling $105,000 (See Note 4 and 5). With the exchange, 262,500 warrants were cancelled and we issued warrants to purchase an aggregate 848,000 of our common stock at an exercise price of $0.40 which expire June 1, 2018. The fair value of the warrants and the intrinsic value of the beneficial conversion feature resulted in an aggregate $105,000 discount on these new convertible notes payable.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Clyra 2014 Warrants

Pursuant to the terms of the Clyra 2014 Spring Offering (see Note 4), during 2014 we issued warrants to purchase up to an aggregate 980,000 shares of our common stock to the investors in the Clyra 2014 Spring Offering. The exercise price for each warrant is the tender of one share of Clyra common stock, purchased by the investor for $1,000, in exchange for 4,000 shares of BioLargo common stock. All Clyra investors exercised their warrants and converted their Clyra stock to our common stock. During the year ended December 31, 2015, 410 shares of Clyra common stock were tendered to BioLargo, and in exchange, BioLargo issued an aggregate 1,640,000 shares of BioLargo common stock.

Other Warrant

During 2015, The holder of our letter of credit exchanged the letter of credit for a note and warrant on the terms offered in our 2015 Unit Offering totaling $58,530 (See Note 4 and 5). With the exchange, we issued warrants to purchase 234,120 of our common stock at an exercise price of $0.40 which expire June 1, 2020. The fair value of the warrants and the intrinsic value of the beneficial conversion feature resulted in an aggregate $58,530 recorded as a discount on convertible notes payable.

Note 8. Stockholders’ Equity

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to issue preferred stock, from time to time, on such terms and conditions as they shall determine. As of December 31, 2014 and December 31, 2015 there were no outstanding shares of our preferred stock.

Note 9. Stock-Based Compensation and Other Employee Benefit Plans

During the years ended December 31, 2014 and 2015, we recorded an aggregate $871,788 and $1,831,313 in selling general and administrative expense related to the issuance of stock options. We issued options through our 2007 Equity Incentive Plan and outside of our 2007 Equity Incentive Plan.

On September 22, 2015, we issued 150,000 shares of our common stock to the president of our Canadian subsidiary, BioLargo Water, for services performed. The stock price on the grant date was $0.65 resulting in $97,500 of selling, general and administrative expense.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2007 Equity Incentive Plan

On August 7, 2007, and as amended April 29, 2011, our Board of Directors adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan. The Board’s Compensation Committee administers this plan. The plan allows grants of common shares or options to purchase common shares. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The Compensation Committee may at any time amend or terminate the plan.

Options issued pursuant to our 2007 Equity Incentive Plan during the year ended December 31, 2015:

Date		Term	Option Shares	Exercise price	Stock price on grant date	Fair Value	Expense
June 24, 2015	(1)	10	40,000	$0.38	$0.38	$15,200	$15,200
April 20, 2015	(2)	10	700,000	0.40	0.34	238,000	59,460
September 30, 2015	(3)	10	300,000	0.57	0.57	171,000	68,400
Totals			1,040,000			$424,200	$143,060

(1)

We recorded the issuance of options to purchase an aggregate 40,000 shares of our common stock to the non-employee members of our Board of Directors, pursuant to the terms of the 2007 Equity Plan which calls for an annual automatic issuance.

(2)	We issued an option to purchase shares of our common stock to a consultant. The option vests ratably over twenty-four months.

(3)

On September 30, 2015, our Charles K. Dargan, II agreed to extend his engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been serving as our Chief Financial Officer. The Engagement Extension Agreement dated as of September 30, 2015 (the “Engagement Extension Agreement”) provides for an additional term to expire September 30, 2016 (the “Extended Term”), and is retroactively effective to February 1, 2015. During the Extended Term, Mr. Dargan shall be compensated through the issuance of an option to purchase 300,000 shares of the Company’s common stock that vest over the term of the engagement with 120,000 shares vested as of September 30, 2015, and the remaining shares to vest 15,000 monthly, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each vesting date.

In addition to the foregoing, on June 24, 2015, our Board of Directors extended by five years the expiration of an option to purchase 200,000 shares of our common stock issued to our Chief Science Officer in February 2010. The option was originally issued in exchange for unpaid salary obligation at an exercise price of $0.575 and now expires February 5, 2020. The fair value of the options resulted in an additional $68,000 of selling, general and administrative expenses.

On June 24, 2015, our board of directors extended by five years the expiration of options to purchase an aggregate 1,772,581 shares of our common stock issued to consultants, vendors and employees in August 2010. The options were originally issued in exchange for accrued and unpaid amounts owed to the individuals, at an exercise price of $0.30 and now expire August 4, 2020. Fair value of the options resulted in an additional $620,403 of selling, general and administrative expenses.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Options issued pursuant to our 2007 Equity Incentive Plan during the year ended December 31, 2014:

Date		Term	Option Shares	Exercise Price	Stock Price on grant date	Fair Value	Expense
June 23, 2014	(1)	10	40,000	$0.63	$0.63	$25,200	$25,200
June 23, 2014	(2)	10	300,000	0.63	0.63	189,000	141,000
			$340,000			$214,250	$166,200

(1)

We recorded the issuance of options to purchase an aggregate 40,000 shares of our common stock to the non-employee members of our Board of Directors, pursuant to the terms of the 2007 Equity Plan which calls for an annual automatic issuance.

(2)

BioLargo, Inc. (the “Company”) and its Chief Financial Officer Charles K. Dargan, II formally agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been serving as the Company’s Chief Financial Officer. The Engagement Extension Agreement dated as of June 23, 2014 (the “Engagement Extension Agreement”) provides for an additional term to expire January 31, 2015 (the “Extended Term”), and is retroactively effective to February 1, 2014. During the Extended Term, Mr. Dargan shall be compensated through the issuance of an option to purchase shares of the Company’s common stock which vest over the term of the engagement with 100,000 shares vested as of June 23, 2014, and the remaining shares vest 25,000 monthly through January 31, 2015.

Activity for our stock options under the 2007 Plan for the years ended December 31, 2014 and 2015 is as follows:

						Weighted
						Average
	Options	Shares				Price per
	Outstanding	Available	Price per share			share
Balances as of December 31, 2013	8,561,086	3,438,914	$0.25	–	$1.89	$0.44
Granted	40,000	(40,000)		$0.28		0.28
Exercised	—	—		—		—
Expired	—	—		$—		$—
Balances as of December 31, 2014	8,601,086	3,398,914	$0.25	–	$1.89	$0.44
Granted	1,040,000	(1,040,000)	$0.38	–	$0.57	0.45
Exercised	—	—		—		—
Reclassification	600,000	(600,000)	0.30	–	0.63	0.33
Expired	—	—		—		—
Balances as of December 31, 2015	10,241,086	1,758,914	$0.25	–	$1.89	$0.44

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the stock options issued under the 2007 Equity Plan outstanding at December 31, 2015.

				Weighted		Currently Exercisable
				Average	Weighted
Options				Remaining	Average	Number	Weighted
Outstanding				Contractual	Exercise	Of Shares	Average
at December 31, 2015	Exercise Price			Life	Price	December 31, 2015	Exercise Price
525,000	$0.40	-	1.89	2	$1.06	525,000	1.06

892,135	0.28	-	0.99	3	0.51	892,135	0.51

1,010,000	0.31	-	0.70	4	0.56	1,010,000	0.56

3,429,450	0.22	-	0.57	5	0.33	3,429,450	0.33

1,989,340	0.34	-	0.51	6	0.37	1,989,340	0.37

715,161	0.28	-	0.40	7	0.36	715,161	0.36

640,000	0.30	–	0.65	8	0.48	640,000	0.48

740,000	0.38	–	0.40	9	0.40	233,333	0.40

300,000		0.57		10	0.57	165,000	0.57

10,241,086	$0.22	–	1.89	4	$0.44	9,599,419	$0.44

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Options issued Outside of the 2007 Equity Incentive Plan

At our June 2013 Board of Directors meeting, in an effort to preserve our cash and reduce outstanding payables, our Board adopted a plan to offer employees, board members, consultants and vendors the opportunity to convert outstanding payable amounts into either (i) an option to purchase common stock in lieu of cash payment at the then market price of our common stock, expiring ten years from the date of issuance, and containing “cashless” exercise provisions (each, an “Option”), the number of shares purchasable to be calculated based on the amount converted times 1.5, or (ii) our common stock at market price. Options issued outside of the 2007 Equity Incentive Plan during the year ended December 31, 2015 are (those issued pursuant to this Accounts Payable Conversion Plan are so noted):

Date		Term	Option Shares	Exercise Price	Stock Price on grant date	Fair Value	Expense
December 31, 2015	(1)	10	124,000	$0.50	$0.50	$62,000	$62,000
December 31, 2015	(2)	10	58,500	0.50	0.50	29,250	29,250
September 22, 2015	(3)	10	103,846	0.65	0.65	67,500	67,500
September 22, 2015	(4)	10	125,770	0.65	0.65	81,750	81,750
September 22, 2015	(5)	10	200,000	0.35	0.65	130,000	110,500
June 29, 2015	(6)	10	218,143	0.35	0.35	76,350	76,350
June 29, 2015	(7)	10	192,857	0.35	0.35	67,500	67,500
April 20, 2015	(8)	10	75,000	0.34	0.34	25,500	25,500
April 19, 2015	(9)	10	200,000	0.37	0.34	74,000	74,000
March 31, 2015	(10)	10	387,676	0.36	0.36	139,563	139,563
March 30, 2015	(11)	10	190,142	0.36	0.36	68,451	68,451
February 5, 2015	(12)	10	200,000	0.33	0.33	66,000	66,000
2014 and prior	(13)		__			__	74,145
Total 2015			2,075,934				$952,509

(1)	We issued options to purchase shares of our common stock to our board of directors in lieu of $62,000 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(2)	We issued options to purchase shares of our common stock to our vendors in lieu of $19,500 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(3)	We issued options to purchase shares of our common stock to our board of directors in lieu of $45,000 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(4)	We issued options to purchase shares of our common stock to vendors in lieu of $54,500 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(5)

We issued options to purchase shares of our common stock to the president of our BioLargo Water Canada subsidiary. Of the total options issued, 140,000 vest immediately and the remaining 60,000 options vest 10,000 per month, provided that our president has not been terminated prior to each vesting date.

(6)	We issued options to purchase shares of our common stock to vendors, in lieu of $50,900 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(7)

We issued options to purchase shares of our common stock to our members of our board of directors, in lieu of $45,000 in accrued and unpaid fees due for their services on the board pursuant to our Accounts Payable Conversion Plan.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)	We issued an option to purchase shares of our common stock to a consultant for services provided.

(9)	We issued an option to purchase shares of our common stock to two consultants for services provided.

(10)	We issued options to purchase shares of our common stock to two vendors, in lieu of $91,750 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(11)

We issued options to purchase shares of our common stock to our members of our board of directors, in lieu of $45,000 in accrued and unpaid fees due for their services on the board pursuant to our Accounts Payable Conversion Plan.

(12)	We issued an option to purchase 200,000 shares of our common stock to a consultant for services provided.

(13)	Expense recorded for the vesting of stock options issued in prior periods.

Options issued outside of the 2007 Equity Incentive Plan during the year ended December 31, 2014 are:

Date		Term	Option Shares	Exercise price	Stock price on grant date	Fair Value	Expense
December 26, 2014	(1)	10	192,857	$0.35	$0.35	$67,500	$67,500
December 26, 2014	(2)	10	250,715	0.35	0.35	87,750	87,750
September 29, 2014	(3)	10	143,617	0.47	0.47	67,500	67,500
September 29, 2014	(4)	10	193,511	0.47	0.47	90,950	90,950
June 24, 2014	(5)	10	103,847	0.65	0.65	67,501	67,501
June 24, 2014	(6)	10	148,848	0.65	0.65	96,750	96,750
March 31, 2014	(7)	10	156,888	0.43	0.43	67,461	67,461
March 31, 2014	(8)	10	78,488	0.43	0.43	33,750	33,750
February 20, 2014	(9)	10	40,000	0.35	0.35	14,000	14,000
2013 and prior	(10)		__			__	40,160
Total							633,332

(1)

On December 26, 2014, we issued options to purchase 192,857 shares of our common stock at an exercise price of $0.35 per share to our board of directors in lieu of $45,000 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan. The fair value of the options totaled $67,500, resulting in $22,500 of additional selling, general and administrative expenses.

(2)

On December 26, 2014, we issued options to purchase 250,715 shares of our common stock at an exercise price of $0.35 per share to vendors in lieu of $58,500 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan. The fair value of the options totaled $87,750, resulting in $29,250 of additional selling, general and administrative expenses.

(3)	We issued options to purchase shares of our common stock to our board of directors in lieu of $45,000 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(4)	We issued options to purchase shares of our common stock to vendors in lieu of $67,500 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(5)	We issued options to purchase shares of our common stock to our board of directors in lieu of $45,000 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)	We issued options to purchase shares of our common stock to vendors in lieu of $64,500 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(7)	We issued options to purchase shares of our common stock to our board of directors, in lieu of $45,000 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(8)	We issued options to purchase shares of our common stock to a vendor, in lieu of $22,500 in accrued and unpaid fees pursuant to our Accounts Payable Conversion Plan.

(9)

On February 20, 2014, we issued options to purchase 40,000 shares of our common stock at an exercise price of $0.35 per share, set to expire February 20, 2024, and to vest over the term of the agreement. The fair value of the Options totaled $14,000 of additional selling, general and administrative expenses.

(10)	Expense recorded for the vesting of stock options issued in prior periods.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity for our stock options issued outside of the 2007 Plan for the years ended December 31, 2014 and 2015 is as follows:

					Weighted Average
	Options				Price per
	Outstanding	Exercise Price			share
Balances as of December 31, 2013	16,398,395	$0.18	–	$1.00	$0.39
Granted	1,608,771	$0.25	–	0.30	$0.50
Exercised	(41,875)		—		—
Expired	—		—		—
Balances as of December 31, 2014	17,965,294	$0.18	–	$1.00	$0.40
Granted	2,075,931	$0.25	–	0.65	$0.40
Exercised	—	0.33	–	0.65	0.40
Reclassification	(600,000)	0.30	–	0.63	0.33
Expired	(46,250)		0.30		0.30
Balances as of December 31, 2015	19,394,975	$0.18	–	$1.00	$0.40

The following table summarizes the stock options issued outside of the 2007 Equity Incentive Plan outstanding at December 31, 2015.

				Weighted		Currently Exercisable
				Average	Weighted	Number of
Options				Remaining	Average	Shares at	Weighted
Outstanding at				Contractual	Exercise	December 31,	Average
December 31, 2015	Exercise Price			Life	Price	2015	Exercise Price
7,733,259		$0.18		1	$0.18	7,733,259	$0.18
2,400,000		0.99		1	0.99	2,400,000	0.99
691,975		0.55		3	0.55	691,975	0.55
800,000		1.00		6	1.00	483,333	1.00
168,750		0.40		7	0.40	168,750	0.40
1,456,110		0.30		7	0.30	1,456,110	0.30
3,288,246	0.25	–	0.65	8	0.28	3,288,246	0.28
1,833,518	0.33	–	0.47	9	0.40	1,833,518	0.40
1,023,112	0.35	–	0.65	10	0.40	1,013,112	0.40
19,394,972	$0.18	–	1.00	8	$0.40	19,068,303	$0.40

We recognize compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes Option Pricing Model. The following methodology and assumptions were used to calculate share based compensation for each of the years ended December 31, 2014 and 2015:

	2014				2015

	Non Plan			2007 Plan	Non Plan			2007 Plan
Risk free interest rate	2.25	–	2.76%	2.63%	1.83	–	2.33%	1.60	–	2.38%
Expected volatility	837	–	935%	927%	794	–	821%	322	–	807%
Expected dividend yield		—		—		—			—
Forfeiture rate		—		—		—			—
Expected life in years		7		7		7		3	-	7

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Expected price volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Expected volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rate used in the Black-Scholes calculation is based on the prevailing U.S Treasury yield as determined by the U.S. Federal Reserve. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Historically, we have not had significant forfeitures of unvested stock options granted to employees and Directors. A significant number of our stock option grants are fully vested at issuance or have short vesting provisions. Therefore, we have estimated the forfeiture rate of our outstanding stock options as zero.

Note 10. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses included the following:

	December 31,	December 31,
	2014	2015
Accounts payable	$219,182	$63,578
Payable in dispute	106,000	106,000
Uncertain tax liability	137,500	142,461
Accrued interest	32,256	12,944
Total Accounts Payable and Accrued Expenses	$494,938	$324,983

Issuance of Common Stock in exchange for payment of payables

Payment of Officer Salaries

During 2015 we issued 738,837 shares of our common stock at a range of $0.35 - $0.36 per share in lieu of $309,975 of accrued and unpaid obligations to our officers.

During 2014 we issued 664,410 shares of our common stock at a range of $0.35 - $0.65 per share in lieu of $294,579 of accrued and unpaid obligations to our officers.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Payment of Consultant Fees and Accrued Interest

During 2015 we issued 631,643 shares of our common stock at a range of $0.35 - $0.36 per share in lieu of $360,364 of accrued and unpaid obligations to consultants.

During 2014, we issued 590,476 shares of our common stock at a range of $0.25 - $0.80 per share in lieu of $331,794 of accrued and unpaid obligations to consultants.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Provision for Income Taxes

Given our historical losses from operations, income taxes have been limited to the minimum franchise tax assessed by the State of California.

At December 31, 2015, we had federal and California tax net operating loss carry-forwards of approximately $43 million. Due to changes in our ownership through various common stock issuances during 2002 and 2007, the utilization of net operating loss carry-forwards may be subject to annual limitations and discounts under provisions of the Internal Revenue Code. We have not conducted an analysis to determine the extent of any limitation. Such limitations could result in the permanent loss of a significant portion of the net operating loss carry-forwards. Realization of our deferred tax assets, which relate to operating loss carry-forwards and timing differences, is dependent on future earnings. The timing and amount of future earnings are uncertain and therefore we have established a 100% valuation allowance.

At December 31, 2015, our U.S. Federal and California State income tax returns related to the years 2011-2015 remain open to examination by tax authorities. However, given our history of net operating losses, as discussed above, the statute of limitations could remain open to examine years prior to 2007 for the year(s) in which net operating losses were originally incurred if/when we reach profitability and begin to utilize our net operating losses to offset taxable income.

Note 12. Noncontrolling Interest

In May 2012, we formed a subsidiary for the purpose of marketing and selling medical products containing our technology, Clyra Medical Technology, Inc. (“Clyra”). Until December 17, 2012, this subsidiary was wholly-owned, with 7,500 shares issued to BioLargo, Inc. On December 17, 2012, Clyra issued 1,500 shares of Clyra common stock to a three-member management team, one-third of which vested immediately, and the remaining over time. The shares granted to the three executives are restricted from transfer until a sale of the company, whether by means of a sale of its stock or substantially all of its assets, or otherwise by agreement of Clyra, BioLargo and the executives.

On December 30, 2015, Clyra sold 9,830 shares of its Series A Preferred Stock (“Preferred Shares”) to Sanatio Capital, LLC (“Sanatio”) for $750,000. This sale was made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and Regulation D promulgated thereunder as not involving a public offering of securities. As a result of the sale, Sanatio owns 40% of Clyra’s issued and outstanding shares, BioLargo owns 54%, and the remainder is owned by management.

As set forth in Clyra’s Amended and Restated Articles of Incorporation, Preferred Shares accrue an annual dividend of 8% for a period of five years. Although the dividends begin to accrue immediately, Clyra has no obligation to declare a dividend until a product of the company has received a premarket approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States (either, “FDA Approval”). After FDA Approval, annually on December 20, and unless prohibited by California law governing distributions to shareholders, Clyra is required to declare and pay any accruing dividends to holders of Preferred Shares then accrued but unpaid.

Holders of Preferred Shares are entitled to preferential payments in the event of a liquidation, dissolution or winding up of the company, in an amount equal to any accrued and unpaid dividends. After such preference, any remaining assets are distributed pro-rata between holders of Clyra common stock and Preferred Shares as if the Preferred Shares had converted to Clyra common stock. Holders of Preferred Shares may convert the shares to Clyra common stock initially on a one-to-one basis. The conversion formula is subject to change in the event Clyra sells stock at a lower price than the price paid by Sanatio.

In addition to the foregoing, Clyra entered into a consulting agreement with Beach House Consulting, LLC, through which Jack B. Strommen will be providing consulting services to the company. Mr. Strommen is a founder and leader of PD Instore (www.pdinstore.com), works with some of the world’s leading retailers, and has overseen many national ground-breaking marketing rollouts and initiatives. Mr. Strommen will be assisting the company in its sales and marketing activities once it has FDA Approval on a product, at which point the agreement provides that Mr. Strommen is to receive $23,437.50 per month for a period of four years.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015, Clyra generated no revenues and Clyra’s operations resulted in a net loss of $115,859 on a consolidated basis.

Note 13. Subsequent Events

Management has evaluated subsequent events through the date of the filing of this Annual Report and management noted the following for disclosure.

2015 Unit Offering

During the three-month period ending March 31, 2016, we received $195,000 and issued unsecured convertible promissory notes to five investors pursuant to our 2015 Unit Offering (see Note 5). The notes mature June 1, 2018, accrue interest at a rate of 12% per annum, and are convertible at the Unit price of $0.35. Each investor, for no additional consideration, received a Series A stock purchase warrant. (See Note 7.)

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities being registered.

SEC Registration	$1,760
Legal Fees and Expenses*	$65,000
Accounting Fees*	$15,000
Miscellaneous*	$3,000
Total	$84,760

* Estimated.

Item 14. Indemnification of Directors and Officers.

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Item 15. Recent Sales of Unregistered Securities

On December 27, 2016, we conducted a private offering which offered the sale of $600,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. The promissory notes issued to investors were convertible at $0.57 cents per share, mature December 31, 2019, and bear interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election.

When paid in shares, the number of shares to be issued shall be calculated by dividing the principal amount invested by the $0.57 conversion price. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the Shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price. In addition to the convertible promissory note, each investor received a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by $0.57 (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of his original convertible note). The exercise price of the warrant is $0.70 per share of common stock and expire on December 31, 2021.

The Company may “call” the warrants, requiring the investor to exercise their warrants within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price. The shares underlying the warrants contain “piggy back” registration rights for any registrations subsequent to this Form S-1. The offering terminated on January 13, 2017. We received $292,000 in investments from six accredited investors, and issued warrants to purchase 512,281 shares of our common stock.

Item 16. Exhibits.

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation filed March 16, 2007 (1)
3.2	Certificate of Designations creating Series A Preferred Stock (2)
3.3	Bylaws, as amended and restated (3)
4.1	BioLargo, Inc. 2007 Equity Incentive Plan (4)
4.2	Amendment No. 1 to BioLargo 2007 Equity Incentive Plan (5)
4.3	Form of Warrant issued in the Winter 2012 Offering (6)
4.4	Non-Qualified Stock Option agreement dated April 9, 2012 between the Company and its Chief Financial Officer Charles K. Dargan II. (7)

4.5	Form of Warrant issued in Summer 2012 Offering (8)
4.6	Form of Clyra Warrant issued in Clyra Winter 2012 Offering (22)
4.7	Form of BioLargo Warrant issued in Clyra Winter 2012 Offering (22)
4.8	Amendment to Szolomayer stock purchase option (9)
4.9	Form of Warrant issued in Summer 2013 Offering (22)
4.10	Form of Warrant issued in Winter 2013 Offering (22)
4.11	Non-Qualified Stock Option agreement dated July 17, 2013 between the Company and its Chief Financial Officer Charles K. Dargan II. (10)
4.12	Form of Options issued (outside of Equity Incentive Plan) (22)
4.13	Line of Credit (22)
4.14	Form of Warrants issued to other investors (22)
4.15	Form of Clyra Warrant issued in Clyra Spring 2014 Offering (22)
4.16	Form of BioLargo Warrant issued in Clyra Spring 2014 Offering (22)
4.17	Option issued to Charles K. Dargan dated June 23, 2014 (11)
4.18	Form of Warrant issued in Summer 2014 Offering (12)
4.19	Form of Note issued in December 2014/January 2015 (22)
4.20	Form of Warrant issued to December 2014/January 2015 noteholders (22)
4.21	Form of Convertible Promissory Note issued in 2015 Unit Offering (22)
4.22	Form of Series A Stock Purchase Warrant issued in 2015 Unit Offering (22)
4.23	Amended and Restated Articles of Incorporation of Clyra Medical Technologies, Inc. (23)
4.24	BioLargo, Inc. Investors’ Rights Agreement dated December 30, 2015, as a shareholder of Clyra Medical Technologies, Inc. (23)
4.25	Option to purchase common stock issued to Charles K. Dargan dated September29, 2015. (24)
4.26	Line of Credit issued June 2016 (26)
4.27	Stock purchase warrant issued with Line of Credit in June 2016 (26)
4.28	Form of Note issued to One Year Note holder in December 2016 (26)
4.29	Form of Warrant issued to One Year Note holder in December 2016 (26)
4.30	Form of Note Issued in Winter 2016 Unit Offering*
4.31	Form of Warrant Issued in Winter 2016 Unit Offering*
4.32	Form of Note issued to One Year Note holder in December 2016*
4.33	Form of Warrant issued to One Year Note holder in December 2016*
5.1	Opinion of Wilson & Oskam, LLP.*
10.1†	Employment Agreement dated as of April 30, 2007 between the Company and Dennis P. Calvert (1)
10.2†	Employment Agreement dated as of April 30, 2007 between the Company and Kenneth R. Code (1)
10.3†	Amendment to the April 30, 2007 Employment Agreement between the Company and Dennis P. Calvert (9)
10.4†	Amendment to the April 30, 2007 Employment Agreement between the Company and Kenneth R. Code (9)
10.5†	Employment Agreement dated as of January 1, 2008 between BioLargo, Inc. and Joseph L. Provenzano (13)
10.6	Consulting Agreement dated as of January 1, 2008 between BioLargo, Inc. and Robert C. Szolomayer (13)
10.7†	Engagement Agreement dated February 1, 2008 between BioLargo, Inc. and Charles K. Dargan, II (14)
10.8†	Engagement Extension Agreement dated as of February 1, 2010 between BioLargo, Inc. and Charles K. Dargan, II. (15)
10.9†	Engagement Extension Agreement dated as of February 1, 2011 between BioLargo, Inc. and Charles K. Dargan, II. (16)
10.10†	Engagement extension agreement with Charles K. Dargan dated July 17, 2013 (10)
10.11	Agreement between BioLargo, Inc., and its subsidiaries, and Central Garden & Pet Company (17)
10.12	Consulting Agreement dated as of August 12, 2011 between BioLargo, Inc., and Steven V. Harrison (18)
10.13	Joint Venture Agreement with Peter Holdings Ltd. (22)
10.14	Commercial Lease Agreement for 3500 Garry Avenue (19)
10.15†	Engagement extension agreement with Charles K. Dargan dated June 23, 2014 (20)
10.16	License Agreement with Insultech Manufacturing LLC dba Clarion Water (21)
10.17	License Agreement between BioLargo, Inc., and Clyra Medical Technologies, Inc., dated December 17, 2012 (23)
10.18	Amendment to License Agreement between BioLargo, Inc., and Clyra Medical Technologies, Inc., dated December 30, 2015 (23)
10.19†	Engagement Extension Agreement dated as of September 29, 2015 between BioLargo, Inc. and CFO 911 Corporation. (24)
10.20	Commercial Lease Agreement for 14921 Chestnut St., Westminster, CA 92683 (25)
21.1	List of Subsidiaries of the Registrant.*
23.1	Consent of Haskell & White LLP.*
23.2	Consent of Wilson & Oskam, LLP (included in Exhibit 5.1 herein).*
24.1	Power of Attorney (included on signature page).*

101.INS** XBRL Instance

101.SCH** XBRL Taxonomy Extension Schema

101.CAL** XBRL Taxonomy Extension Calculation

101.DEF** XBRL Taxonomy Extension Definition

101.LAB** XBRL Taxonomy Extension Labels

101.PRE** XBRL Taxonomy Extension Presentation

* Filed herewith.

**

XBRL information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

*	Filed herewith.
†	Management contract or compensatory plan, contract or arrangement

(1)	Incorporated herein by reference from the Form 10-KSB filed by the Company for the year ended December 31, 2007.
(2)	Incorporated herein by reference from the Form 10-KSB filed by the Company for the year ended December 31, 2003.
(3)	Incorporated herein by reference from the 10-KSB filed by the Company for the year ended December 31, 2002.
(4)	Incorporated herein by reference from the Form 10-QSB for the three-month period ended September 30, 2007.
(5)	Incorporated herein by reference from the Def 14C filed by the Company on May 2, 2011.
(6)	Incorporated herein by reference from the Form 10-K filed by the Company for the year ended December 31, 2012
(7)	Incorporated herein by reference from the Form 8-K filed by the Company on April 10, 2012.
(8)	Incorporated herein by reference from the Form 10-Q for the three-month period ended September 30, 2012.
(9)	Incorporated herein by reference from the Form 8-K filed by the Company on December 31, 2012.
(10)	Incorporated herein by reference from the Form 8-K filed by the Company on July 18, 2013.
(11)	Incorporated herein by reference from the Form 8-K filed by the Company on June 25, 2014
(12)	Incorporated herein by reference from the Form 10-Q filed by the Company on August 15, 2014.
(13)	Incorporated herein by reference from the Form 8-K filed by the Company on January 16, 2008.
(14)	Incorporated herein by reference from the Form 8-K filed by the Company on February 4, 2008.
(15)	Incorporated herein by reference from the Form 8-K filed by the Company on February 5, 2010.
(16)	Incorporated herein by reference from the Form 8-K filed by the Company on March 23, 2011
(17)	Incorporated herein by reference from the Form 8-K filed by the Company on March 28, 2011.
(18)	Incorporated herein by reference from the Form 8-K filed by the Company on August 15, 2011.
(19)	Incorporated herein by reference from the Form 8-K filed by the Company on May 2, 2013.
(20)	Incorporated herein by reference from the Form 8-K filed by the Company on June 25, 2014
(21)	Incorporated herein by reference from the Form 10-Q filed by the Company on August 15, 2014.
(22)	Incorporated herein by reference from the Form 10-K filed by the Company for the year ended December 31, 2015.
(23)	Incorporated herein by reference from the Form 8-K filed by the Company on January 6, 2016.
(24)	Incorporated herein by reference from the Form 8-K filed by the Company on October 2, 2015.
(25)	Incorporated herein by reference from the Form 8-K filed by the Company on August 24, 2016.
(26)	Incorporated herein by reference from the Form 10-Q filed by the Company on November 14, 2016.

Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Westminster, State of California, on January 25, 2017.

BioLargo, Inc.

By: /s/ Dennis P. Calvert
Dennis P. Calvert
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

            The undersigned officers and directors of the company hereby constitute and appoint Dennis P. Calvert and Charles K. Dargan II, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis P. Calvert	Chief Executive Officer, President, Chairman, Director	January 25, 2017
Dennis P. Calvert

/s/ Charles K. Dargan II	Chief Financial Officer (principal financial officer and principal	January 25, 2017
Charles K. Dargan II	accounting officer)

/s/ Kenneth R. Code	Chief Science Officer, Director	January 25, 2017
Kenneth R. Code

/s/ Joseph L. Provenzano	Executive Vice President, Corporate Secretary, Director	January 25, 2017
Joseph L. Provenzano

/s/ Gary A. Cox	Director	January 25, 2017
Gary A. Cox

/s/ Dennis E. Marshall	Director	January 25, 2017
Dennis E. Marshall

/s/ Kent C. Roberts II	Director	January 25, 2017
Kent C. Roberts II

/s/ John S. Runyan	Director	January 25, 2017
John S. Runyan